Exhibit 2.1

TRANSACTION AGREEMENT
BY AND AMONG
SENTINEL PROPERTIES – DURHAM, LLC,
RUSSO-SOMERSET, LLC,
SENTINEL PROPERTIES – FRANKLIN, LLC,
SENTINEL NC-1, LLC,
800 COTTONTAIL, LLC
AND
CYRUSONE LP
DATED AS OF FEBRUARY 4, 2017

The Transaction Agreement is being filed as an exhibit to this report in order to provide investors with information regarding its terms. It is not intended to provide any other financial or factual information about CyrusOne or the other others parties to the Transaction Agreement. The representations, warranties and covenants contained in the Transaction Agreement were made only for purposes of that agreement and as of specific dates, are solely for the benefit of the parties to the Transaction Agreement, may be subject to limitations agreed upon by the parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Transaction Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the parties that differ from those applicable to investors. Investors should not rely on the representations, warranties or covenants or any description thereof as characterizations of the actual state of facts or condition of CyrusOne or other parties. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Transaction Agreement, which subsequent information may or may not be fully reflected in public disclosures by CyrusOne.

TABLE OF CONTENTS
Page
ARTICLE I

DEFINITIONS
Section 1.1Definitions    2
ARTICLE II

PURCHASE AND SALE; TRANSFER
Section 2.1Purchase and Sale; Transfer; Cash Purchase Price    16
Section 2.2Closing    17
Section 2.3Closing Deliverables    17
Section 2.4Prorations    17
Section 2.5Proceedings    24
Section 2.6Closing Deliverables    24
Section 2.7Escrow Deposit    25
Section 2.8Withholding    26
ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SELLERS
Section 3.1Organization and Authority of Seller    27
Section 3.2SNC Interests; Cottontail Interests    27
Section 3.3No Conflict    27
Section 3.4Consents and Approvals    27
Section 3.5Litigation    28
Section 3.6Brokers    28
Section 3.7Disclaimer    28
ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANIES
Section 4.1Organization, Authority and Qualification of the Companies    29
Section 4.2Capital Structure    29
Section 4.3No Conflict    30
Section 4.4Consents and Approvals    30
Section 4.5Employment Matters    30
Section 4.6Taxes    32
Section 4.7Compliance With Laws; Permits; Certifications    33

i

Section 4.8Litigation    34
Section 4.9Material Agreements    34
Section 4.10Existing Debt; Indebtedness; Selling Expenses    35
Section 4.11Environmental Matters    35
Section 4.12Real Property    36
Section 4.13Brokers    38
Section 4.14Affiliate Transactions    38
Section 4.15Insurance    39
Section 4.16Financial Statements    39
Section 4.17Undisclosed Liabilities    40
Section 4.18Tangible Personal Property; Assets    40
Section 4.19Warranties    40
Section 4.20Certain Business Practices    40
Section 4.21Absence of Certain Changes    41
Section 4.22Relationships    43
Section 4.23Privacy    43
Section 4.24Business Continuity    43
Section 4.25Intellectual Property    43
Section 4.26Disclaimer    44
ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER
Section 5.1Organization and Authority of the Buyer    45
Section 5.2No Conflict    45
Section 5.3Consents and Approvals    45
Section 5.4Available Funds    46
Section 5.5Securities Laws Matters    46
Section 5.6Litigation    46
Section 5.7Regulatory Status    46
Section 5.8Brokers    46
Section 5.9Solvency    46
Section 5.10Non-Reliance of the Buyer    46
ARTICLE VI

COVENANTS
Section 6.1Access to Books and Records    47
Section 6.2Public Announcements    48
Section 6.3Confidentiality    48
Section 6.4Affiliate Guaranties    49
Section 6.5Intercompany Agreements    50
Section 6.6Employment Matters    50

Section 6.7Conduct of the Business of the Companies    51
Section 6.8Control of the Companies’ Business    51
Section 6.9Further Assurances    51
Section 6.10Exclusive Dealing    51
Section 6.11No Indebtedness    52
Section 6.12Efforts to Cause the Closing to Occur    52
Section 6.13Review of the Companies    52
Section 6.14Update of Disclosure Schedules; Knowledge of Breach    53
Section 6.15PCAOB Audit    53
Section 6.16Resignations    53
Section 6.17Seller Marks    53
Section 6.18Title Insurance; Condemnation; Casualty    54
Section 6.19Tenant Estoppels    55
ARTICLE VII

CONDITIONS TO CLOSING
Section 7.1Conditions to Obligations of the Buyer at the Closing    55
Section 7.2Conditions to Obligations of the Sellers at the Closing    57
ARTICLE VIII

CERTAIN TAX MATTERS
Section 8.1Treatment of Transaction    58
Section 8.2Transaction Consideration; Allocation    58
Section 8.3Transfer Taxes    59
Section 8.4Tax Returns    59
Section 8.5Tax Proceedings    61
Section 8.6Cash Purchase Price Adjustment    62
ARTICLE IX

GENERAL PROVISIONS
Section 9.1Fees and Expenses    62
Section 9.2Notices    62
Section 9.3Interpretation    64
Section 9.4Entire Agreement; Third-Party Beneficiaries    65
Section 9.5Governing Law    65
Section 9.6Assignment    65
Section 9.7Enforcement    65
Section 9.8Severability; Amendment and Waiver    66
Section 9.9Specific Performance    66
Section 9.10No Recordation    67

Section 9.11Time is of the Essence    67
Section 9.12Counterparts    67
Section 9.13Waiver of Jury Trial    67
Section 9.14Representation    67
Section 9.15Releases    68
Section 9.16Sellers’ Representative    69
ARTICLE X

INDEMNIFICATION
Section 10.1Survival    70
Section 10.2Indemnification by Sellers    71
Section 10.3Time Limitations    72
Section 10.4Limitations on Indemnification of the Purchaser Indemnified Parties    72
Section 10.5Subrogation and Rights    73
Section 10.6Indemnification by Buyer    73
Section 10.7Indemnification Procedures.    74
Section 10.8Other Indemnification Provisions    76
Section 10.9Escrow; Representation and Warranty Policy    77
ARTICLE XI

TERMINATION
Section 11.1Termination    78
Section 11.2Effect of Termination    79

EXHIBITS

Schedule I    Pro Rata Portions

Exhibit A-1    North Carolina Property
Exhibit A-2    New Jersey Property
Exhibit B    Form of Seller Guarantee
Exhibit C    Form of Amended and Restated Services Agreement
Exhibit D    Form of Assignment and Assumption Agreement
Exhibit E    Form of Acceptable Tenant Estoppel
Exhibit F    Form of Restrictive Covenants Agreement
Exhibit G    Form of Escrow Agreement

The exhibits listed above have been omitted pursuant to Item 601(b)(2) of Regulation S-K. A copy of any omitted exhibit will be furnished supplementally to the Securities and Exchange Commission upon request; provided, however that CyrusOne may request confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended, for any exhibits so furnished.

TRANSACTION AGREEMENT
This TRANSACTION AGREEMENT, dated as of February 4, 2017 (this “Agreement”), is made by and among Sentinel Properties – Durham, LLC, a Delaware limited liability company (the “NC Seller”), Russo-Somerset, LLC, a New Jersey limited liability company (“RS”), Sentinel Properties – Franklin, LLC, a Delaware limited liability company (“SPF” and, together with RS, the “NJ Sellers” and, together with the NC Seller, the “Sellers”), Sentinel NC-1, LLC, a Delaware limited liability company (“SNC”), 800 Cottontail, LLC, a Delaware limited liability company (“800 Cottontail” and, together with SNC, the “Companies”), and CyrusOne LP, a Maryland limited partnership (the “Buyer”).
RECITALS
WHEREAS, the NC Seller owns 100% of the outstanding membership interests of SNC (the “SNC Interests”);
WHEREAS, the NJ Sellers collectively own 100% of the outstanding Common Units (as defined in the Second Amended and Restated Operating Agreement of 800 Cottontail, dated as of January 5, 2011 (the “800 Cottontail Operating Agreement”)) of 800 Cottontail (the “Cottontail Interests”);
WHEREAS, SNC owns that certain property located in North Carolina and as more fully described on Exhibit A-1 hereto (the “North Carolina Property”);
WHEREAS, 800 Cottontail owns that certain property located in New Jersey and as more fully described on Exhibit A-2 hereto (the “New Jersey Property” and, together with the North Carolina Property, the “Real Property”);
WHEREAS, on the terms set forth herein, each Seller desires to sell to the Buyer, and the Buyer desires to purchase from such Seller, all of such Seller’s SNC Interests or Cottontail Interests, as applicable (collectively, the “Sold Interests”);
WHEREAS, in order to induce the Buyer to enter into this Agreement, the Sellers desire to cause Todd M. Aaron, Joshua Rabina, Kelso Investment Associates VIII, L.P., KEP VI, LLC and Edward Russo (collectively, the “Seller Guarantors”) to each execute and deliver to the Buyer a limited guarantee, in each case in the form attached hereto with respect to such Seller as Exhibit B (collectively, the “Seller Guarantees”).
NOW THEREFORE, in consideration of the mutual covenants, conditions and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
Article I

DEFINITIONS
Section 1.1    Definitions. For purposes of this Agreement, the following terms shall have the respective meanings set forth below:
“800 Cottontail” has the meaning set forth in the Preamble.
“800 Cottontail Operating Agreement” has the meaning set forth in the Recitals.
“Acceptable Tenant Estoppel” means an estoppel (i) which is dated not earlier than the date hereof and (ii) which is (A) substantially in the form of Exhibit E hereto, or if a Tenant declines to execute such form, is either: (B) in substantially such form as a Tenant is required to deliver under its Lease, (C) with respect to any Lease that does not attach a form of tenant estoppel certificate, an estoppel certificate which substantially incorporates the matters that the applicable Tenant is required to certify to in the estoppel provision contained in such Lease, without giving effect to clauses in such Lease that state a Tenant is required to certify to “other matters reasonably requested by landlord” or words of similar effect (in each case under clauses (A), (B) and (C) subject to non-material modifications thereof to conform the same to the relevant Lease) or (D) otherwise in a commercially reasonable form of tenant estoppel; provided, in all instances for an estoppel delivered under clauses (A) – (D) above to be an “Acceptable Tenant Estoppel,” such Tenant estoppel shall (1) state the applicable Lease is in full force and effect, list the agreements comprising the Lease and the amount of the current Fixed Rent, and the date through which the Tenant has paid Fixed Rent, (2) not disclose matters materially inconsistent with the representations and warranties of Sellers contained in Section 4.12(b) of the Sellers’ Disclosure Schedule (other than matters prorated for at Closing, such as outstanding tenant allowances and the cost of outstanding tenant work), and (3) state that neither the Tenant nor, to the Tenant’s knowledge, such Company, is in default under the terms of the applicable Lease, and not assert a material claim against Sellers or such Company (which is not otherwise prorated at Closing, such as outstanding tenant allowances and the cost of outstanding tenant work).
“Accounting Referee” means BDO USA, LLP or, if such firm declines the representation, a nationally recognized accounting firm mutually agreed on by the Sellers’ Representative and the Buyer.
“Action” means any claim, action, suit, litigation or arbitration by or before any Governmental Entity or arbitral body.
“Additional Rents” has the meaning set forth in Section 2.4(f).
“Additional Tenant Work” has the meaning set forth in Section 2.4(h).
“Additional Tenants” means, collectively, Duke University Health System, Inc., Time Warner Enterprise Infrastructure Services, LLC, D.E. Shaw Research, LLC and Insurance Services Office, Inc. (Verisk).
“Affiliate” means, with respect to any specified Person, any other Person that, at the time of determination, directly or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first person.
“Affiliate Guaranties” has the meaning set forth in Section 6.4.
“Agreement” has the meaning set forth in the Preamble.
“AICPA” means the American Institute of Certified Public Accountants.
“Allocation” has the meaning set forth in Section 8.2(a).
“Amended and Restated Services Agreement” means a Transition Services Agreement in the form attached hereto as Exhibit C.
“Ancillary Agreements” means this Agreement, the Escrow Agreement, the Amended and Restated Services Agreement, the Seller Guarantees, the Restrictive Covenants Agreements and the other documents, instruments and agreements to be entered into pursuant hereto and thereto.
“Assumed Vendor Deposit Obligations” means (a) to the extent undrawn, that certain Irrevocable Standby Letter of Credit No. SB1738600001 (as amended by that certain Amendment No. 1, dated July 22, 2016) issued by the Existing Lender for the benefit of Duke Energy Corporation and the related obligations for reimbursement thereof under, to the extent undrawn, that certain Letter of Credit Agreement, dated July 24, 2014, by and between Existing Lender and SNC, (b) Performance Surety Bond No. 2157676 issued by 800 Cottontail as principal, and North American Specialty Insurance Company, as surety (c) Performance Surety Bond No. 502588 issued by 800 Cottontail as principal, and International Fidelity Insurance Company, as surety, and (d) the deposit of $350,000 with Tishman Construction Corporation of New Jersey pursuant to the Construction Management Agreement dated October 30, 2009 with Tishman Construction Corporation of New Jersey, which is included in Section 4.9(a) of the Sellers’ Disclosure Schedule.
“Balance Sheet” means the balance sheet of 800 Cottontail or the balance sheet of SNC, as applicable, as of the Balance Sheet Date, and included in the Financial Statements.
“Balance Sheet Date” means September 30, 2016.
“Brokerage Agreements” has the meaning set forth in Section 4.12(b)(iii).
“Business Continuity Plan” has the meaning set forth in Section 4.23.
“Business Day” means any day other than a Saturday, Sunday or other day on which banking institutions in the City of New York, New York are required or authorized by Law or executive order to be closed.
“Buyer” has the meaning set forth in the Preamble.
“Buyer Confidentiality Agreement” has the meaning set forth in Section 6.3(a).
“Buyer Material Adverse Effect” means any material impairment or material delay of the ability of Buyer to perform its obligations under this Agreement or to consummate the transactions contemplated hereby.
“Buyer Releasor” has the meaning set forth in Section 9.15(a).
“Buyer Transfer Taxes” has the meaning set forth in Section 8.3.
“Cap” has the meaning set forth in Section 10.4(c).
“Capital Expenditures” means expenditures made by the Companies to purchase, construct or otherwise acquire fixed assets, plant and equipment that have been or should be, in accordance with GAAP, capitalized on the applicable Balance Sheet, other than Construction Work, so-called “remote hands” work performed by the Companies for Tenants and project work performed by the Companies that would be paid for by Tenants.
“Capital Lease Obligations” means with respect to any Person, for any applicable period, the obligations of such Person that are permitted or required to be classified and accounted for as capital obligations under GAAP, and the amount of such obligations at any date will be the capitalized amount of such obligations at such date determined in accordance with GAAP.
“Capital Stock” means capital stock of, limited liability company membership interests of, or partnership interests in, or other type of equity interest in a Person.
“Cash Purchase Price” has the meaning set forth in Section 2.1(b).
“CBA Employees” has the meaning set forth in Section 6.6(a).
“CBRE” means CBRE, Inc.
“Certifications” means all accreditations, licenses and certifications given, granted or awarded to any Person by a Governmental Entity, in connection with such Person’s business.
“Closing” has the meaning set forth in Section 2.2.
“Closing Date” has the meaning set forth in Section 2.2.
“Closing Indebtedness Payments” has the meaning set forth in Section 2.3(b).
“Closing Payments” has the meaning set forth in Section 2.3.
“Closing Statement” has the meaning set forth in Section 2.4(q).
“Code” has the meaning set forth in the Recitals.
“Collective Bargaining Agreement” has the meaning set forth in Section 4.5(b).
“Companies” has the meaning set forth in the Preamble.
“Company Benefit Plan” has the meaning set forth in Section 4.5(d).
“Company Material Adverse Effect” means any event, occurrence, fact, condition or change that is materially adverse to the business, assets, liabilities, financial condition or results of operations of the Companies, taken as a whole, but shall exclude any adverse effect resulting from, arising out of or relating to any of the following (either alone or in combination): (i) the United States or global economy generally or capital or financial markets, including changes in interest or exchange rates or credit ratings; (ii) political, economic, regulatory or social conditions generally in, or affecting, the United States or any of the geographical areas in which the Companies operate; (iii) any occurrence or condition generally affecting the data center or real estate industries in the United States or any of the geographical areas in which the Companies operate; (iv) any natural disasters, catastrophe events or casualty events, hostility, sabotage, military action or civil disturbance, acts of war (whether or not declared), armed conflict, cyber attack, or similar calamity or terrorism or any escalation or worsening of any of the same; (v) any change in accounting regulations or accounting principles or applicable Law (including adoption of new regulations with respect to existing Laws or changes in interpretation of existing Laws, including the impact and effects thereof from time to time) or the enforcement, interpretation or implementation of any of the foregoing; (vi) the negotiation, execution, delivery and performance of this Agreement, the consummation of the transactions contemplated by this Agreement or the announcement of this Agreement or such transactions, including, to the extent resulting therefrom, the loss of, or other impact on the relationship with, any employees of SCO, Tenants or prospective Tenants, suppliers or prospective suppliers or other business partners or prospective business partners following the announcement of this Agreement or the transactions contemplated hereby or any Action, protest or dispute arising therefrom or relating thereto; (vii) any occurrence or condition arising out of the identity of or facts relating to the Buyer or its Affiliates; (viii) actions permitted to be taken or not taken pursuant to this Agreement or taken with the Buyer’s consent or not taken because the Buyer did not give its consent; (ix) the effect of any action taken by the Buyer or its Affiliates with respect to the transactions contemplated by this Agreement (including any communication or disclosure regarding the Buyer’s plans or intentions with respect to the conduct of the business of the Companies as well as any other action by the Buyer); (x) any failure of any counterparty to a Lease to timely make any payments thereunder; (xi) any failure of the Companies to achieve any projections, forecasts, estimates, plans, predictions, performance metrics or operating statistics (provided that facts and circumstances giving rise to such failure that are not otherwise set forth in clauses (i) through (xi) of this definition may be taken into account in determining whether a Company Material Adverse Effect has occurred); or (xii) any disruption of or interruption in the conduct of any business or operations of the Companies or any of their tenants related to the Construction Work.
“Contest Parties” has the meaning set forth in Section 8.5(a).
“Construction Work” has the meaning set forth in Section 2.4(i).
“Contract” means any written contract, agreement, instrument or other legally binding obligation to which any of the Companies is a party.
“Control” or “Controlled” means, as to any Person, the possession, directly or indirectly of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.
“Cottontail Interests” has the meaning set forth in the Recitals.
“Damages” means any and all losses, claims, damages, costs, fines, judgments, awards, penalties, interest, obligations, payments, settlements, suits, demands, expenses and liabilities of every type and nature, together with all reasonable costs and expenses (including reasonable attorneys’ fees and out-of-pocket expenses) actually incurred in connection with any of the foregoing and including the reasonable cost of the investigation, preparation or defense of any Action in connection therewith, and the assertion of any claims under this Agreement.
“Data Activities” has the meaning set forth in Section 4.23.
“Data Room” means the electronic “data room” hosted by Merrill Corporation, and prepared by the Companies, the Sellers and their respective advisors in connection with the transaction contemplated by this Agreement.
“Deductible” has the meaning set forth in Section 10.4(a).
“De Minimis” has the meaning set forth in Section 10.4(a).
“Direct Claim” has the meaning set forth in Section 10.7(b).
“Employee Benefit Plan” has the meaning set forth in Section 4.5(d).
“Employer” has the meaning set forth in Section 6.6(a).
“Environmental Laws” means all Laws relating to pollution, the preservation or protection of natural resources and the environment and human health and safety in respect of Hazardous Substances, including Laws governing the remediation, generation, production, installation, use, storage, treatment, transportation, release, exposure to, or disposal of Hazardous Substances, including the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. §§ 9601 et seq.), as amended (“CERCLA”), and the New Jersey Industrial Site Recovery Act (N.J.S.A. 13:1K-6 et seq.), as amended.
“Environmental Permits” has the meaning set forth in Section 4.11(b).
“Environmental Special Indemnity Deductible” has the meaning set forth in Section 10.4(b).
“Escrow Account” means the escrow account established pursuant to the terms of the Escrow Agreement.
“Escrow Agent” has the meaning set forth in Section 2.7.
“Escrow Agreement” has the meaning set forth in Section 2.7.
“Escrow Period” has the meaning set forth in Section 10.9(a).
“Escrow Release Date” means April 30, 2018.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
“Existing Debt” means the aggregate amount of the outstanding principal, and all accrued and unpaid interest, premiums and prepayment fees applicable with respect thereto, as of the Closing under (i) that certain Amended and Restated Loan and Security Agreement, dated as of December 24, 2014, by and between Existing Lender, as lender and agent, the lenders party thereto and 800 Cottontail, as amended by that certain Amendment No. 1 to Amended and Restated Loan and Security Agreement, dated as of October 16, 2015 and (ii) that certain Third Amended and Restated Loan and Security Agreement, dated as of April 27, 2016, by and between SNC, Existing Lender, as lender and agent, and the lenders party thereto.
“Existing Lender” means Manufacturers and Traders Trust Company, as agent, and the lenders under the Existing Debt.
“Financial Statements” means (a) the audited Balance Sheets of 800 Cottontail as of December 31, 2014 and December 31, 2015, together with the related audited statements of income and cash flow for the years then ended, and the unaudited Balance Sheet, together with the related unaudited statements of profit & loss for the nine month period ending on the Balance Sheet Date, and (b) the audited Balance Sheets of SNC as of December 31, 2014 and December 31, 2015, together with the related audited statements of income and cash flow for the years then ended, and the unaudited Balance Sheet, together with the related unaudited statements of profit & loss for the nine month period ending on the Balance Sheet Date, all of which are attached as Section 4.16 of the Sellers’ Disclosure Schedule.
“Fixed Rent” has the meaning set forth in Section 2.4(e).
“Fundamental Reps” means the representations and warranties contained in Section 3.1 (Organization and Authority of Sellers) (other than the second sentence), Section 3.2 (SNC Interests; Cottontail Interests), Section 4.1 (Organization, Authority and Qualification of the Companies) (other than the second sentence), Section 4.2 (Capital Structure), Section 4.6(d) (Partnership Tax Status) and Section 5.1 (Organization and Authority of the Buyer) (other than the second sentence).
“GAAP” has the meaning set forth in Section 4.16.
“Governmental Approval” has the meaning set forth in Section 3.4.
“Governmental Entity” means any domestic or foreign governmental, legislative, judicial, administrative or regulatory authority, agency, commission, body, court or entity, including, without limitation, any bank regulatory, supervisory or self-regulatory authority.
“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Entity.
“Hazardous Substances” means substances, wastes, radiation or other materials that are hazardous, toxic, infectious, explosive, carcinogenic, ignitable, corrosive, reactive or otherwise deleterious to living things or the environment or that are or become identified, defined, designated, listed, restricted or otherwise regulated under Environmental Laws, because of their hazardous, dangerous, or deleterious nature, including “hazardous substances” under CERCLA and petroleum or petroleum products (including, crude oil or any fraction thereof).
“Indebtedness” means with respect to any Person, without duplication, (a) all obligations of such Person for borrowed money, whether short-term or long-term, and whether secured or unsecured, or with respect to deposits or advances of any kind (other than deposits and advances of any Person relating to the purchase of products or services of the Companies and their Subsidiaries in the Ordinary Course), (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid (other than trade payables incurred in the Ordinary Course), (d) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (e) all obligations of such Person issued or assumed as the deferred purchase price of property or services (other than current trade payables incurred in the Ordinary Course), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (g) all guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all net payments that such Person would have to make in the event of an early termination, on the date Indebtedness of such Person is being determined, in respect of outstanding interest rate protection agreements, foreign currency exchange arrangements or other interest or exchange rate hedging arrangements, (j) all obligations including reimbursement obligations of such Person in respect of letters of credit, fidelity bonds, surety bonds, performance bonds and bankers’ acceptances, (k) obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any capital stock of such Person or any warrants, rights or options to acquire such capital stock, (l) renewals, extensions, refundings, deferrals, restructurings, amendments and modifications of any such Indebtedness or guarantee and (m) any other obligation that in accordance with GAAP is required to be reflected as debt on the balance sheet of such Person (other than trade payables and current accruals incurred in the Ordinary Course). The Indebtedness of any Person will include the Indebtedness of any partnership in which such Person is a general partner, other than to the extent that the instrument or agreement evidencing such Indebtedness expressly limits the liability of such Person in respect thereof. Notwithstanding the foregoing, with respect to each Company, the term “Indebtedness” shall exclude (i) the Assumed Vendor Deposit Obligations, and (ii) any obligations pro-rated in accordance with Section 2.4.
“Indemnified Party” has the meaning set forth in Section 10.7(a).
“Indemnifying Party” has the meaning set forth in Section 10.7(a).
“Indemnity Escrow Amount” means Seven Million Three Hundred Fifty Thousand dollars ($7,350,000).
“Intellectual Property Rights” means copyrights and copyrightable works; patents, patent applications, continuations, continuations-in-part, extensions, divisions, reissues, patent disclosures, industrial designs; trademarks, service marks, trade names, corporate names, logos, social media identifiers and domain names; any registrations or applications to register any the foregoing; rights in software, whether in source or object code; trade secrets and rights in know-how, methods, processes, formulae, technology, algorithms, customer lists, supplier lists, mailing lists, business plans and other proprietary information, all of which derive value, monetary or otherwise, from being maintained in confidence.
“Intercompany Agreements” means any agreements or arrangements between any Seller or its Affiliates, on the one hand, and any Company on the other hand (but excluding (a) agreements solely between the Companies, (b) this Agreement, and (c) any other agreements entered into in connection with this Agreement).
“Kelso Affiliates” has the meaning set forth in Section 6.2.
“Knowledge” means, with respect to any Seller or any Company, the actual knowledge of the individuals listed in Section 1.1(a) of the Sellers’ Disclosure Schedule after due inquiry made to their direct reports set forth in Section 1.1(a) of the Sellers’ Disclosure Schedule.
“Law” means any federal, state, local or foreign law, statute, common law or any rule, regulation, judgment, order, writ, injunction, ruling, decree, license or permit of any Governmental Entity.
“Leases” means all leases, subleases, licenses, colocation agreements, concession agreements, master service agreements, telecom access agreements, occupancy agreements and/or similar agreements covering any space within the Real Property (together with all amendments, modifications, supplements, extensions, assignments and related agreements, if any, thereto entered into prior to the Closing Date).
“Leasing Costs” has the meaning set forth in Section 2.4(h)(i).
“Lien” means any indenture, mortgage, deed of trust, pledge, hypothecation, assignment, pledge, levy, security interest, encumbrance, lien (statutory or other) or charge of any kind, option, easement, encroachment, right of way, right of first refusal, right of first offer, purchase right, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership, and mechanic’s, materialmen’s and other similar liens and encumbrances (whether or not a lien or other encumbrance is created or exists at the time of filing).
“Material Agreement” means any Contract (I) to which either of the Companies is a party or which is set forth in Section 6.7 of the Sellers’ Disclosure Schedule and (II) which (a) calls for the payment by or on behalf of either of the Companies in excess of $100,000 per annum, or the delivery by either of the Companies of goods or services with a fair market value in excess of $100,000 per annum, during the remaining term thereof; (b) provides for either of the Companies or its Subsidiaries to receive any payments in excess of, or any property with a fair market value in excess of, $100,000 during the remaining term thereof; (c) is a Lease; (d) is a service, management, maintenance, repair or construction Contract that is material to the business of the Companies; (e) is a partnership, joint venture, or other similar Contract, or a Contract relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets, or otherwise); (f) relates to Indebtedness (in any case, whether incurred, assumed, guaranteed, or secured by any asset) or any Contract, indenture, or other instrument that contains restrictions with respect to payment of any distribution in respect of the Capital Stock of the Companies or any of their Subsidiaries; (g) limits any of the Companies or any of their Subsidiaries from marketing, selling, or otherwise providing their services in any geographic area, or from competing in any line of business or geographic area or with any Person; (h) is a management service, consulting or any other similar type of Contract which is material to the business of the Companies; (i) contains any warranty, guaranty, or other similar undertaking with respect to a contractual performance extended by the Companies or any of their Subsidiaries other than (x) in the Ordinary Course or (y) warranties, guaranties or similar undertakings with respect to obligations with a fair market value of less than $100,000; (j) provides for any employment, deferred compensation, severance, bonus, retirement, or other similar arrangement or plan; (k) provides for any agency, dealer, sales representative, broker, or distributor to market or sell the Companies’ or any of their Subsidiaries’ services in any respect material to the business of the Companies; (l) is a material license or similar material Contract concerning Intellectual Property Rights, including where the Companies or any of their Subsidiaries (i) is granted or obtains or agrees to obtain any right to use any material Intellectual Property Rights (other than standard form Contracts granting rights to use readily available software or hardware), (ii) is restricted in its right to use or register any material Intellectual Property Rights, or (iii) permits or agrees to permit any other Person to use, enforce, or register any material Company owned Intellectual Property Rights, including any license agreements, coexistence agreements, and covenants not to sue related to such Intellectual Property Rights; (m) is a Contract with any labor organization; (n) is a Contract with a Governmental Entity; (o) is a material Privacy Agreement; or (p) the termination of which, or the failure of which to be renewed, would reasonably be expected to have a Company Material Adverse Effect (excluding, for purposes of this clause (p), any Contract that can be replaced through readily available market alternatives).
“Minimum Estoppel Requirement” has the meaning set forth in Section 7.1(g).
“Monetary Encumbrances” has the meaning set forth in Section 6.18(c).
“Multiemployer Plan” has the meaning set forth in Section 10.2(d).
“NC Seller” has the meaning set forth in the Preamble.
“New Jersey Property” has the meaning set forth in the Recitals.
“NJ Sellers” has the meaning set forth in the Preamble.
“North Carolina Property” has the meaning set forth in the Recitals.
“Notice of Disagreement” has the meaning set forth in Section 2.4(q).
“Open Source Technology” means any software, product or technology that contains, or is derived in any manner from, any software that is distributed as free software or open source software, including software licensed or distributed under any of the following licenses or distribution models: (a) GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL), (b) the Artistic License (e.g., PERL), (c) the Mozilla Public License, (d) the Netscape Public License, (e) the Sun Community Source License (SCSL), (f) the Sun Industry Standards License (SISL), (g) the BSD License, (h) Affero GPL and (i) the Apache License.
“Operating Agreement” means (i) with respect to 800 Cottontail, the 800 Cottontail Operating Agreement and (ii) with respect to SPF, the SPF LLC Agreement.
“Ordinary Course” means with respect to an action taken by any Person, an action that is consistent with the past practices, if any, of such Person in all material respects.
“Outside Date” has the meaning set forth in Section 11.1(d).
“Payoff Letters” has the meaning set forth in Section 2.6(a)(iii).
“Permits” means any licenses, approvals, permits, consents, franchises, orders, certificates, rulings, waivers, authorizations, and variances or other forms of permission, consent or exemption, (in each case, issued by a Governmental Entity).
“Permitted Liens” means the following Liens: (a) Liens for Taxes, assessments or other governmental charges or levies that are not yet due or payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been made in accordance with GAAP or which are being prorated under Section 2.4; (b) statutory Liens of carriers, warehousemen, mechanics, materialmen, repairmen arising in the Ordinary Course by operation of Law with respect to a liability that is not yet due or delinquent or which is being contested in good faith by a Company and for which adequate reserves have been made in accordance with GAAP or which are being prorated under Section 2.4; (c) Liens incurred or deposits made to a Governmental Entity in connection with a governmental authorization, registration, filing, license, permit or approval; (d) Liens incurred in the Ordinary Course in connection with workers’ compensation, unemployment insurance or other types of social security; (e) matters (i) set forth in the title commitments attached to Section 1.1(b) of the Sellers’ Disclosure Schedule, (ii) shown on a Survey, and (iii) other defects of title, easements, rights-of-way, recorded covenants, restrictions and other similar charges or encumbrances, in each case that do not (A) materially interfere with the present uses or occupancy of any Real Property by the owner or lessee thereof, (B) materially detract from the value of such Real Property, or (C) render such Real Property unmarketable or uninsurable by a nationally recognized title insurance company; (f) all Leases entered into in the Ordinary Course; (g) licenses of Intellectual Property Rights entered into in the Ordinary Course; (h) Liens which evidence obligations of any Tenant; (i) applicable zoning and building ordinances and land use regulations and any and all other present and future laws, rules, regulations, statutes, ordinances, orders or other Law affecting the Real Property, (j) Liens or other restrictions on transfer imposed by applicable Laws; (k) any matter deemed a Permitted Lien under Section 6.18; and (l) without limiting the foregoing, Liens for brokerage commissions and Tenant improvement allowances being prorated at the Closing and for the Construction Work.
“Person” means an individual, corporation, partnership, joint venture, limited liability company, association, trust, unincorporated organization or other entity.
“Personal Data” means data relating to one or more natural person(s) that is personally identifying (i.e., data that identifies an individual or, in combination with any other information or data available to the Companies, is capable of identifying an individual) including but not limited to a natural person’s name, street address, telephone number, e-mail address, photograph, social security number, driver’s license number, credit card number, passport number, or customer or account number.
“Policies” has the meaning set forth in Section 4.15.
“Pre-Closing Tax Periods” means all Tax periods and portions thereof ending on or before the Closing Date.
“Pre-Closing Taxes” means all Taxes of the Companies and their Subsidiaries for any Pre-Closing Tax Period other than Transfer Taxes, including the pre-Closing portion of any Straddle Period.
“Previously Disclosed” means (a) information set forth on the Section of the Sellers’ Disclosure Schedule corresponding to the provision of this Agreement to which such information relates, provided, that information set forth in the Sellers’ Disclosure Schedule which is reasonably apparent on its face that it relates to another provision of this Agreement shall also be deemed to be Previously Disclosed with respect to such other provision and (b) information contained in title reports and surveys delivered to or made available to the Buyer and environmental reports commissioned by the Buyer listed on Section 4.11(g) of the Sellers’ Disclosure Schedule.
“Privacy Agreements” all Contracts (or portions thereof) to which the Companies is a party that are applicable to Data Activities.
“Privileged Communications” has the meaning set forth in Section 9.14.
“Pro Rata Portion” means (i) with respect to the Cottontail Interests and the NJ Sellers, the percentage set forth opposite the applicable NJ Seller’s name on Schedule II(A) hereto, and (ii) with respect to the SNC Interests and the NC Seller, the percentage set forth opposite the NC Seller’s name on Schedule II(B) hereto.
“Proceeding” means any Action, audit, hearing, investigation, examination, (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted or heard by or before or otherwise involving, any (i) federal, state, local, municipal, foreign or other government; (ii) Governmental Entity or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal); or (iii) body exercising, or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, or Taxing Authority or power of any nature, including any arbitration tribunal or arbitrator.
“Property” means the Real Property and all other assets owned by Seller (or its Subsidiaries) and located thereon or used in connection with the operation thereof.
“Property Employees” has the meaning set forth in Section 4.5(a).
“Proposed Allocation” has the meaning set forth in Section 8.2(b).
“Proration Statement” has the meaning set forth in Section 2.4.
“Purchaser Indemnified Parties” has the meaning set forth in Section 10.2.
“Real Property” has the meaning set forth in the Recitals.
“Recipient” has the meaning set forth in Section 8.5(a).
“Release” means the releasing, spilling, emitting, leaking, pumping, pouring, emptying, injection, disposing, discharging, dumping or leaching of a contaminant into the environment.
“Representation and Warranty Policy” has the meaning set forth in Section 10.9(b).
“Representatives” as to any Person, means such Person’s directors, officers, employees, representatives (including financial advisors, attorneys, auditors and accountants) or agents.
“Required Tenants” means, collectively, Pfizer Inc. and SSB Realty, LLC.
“Restrictive Covenants Agreements” has the meaning set forth in Section 2.6(a)(vii).
“RS” has the meaning set forth in the Preamble.
“SCO” means Sentinel Critical Operations LLC, a Delaware limited liability company.
“SCO Employee Liabilities” has the meaning set forth in Section 4.5(e).
“SEC” means the U.S. Securities and Exchange Commission.
“SEC Reports” means all reports, schedules, forms, statements and other documents required to be filed with or furnished to the SEC (together with all exhibits, financial statements and schedules thereto), all information incorporated by reference and any documents filed with or furnished to the SEC on a voluntary basis.
“Securities Act” means the Securities Act of 1933 as amended, and the rules and regulations of the SEC thereunder.
“Security Deposits” has the meaning set forth in Section 4.12(b)(iv).
“Seller Confidentiality Agreement” has the meaning set forth in Section 6.3(a).
“Seller Guarantees” has the meaning set forth in the Recitals.
“Seller Guarantors” has the meaning set forth in the Recitals.
“Seller Indemnified Parties” has the meaning set forth in Section 10.6(a).
“Seller Marks” has the meaning set forth in Section 6.17.
“Seller Material Adverse Effect” means, with respect to any Seller, any material impairment or material delay of the ability of such Seller to perform its obligations under this Agreement or to consummate the transactions contemplated hereby.
“Seller Released Party” means any of (i) the Affiliates of any Seller and (ii) the Representatives of any Seller or any Seller’s Affiliates.
“Seller Releasor” has the meaning set forth in Section 9.15(b).
“Seller Transfer Taxes” has the meaning set forth in Section 8.3.
“Sellers” has the meaning set forth in the Preamble.
“Sellers’ Disclosure Schedule” means the Sellers’ Disclosure Schedule delivered in connection with, and constituting a part of, this Agreement.
“Sellers’ Representative” has the meaning set forth in Section 9.16.
“Sellers’ Title Company” has the meaning set forth in Section 6.18.
“Selling Expenses” means all (a) all brokers’ or finders’ fees, and (b) fees and expenses of counsel, advisors, consultants, investment bankers, accountants, and auditors and experts, in the case of each of (a) and (b), to the extent incurred by or on behalf of the Companies prior to the Closing in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Agreements contemplated hereby or with the transactions contemplated hereby or thereby; provided, that notwithstanding the foregoing, Selling Expenses shall not include any (i) fees payable by the Buyer under the Amended and Restated Services Agreement, (ii) expenses that are subject to proration under Section 2.4, and (iii) expenses incurred in the Ordinary Course (e.g., normal accounting expenses) and not related to the transactions contemplated hereby or to the sale process preceding the entry into this Agreement.
“Skadden” has the meaning set forth in Section 9.14.
“SNC” has the meaning set forth in the Preamble.
“SNC Interests” has the meaning set forth in the Recitals.
“SOC-2 Controls” means the criteria set forth in paragraph 1.26 of the AICPA Guide entitled “Reporting on Controls at a Service Organization Relevant to Security, Availability, Processing Integrity, Confidentiality or Privacy.”
“Sold Interests” has the meaning set forth in the Recitals.
“Special Indemnity Escrow Amount” has the meaning set forth in Section 2.7.
“SPF” has the meaning set forth in the Preamble.
“SPF LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of SPF, dated as of January 5, 2011.
“Straddle Period” shall mean any taxable period of a Company beginning before or on and ending after the Closing Date.
“Straddle Period Tax Returns” has the meaning set forth in Section 8.4(b).
“Subsidiary” of any Person means another Person 50% or more of the total combined voting power of all classes of Capital Stock or other voting interests of which, or 50% or more of the equity securities of which, is owned directly or indirectly by such first Person.
“Survey” means the surveys of (a) the New Jersey Property prepared by Carroll Engineering, dated as of January 13, 2017, Job No:85-5197-018, and (b) the North Carolina Property prepared by S.D. Puckett & Associates P.C., dated as of January 12, 2017, as applicable.
“Survival Date” has the meaning set forth in Section 10.3.
“Tax Proceeding” means any Proceeding relating to Taxes.
“Tax Return” means any return, declaration, report, claim for refund, or information return or statement or other form relating to Taxes, including any schedule or attachment thereto, and any amendment thereof, with respect to Taxes that is filed or required to be filed with any Taxing Authority.
“Taxes” means all taxes, charges, levies or other assessments, including any net income tax or franchise tax in lieu net income tax, any alternative or add-on minimum taxes, any gross income, gross receipts, premium, sales, use, ad valorem, value-added, transfer, profits, license, payroll, employment, withholding, excise, severance, stamp, occupation, property, environmental, windfall profit tax, custom duty or other tax, governmental fee or other like charge or assessment imposed by any Governmental Entity, together with any interest, additions, fines or penalties with respect thereto.
“Taxing Authority” means the Internal Revenue Service and any other domestic or foreign Governmental Entity primarily responsible for the administration and/or collection of any Tax.
“Tenant” has the meaning set forth in Section 2.4(e).
“Tenant Work for Terminable Tenants” has the meaning set forth in Section 2.4(h)(i).
“Third Party Claim” means any claim, demand, action, suit, or proceeding made or brought by any Person who or that is not a party to this Agreement.
“Title Commitments” means the title commitments attached to Section 1.1(b) of the Sellers’ Disclosure Schedule.
“Title Company” means, collectively, Chicago Title Insurance Company (through John Caruso) as co-lead title insurance company, providing 50% of any title coverage obtained by Buyer at the Closing on a co-insurance basis, and Chicago Title Insurance Company (through Christy Hockmeyer) as co-lead title insurance company, providing 50% of any title coverage obtained by Buyer at the Closing on a co-insurance basis; provided, if any of such title companies is unwilling to insure over a matter that is not a Permitted Lien, and one or more nationally recognized title insurance companies are willing to insure over such matter, Title Company shall mean such nationally recognized title insurance companies as are willing to insure over such matter, with each of Seller and Buyer selecting title companies to place 50% of such title insurance coverage on a co-insurance basis.
“Title Objection” has the meaning set forth in Section 6.18(b).
“Title Pro-Formas” has the meaning set forth in Section 6.18(a).
“Title Update” has the meaning set forth in Section 6.18(b).
“Transfer Taxes” has the meaning set forth in Section 8.3.
“Transferred Employee” has the meaning set forth in Section 6.6(a).
“Union” has the meaning set forth in Section 6.6(d).
“Wire Transfer” means a payment in immediately available funds by wire transfer in lawful money of the United States of America.
ARTICLE II

PURCHASE AND SALE; TRANSFER
Section 2.1    Purchase and Sale; Transfer; Cash Purchase Price.
(a)    Purchase and Sale; Transfer. Upon the terms set forth in this Agreement, at the Closing, each Seller shall sell to the Buyer, and the Buyer shall purchase from such Seller, all of such Seller’s Sold Interests, free and clear of all Liens other than transfer restrictions under applicable securities Laws.
(b)    Cash Purchase Price. The aggregate purchase price for the Sold Interests shall be an amount in cash equal to Four Hundred Ninety Million dollars ($490,000,000), subject to the prorations provided in Section 2.4 and as set forth in the Proration Statement (the “Cash Purchase Price”). The Cash Purchase Price shall be paid in accordance with Section 2.3 below.
Section 2.2    Closing. The closing of the transactions contemplated hereby (the “Closing”) shall occur and be effective as of 12:01 a.m. ET on the date that is the later of (a) five (5) Business Days after the last of the conditions to Closing set forth in Article VII has been satisfied or, to the extent permitted under applicable Law and the terms and conditions of this Agreement, waived (other than those conditions that by their nature have to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted under applicable Law and the terms and conditions of this Agreement, waiver of those conditions) and (b) February 28, 2017, at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, New York 10036, unless another date, time or place is agreed to in writing by the parties hereto. The actual date and time of the Closing are herein referred to as the “Closing Date”.
Section 2.3    Closing Deliverables. At the Closing, the Buyer shall pay the Cash Purchase Price as follows (the “Closing Payments”):
(a)    The Indemnity Escrow Amount deposited by Wire Transfer into the Escrow Account pursuant to the terms of the Escrow Agreement;
(b)    the aggregate dollar amount to satisfy any Indebtedness to be paid at the Closing, including the Existing Debt (the “Closing Indebtedness Payments”) to the applicable lenders identified in, and in accordance with, the Payoff Letters provided to the Buyer prior to the Closing, which Payoff Letters shall be in customary form and indicate that such lenders have agreed to release immediately all Liens relating to the properties and assets of the Companies upon receipt of the amounts indicated in such Payoff Letters;
(c)    the aggregate dollar amount to satisfy any Selling Expenses that remain unpaid at the Closing to the Persons entitled thereto in accordance with invoices from such Persons provided to the Buyer prior to the Closing; and
(d)    the balance to the Sellers’ Representative for the benefit of the Sellers in cash by Wire Transfer to an account designated in writing to the Buyer by the Sellers’ Representative prior to the Closing.
Section 2.4    Prorations. All matters involving prorations, credits or adjustments to be made in connection with the Closing and not specifically provided for in another Section of this Agreement shall be adjusted in accordance with this Section 2.4. Except as otherwise set forth herein, all items to be prorated pursuant to this Section 2.4 shall be prorated as of 11:59 P.M. on the day immediately preceding the Closing Date, with the Buyer to be treated as the owner of the Companies, for purposes of prorations of income and expenses, on and after the Closing Date. All prorations shall be made on the basis of the proration statement (the “Proration Statement”) mutually agreed to and approved in writing by the Buyer and the Sellers as hereinafter set forth. The Proration Statement shall separately present the prorations attributable to each of the Companies, as applicable. As set forth in this Section 2.4, the net amount of credits to the Buyer and the Sellers for prorations, as reflected on the Proration Statement, shall result in an increase or decrease of the Cash Purchase Price.
The following items shall be prorated:
(a)    Cash in Company Accounts. The Sellers shall receive a credit equal to the amount of any cash or cash equivalents in the accounts of the Companies on the Closing Date.
(b)    Real Estate and Property Taxes. The Sellers shall pay all real estate and personal property taxes, business charges and special assessments, common area costs and similar items attributable to the Real Property through, but not including, the Closing Date and shall receive a credit for any prepaid real estate Taxes. If the Tax rate, assessment and/or assessed value for any of the foregoing items has not been set for the Tax period in which the Closing occurs, then the proration of such items shall be based upon the rate, assessment and/or assessed value for the immediately preceding Tax period and such proration shall be adjusted (within six (6) months of the Closing Date) in cash between the Sellers and the Buyer promptly upon presentation of written evidence that the actual amount paid for the Tax period in which the Closing occurs differs from the amounts used in the calculation of the proration of such amounts in accordance with the provisions of Section 2.4(p).
(c)    Insurance Premiums. The Sellers shall pay all insurance premiums for insurance attributable to the Companies through, but not including, the Closing Date. The Buyer shall pay all insurance premiums for insurance attributable to the Companies on and after the Closing Date.
(d)    Utilities and Services. The amounts of all telephone, electric, sewer, water, gas, steam and other utility bills, trash removal bills, janitorial and maintenance service bills and all other operating administrative and other expenses relating to the Companies and allocable to the period prior to the Closing Date (other than such items which are the obligation of and directly paid by a Tenant under its Lease or which are specifically prorated under other Sections of this Agreement) shall be determined and paid by the Sellers before Closing, if possible, or shall be paid thereafter by the Sellers. To the extent that any invoices for any such matters relate to the period before and the period following the Closing, such invoices shall be appropriately apportioned between the Buyer and the Sellers. The Sellers shall use reasonable efforts to have all base building meters read as of the Closing Date. The Sellers shall receive a credit at the Closing for all deposits, if any, furnished by the Sellers to any utility company or other service provider, including any deposits with parties performing Construction Work.
(e)    Base Rents. Base or fixed rents, licensee fees, service agreement fees and other fixed sums due under Leases (“Fixed Rent”) shall be adjusted on an if, as and when collected basis. If, on the Closing Date, any tenant, licensee or other occupant under a Lease (a “Tenant”) is in arrears in the payment of any Fixed Rent, then any amounts received by the Buyer or the Companies from any such Tenant after the Closing on account of any Fixed Rent (net of reasonable costs of collection, including reasonable attorneys’ fees and disbursements) shall be applied in the following order of priority: (i) first, apportioned between the Buyer and the Sellers for the month in which the Closing occurred; (ii) second, to the Sellers for the month prior to the month in which the Closing occurred, (iii) third, to the Buyer for any month or months following the month in which the Closing occurred, and (iv) fourth, to the Sellers for the period prior to the month preceding the month in which the Closing occurred, provided, if a Tenant on its own designates that a payment by such Tenant shall be applied to a specific outstanding Fixed Rent obligation of such Tenant (without a request from the Companies or Buyer to make such designation), then such payment shall be applied to such obligation. If rents or any portion thereof received by the Buyer or the Companies after the Closing are payable to the Sellers by reason of this allocation, the appropriate sum shall be promptly paid to the Sellers. Notwithstanding anything contained herein to the contrary, with respect to Tenants who are not, at the time in question, in occupancy of any portion of the Real Property, the Sellers shall have the right to pursue such Tenants to collect delinquencies for periods prior to the Closing (including, without limitation, by the prosecution of an Action or Proceeding). The Sellers shall furnish to the Buyer accurate information (based on the Sellers’ and the Companies’ records) relating to the period prior to the Closing that is reasonably necessary for the billing of delinquent Fixed Rents for Tenants, who are, at the time in question, in occupancy of a portion of the Real Property. The Buyer shall use commercially reasonable efforts to collect any such delinquent rents allocable to the period of the Sellers’ ownership of the Real Property.
(f)    Additional Rents.
(i)    If any Tenants are required to pay percentage rents, escalation charges for increases in real estate taxes or operating expenses, labor cost increases, cost-of-living increases, charges for electricity, water, cleaning or overtime services, “sundry charges,” or other charges of a similar nature (collectively, “Additional Rents”), the same shall be adjusted on an if, as and when collected basis. Subject to subsection (ii) below, if any Additional Rents are collected by the Buyer or the Companies after the Closing Date which are attributable in whole or in part to any period prior to the Closing, then the Buyer shall promptly pay to the Sellers their proportionate share thereof. With respect to any estimated Additional Rents paid or payable by Tenants for any period prior to the Closing which, pursuant to the applicable Lease, are to be recalculated after the Closing based upon actual expenses and other relevant factors,
(1)    the Sellers shall, with respect to such adjustments which are in favor of any such Tenant, pay to the Buyer the amount of such adjustment (after which the Buyer shall pay directly to the Tenant in question), within fifteen (15) days after written demand and presentation to the Sellers of documentation in support of such adjustments, and
(2)    the Buyer shall, with respect to such adjustments which are in favor of landlord, pay to the Sellers the amount of such adjustments which the Tenant pays to the Buyer or the Companies, within fifteen (15) days after receipt thereof by the Buyer. The Buyer shall cause the Companies, in accordance with prudent first class management and operation of the Real Property, for a period of one (1) year following the Closing Date, bill Tenants such Additional Rents attributable to an accounting period that shall have expired prior to the Closing in the same manner that the Buyer causes the Companies to bill Tenants for Additional Rents in respect of an accounting period that shall expire after the Closing (including without limitation, the annual “true up” at the end of each calendar year).
Notwithstanding anything to the contrary contained herein, with respect to Tenants who are not, at the time in question, in occupancy of any portion of the Real Property, the Sellers shall have the right to pursue such Tenants to collect delinquencies for periods prior to the Closing (including, without limitation, by the prosecution of an action or proceeding) and (B) with respect to Tenants who are, at the time in question, in occupancy of a portion of the Real Property, the Buyer shall use commercially reasonable efforts to collect any such delinquent Additional Rents allocable to the period of the Sellers’ ownership of the Companies. The Sellers shall furnish to the Buyer accurate information (based on the Sellers’ and the Companies’ records) relating to the period prior to the Closing that is reasonably necessary for the billing of delinquent Additional Rents for Tenants, who are, at the time in question, in occupancy of a portion of the Real Property. Until the date which is twelve (12) months after the Closing Date, the Buyer shall cause the Companies to bill Tenants for Additional Rents for accounting periods prior to the Closing in accordance with and on the basis of such information furnished by the Sellers. Subsequent to the Closing, the Sellers shall have the right no more than once each quarter during such period, on reasonable advance notice to the Buyer, during ordinary business hours, to review the Companies’ books and records relating to delinquent Additional Rents for periods prior to the Closing, to the extent reasonably necessary to ascertain the status of the Buyer’s and the Companies’ billing and collection of such delinquent Additional Rents. Buyer will not take any action that could reasonably be expected to result in the compromise of any claim against any Tenant with respect to Fixed Rents due under such Tenant’s Lease for the period prior to the Closing.
(ii)    (A) Any Additional Rents collected by the Buyer or the Companies after the Closing from Tenants who owe Additional Rents for periods prior to the Closing (to the extent not applied against Fixed Rents due and payable by such Tenant in accordance with Section 2.4(e) above) shall be applied to Additional Rents due and payable in the following order of priority: (B) first, to the payment of Additional Rents for the month in which the Closing Date occurs, with such amounts being prorated between the Buyer and Seller based upon the number of days each owned the Companies during the month in which the Closing occurs; (C) second, in payment of Additional Rents for the month immediately preceding the month in which the Closing occurs; (D) third, in payment of Additional Rents for any months which commenced after the Closing occurs, but only to the extent payments of Additional Rents for such month are then currently due; and (E) fourth, in payment of Additional Rents for months preceding the month immediately prior to the month in which the Closing occurs, provided, if a Tenant on its own designates that a payment by such Tenant shall be applied to a specific outstanding Additional Rent obligation of such Tenant (without a request from the Companies or Buyer to make such designation), then such payment shall be applied to such obligation. Notwithstanding the foregoing, any funds collected by the Buyer or the Companies for Additional Rents as the result of an end of calendar year “true up” that are in favor of landlord shall be divided between the Sellers and the Buyer based upon the number of months each owned the Companies for such calendar year.
(2)    With respect to delinquencies or sums due the Sellers for periods prior to the Closing, until the date which is twelve (12) months after the Closing Date, the Buyer shall furnish to the Sellers not less frequently on a calendar quarter basis (within forty-five (45) days after the end of each quarter) a reasonably detailed accounting of the amounts paid by Tenants and the amounts due to the Sellers from the Buyer. The Sellers shall have the right no more frequently than once each quarter during such period, on reasonably prior written notice to the Buyer, during ordinary business hours, to review the rental records of the Companies with respect to delinquent Additional Rents for periods prior to the Closing to the extent reasonably necessary to ascertain the accuracy of such accountings.
(g)    Tenant Security Deposits. The Sellers shall grant to the Buyer a credit in an amount equal to the aggregate of the unapplied cash Tenant Security Deposits (as hereinafter defined) under the Leases that are not in the accounts of the Companies at the Closing, including all accrued interest thereon to the extent any Tenant may be entitled to receive such amounts in connection with the refund of any such deposit. Security Deposits applied after the Closing Date shall be held or applied as determined by the Buyer in its discretion, provided, that if the Buyer applies any such Security Deposit against delinquent Fixed Rent or Additional Rent under a Lease, the Buyer shall apply such amounts to delinquent Fixed Rent and Additional Rent pursuant to the terms of subsections (e) and (f) hereof.
(h)    Brokerage Commissions/Tenant Improvements.
(i)    The Sellers shall be responsible for all leasing and brokerage commissions, tenant improvement costs and expenses, tenant work allowances, other construction or improvement costs (other than the Construction Work) and advertising expenses and legal fees and disbursements (collectively, “Leasing Costs”) with respect to the Leases executed prior to the date hereof, other than (A) any such costs which are attributable to the exercise of a lease renewal, extension or expansion options or a requirement that a Tenant must take certain space under a Lease on or after the date hereof, (B) changes requested by Tenants or agreed to by a Tenant and the Companies or the Buyer on or after the date hereof (“Additional Tenant Work”) and (C) work required in connection with space where the applicable Tenant has a termination option for such space and has not yet commenced occupancy of the applicable space (“Tenant Work for Terminable Tenants”).
(ii)    The Buyer shall be responsible for all Leasing Costs with respect to (A) all Leases executed on or after the date hereof, (B) the exercise of a lease renewal, extension or expansion or a requirement that a Tenant must take certain space after the date hereof pursuant to the terms of any Lease, any Additional Tenant Work and any Tenant Work for Terminable Tenants, and (C) all other lease renewals, extensions or expansions executed on or after the date hereof.
(i)    Ongoing Construction Work. The Buyer acknowledges that 800 Cottontail is currently engaged in the work set forth in Section 2.4(i) of the Sellers’ Disclosure Schedule (the “Construction Work”). The NJ Seller shall cause 800 Cottontail to pay, in the aggregate, at or prior to the Closing, five million dollars ($5,000,000) of costs with respect to such work and Buyer shall pay all costs related to such work in excess of such amount. To the extent that the costs of the Construction Work paid by 800 Cottontail at or prior to the Closing are less than five million dollars ($5,000,000), the Buyer shall receive a credit equal to the difference between five million dollars ($5,000,000) and the actual amounts paid by 800 Cottontail with respect to the Construction Work at or prior to the Closing. To the extent that the actual amounts paid by 800 Cottontail with respect to the Construction Work at or prior to the Closing exceed five million dollars ($5,000,000), Sellers shall receive a credit equal to the difference between the actual amounts paid by 800 Cottontail with respect to the Construction Work at or prior to the Closing and five million dollars ($5,000,000).
(j)    Property Management Agreement and Employees. The Sellers shall pay all amounts under the property management agreements with respect to periods prior to the Closing and all costs relating to employees of SCO. There shall be no proration for such amounts or costs, except for employee costs related to pay periods that straddle the Closing Date.
(k)    Fuel. The value of fuel stored on the Real Property by the Sellers and the Companies, if any, at the Companies’ most recent cost, including any taxes, on the basis of a reading made within ten (10) Business Days prior to the Closing by the Companies’ supplier, shall be paid by the Buyer.
(l)    Contracts. Charges and payments under Contracts or permitted renewals or replacements thereof.
(m)    Permit Fees. Fees and other amounts payable under the Permits and Licenses.
(n)    Existing Debt Escrow Accounts. Any amounts outstanding in any escrow accounts established in favor of the Existing Lender under the Existing Debt documents, if not credited on the Payoff Letters, shall be paid to the Sellers at the Closing. Any letters of credit established in favor of the Existing Lender under the Existing Debt documents shall be cancelled on the Closing Date.
(o)    Interest Rate Cap Agreement. Sellers shall receive any amounts payable to the Companies in connection with the termination of any interest rate cap agreement executed in connection with the Existing Debt documents and shall have the right on or following the Closing to terminate same on behalf of the Companies.
(p)    Method of Calculation. For purposes of calculating prorations, the Buyer shall be deemed to be the owner of the Companies and the Real Property, and therefore entitled to the income therefrom and responsible for the expenses thereof for the entire day upon which the Closing occurs, and thereafter all such prorations shall be made on the basis of the actual number of days of the month which shall have elapsed as of the day of the Closing and based upon the actual number of days in the month and a three hundred sixty-five (365) day year. All obligations or credits to the NJ Sellers for prorations set forth in this Section 2.4 with respect to the New Jersey Property shall be payable by and allocable to SPF and RS in accordance with their Pro Rata Portions. All obligations or credits to the NC Seller for prorations set forth in this Section 2.4 with respect to the North Carolina Property shall be payable by and allocable to SNC. Except as set forth in this Section 2.4, all items of income and expense which accrue for the period prior to the Closing will be for the account of the Sellers and all items of income and expense which accrue for the period on and after the Closing will be for the account of the Buyer.
(q)    Final Settlement. At least five (5) Business Days prior to the Closing, the Sellers shall cause to be prepared and delivered to the Buyer the Proration Statement setting forth the Sellers’ good faith estimate of the prorations to be made at the Closing, which Proration Statement shall be accompanied with reasonable supporting information. The amount of the foregoing prorations shall be initially performed at the Closing based on such Proration Statement but shall be subject to adjustment in cash after the Closing Date as and when complete and accurate information becomes available, if such information is not available at the Closing. The Sellers and the Buyer shall cooperate and use commercially reasonable efforts to make such adjustments within one hundred fifty (150) days after the Closing Date. No later than ninety (90) days following the Closing Date, the Sellers shall cause to be prepared and delivered to the Buyer a statement (the “Closing Statement”) setting forth the Sellers’ good faith determination of all adjustments to the Proration Statement it believes are necessary to correct the prorations as reflected in the Proration Statement, which Closing Statement shall be accompanied with reasonable supporting information. The Closing Statement, and the amounts set forth therein, shall be final and binding on the Buyer and the Sellers unless, within thirty (30) days after receipt by the Buyer of the Closing Statement, the Buyer shall deliver a written notice to the Sellers of its disagreement with the calculation of any of the prorations and the substance of any disagreement asserted in reasonable detail (the “Notice of Disagreement”). The Buyer shall be deemed to have agreed with all items and amounts contained in the Closing Statement, other than as specified in the Notice of Disagreement. If the Notice of Disagreement is timely delivered by the Buyer as provided herein, the Buyer and Sellers shall, during the thirty (30) days following delivery of the Notice of Disagreement, use commercially reasonable efforts to reach agreement on the disputed items or amounts set forth in the Notice of Disagreement. After the Closing and until any disputes with respect to the Closing Statement are resolved in accordance with this Section 2.4(q), The Sellers shall provide the Buyer and their Representatives, at the Buyer’s expense, upon the prior written request of the Buyer, reasonable access to the Sellers’ work papers, to the extent used in the preparation of the Closing Statement, and the Sellers shall make reasonably available to the Buyer and their Representatives, relevant personnel at the Sellers responsible for the preparation of the Closing Statement, in each case, to the extent reasonably necessary for, and for the sole purpose of, assisting in the Buyer’s review of the Closing Statement. If the Sellers and the Buyer are unable to resolve the items in the Notice of Disagreement within thirty (30) days after the Buyer’s delivery of such Notice of Disagreement, then the Sellers and the Buyer shall mutually engage and submit such dispute to, and the same shall be finally resolved in accordance with the provisions of this Agreement by the Accounting Referee. The Accounting Referee shall determine and report in writing to the Sellers and the Buyer as to the resolution of all disputed matters and the effect of such determinations on the Closing Statement within thirty (30) days after such submission or such longer period as the Accounting Referee may reasonably require, and such determinations shall be final, binding and conclusive on the parties and upon which a judgment may be entered by a court of competent jurisdiction. The fees and disbursements of the Accounting Referee shall be borne by the party (i.e., the Sellers, on the one hand, or the Buyer, on the other hand) that assigned amounts to items in dispute that were, on a net basis, furthest in amount from the amount finally determined by the Accounting Referee (or equally in the event the parties’ assigned amounts were, on a net basis, equally far from the amount finally determined by the Accounting Referee). The Sellers and the Buyer shall mutually revise the Closing Statement to effect their mutual agreement or the Accounting Referee’s determinations, as applicable, with respect to the disputed items, and such revised Closing Statement shall be final and binding upon the parties.
(r)    Payment of the Companies’ Work. To the extent the Companies shall have performed or supervised work on behalf of Tenants prior to the Closing Date (including so-called “remote hands” work), the Companies, on behalf of the Sellers, shall directly invoice the Tenants for such work. The Buyer shall reasonably cooperate in assisting the Sellers in collecting amounts owed by Tenants with respect to such work (and shall, as requested by the Sellers in writing, cause the Companies to direct Tenants to pay the Sellers directly with respect to such services). To the extent any such amounts are paid to the Buyer or the Companies, the Buyer shall promptly pay such amounts to Seller, without causing such amounts to be applied pursuant to the terms of Section 2.4(e) and (f). The Sellers shall have the right to direct the Companies to pursue Tenants to collect such amounts and, if requested by the Sellers, the Buyer shall cause the Companies to take all reasonably necessary actions against a Tenant to collect the same, provided that the Buyer or the Companies shall not be required to pursue an unlawful detainer, eviction, termination of Lease or similar proceeding. With respect to any such work related to an ongoing project where the work is performed both prior to and following the Closing, Seller shall pay the portion of such work completed prior to closing (based on the percentage of the project completed prior to Closing) and shall receive a corresponding percentage of the aggregate amounts paid by the Tenant related to such work (for instance, if a project on behalf of a Tenant is 60% complete at Closing, Seller shall pay 60% of the costs related to such project and shall be entitled to receive 60% of the aggregate amounts paid by such Tenant related to such project). This Section 2.4(r) is intended to apply to non-recurring charges payable by a Tenant under a Lease and in no event shall there be any proration under this Section 2.4(r) for recurring rent payable by a Tenant.
(s)    Survival. The provisions of this Section 2.4 shall survive the Closing until April 30, 2018.
(t)    Payments. Notwithstanding anything to the contrary herein, all payments to the Sellers under this Section 2.4 shall be made in accordance with their Pro Rata Portions, and all payments by the Sellers under this Section 2.4 shall be made by each Seller severally in accordance with such Seller’s Pro Rata Portion, and not jointly.
Section 2.5    Proceedings. Except as otherwise specifically provided for herein, all proceedings that will be taken and all documents that will be executed and delivered by the parties on the Closing Date will be deemed to have been taken and executed simultaneously, and no proceedings will be deemed taken nor any document executed and delivered until all such proceedings have been taken, and all such documents have been executed and delivered.
Section 2.6    Closing Deliverables.
(a)    Seller Closing Deliverables. Upon the terms set forth in this Agreement, at the Closing:
(i)    each Seller shall deliver to the Buyer a counterpart to an assignment and assumption agreement in the form attached hereto as Exhibit D in respect of such Seller’s Sold Interests, duly executed by such Seller;
(ii)    each Seller shall deliver to the Buyer a duly completed and executed certificate of non-foreign status, dated as of the Closing Date, as provided in Treasury Regulations Section 1.1445-2(b)(2);
(iii)    each of SNC and 800 Cottontail shall deliver to the Buyer payoff letters in respect of the Existing Debt of such Company, duly executed by the Existing Lender (collectively, the “Payoff Letters”) and with respect to any other Indebtedness, of such Company, a payoff letter or other reasonable evidence of the full repayment thereof.
(iv)    the Sellers’ Representative shall deliver to the Buyer a counterpart to the Escrow Agreement, duly executed by the Sellers’ Representative;
(v)    Sellers shall, or shall cause their applicable Affiliates to, deliver to the Buyer a duly executed assignment of contracts, which agreement shall assign to the applicable Companies each agreement listed in Section 2.6(a)(v) of Sellers’ Disclosure Schedule;
(vi)    Sellers shall cause SCO to deliver to the Buyer (for the benefit of CyrusOne LLC) a duly executed counterpart to the Amended and Restated Services Agreement; and
(vii)    the applicable Sellers shall deliver to the Buyer a duly executed Restrictive Covenants Agreement in the form attached hereto as Exhibit F (the “Restrictive Covenants Agreements”).
(b)    Buyer Closing Deliverables. Upon the terms set forth in this Agreement, at the Closing, the Buyer shall deliver:
(i)    to the Sellers’ Representative for the benefit of the Sellers in cash by Wire Transfer, the payment described in Section 2.3(d);
(ii)    to each Seller, a counterpart to an assignment and assumption agreement in the form attached hereto as Exhibit D in respect of such Seller’s Sold Interests, duly executed by the Buyer;
(iii)    to the Sellers’ Representative, a counterpart of the Escrow Agreement, duly executed by the Buyer; and
(iv)    to SCO a counterpart to the Amended and Restated Services Agreement, duly executed by CyrusOne LLC.
Section 2.7    Escrow Deposit. Pursuant to Section 2.3(a), at the Closing the Buyer shall deposit the Indemnity Escrow Amount in immediately available funds in escrow with Citibank, N.A. (the “Escrow Agent”), which shall be held, safeguarded and released pursuant the escrow agreement between the Sellers’ Representative, Buyer and the Escrow Agent in the form attached hereto as Exhibit G (the “Escrow Agreement”), which the parties hereto will cause the Escrow Agent to duly execute at or prior to the Closing. Pursuant to the terms of the Escrow Agreement, upon expiration of the Escrow Period, the Escrow Agent, in accordance with the Escrow Agreement, will pay to the Sellers’ Representative (for the benefit of the Sellers) by Wire Transfer to an account designated by the Sellers’ Representative (a) the balance of the Indemnity Escrow Amount, if any, that (i) has not been paid to compensate the Purchaser Indemnified Parties for Damages as provided in Article X or (ii) is not being retained to satisfy unresolved claims, if any, pursuant to Section 10.9, less (b) an amount equal to the lesser of (i) such balance and (ii) Two Million dollars ($2,000,000) (the “Special Indemnity Escrow Amount”). Upon the resolution of all such unresolved claims, the remaining Indemnity Escrow Amount (excluding the Special Indemnity Escrow Amount), if any, will be paid, and the Buyer shall cause the Escrow Agent to pay such amount, to the Sellers’ Representative (for the benefit of the Sellers) by Wire Transfer to an account designated by the Sellers’ Representative. Pursuant to the terms of the Escrow Agreement, on the first anniversary of the expiration of the Escrow Period, the Escrow Agent, in accordance with the Escrow Agreement, will pay to the Sellers’ Representative (for the benefit of the Sellers) by Wire Transfer to an account designated by the Sellers’ Representative the balance of the Special Indemnity Escrow Amount, if any, that (i) has not been paid to compensate the Purchaser Indemnified Parties for Damages as provided in Article X or (ii) is not being retained to satisfy unresolved claims, if any, pursuant to Section 10.9. Upon the resolution of all such unresolved claims, the remaining Special Indemnity Escrow Amount, if any, will be paid, and the Buyer shall cause the Escrow Agent to pay such amount, to the Sellers’ Representative (for the benefit of the Sellers) by Wire Transfer to an account designated by the Sellers’ Representative.
Section 2.8    Withholding. Notwithstanding any other provision of this Agreement, Buyer shall, after reasonable consultation with Sellers, be entitled to deduct and withhold from any payment otherwise payable pursuant to this Agreement the amounts required to be deducted and withheld under the Code, or any provision of any U.S. federal, state, local or foreign Tax Law. If and to the extent Buyer determines that any deduction or withholding is or may be required, Buyer shall use commercially reasonable efforts to provide to Sellers notice of any such obligation to deduct and withhold and the authority, basis and method of calculation for the proposed deduction or withholding.  The parties hereto shall use commercially reasonable efforts to cooperate in good faith to minimize the amounts of all deduction or withholding that may be required in respect of any amounts otherwise payable pursuant to this Agreement. To the extent that amounts are so deducted and withheld and timely paid over to the appropriate Taxing Authority, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.
ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SELLERS
Except as Previously Disclosed, each Seller represents and warrants, severally and not jointly, in each case solely with respect to such Seller:
Section 3.1    Organization and Authority of Seller. Such Seller is a limited liability company duly organized and validly existing under the Laws of the state of its formation. Such Seller is in good standing under the laws of the state of its formation and has the requisite organizational power and authority to own, operate or lease the properties and assets now owned, operate and leased by it and to carry on its business as now being conducted. Such Seller has the requisite organizational power and authority to enter into, consummate the transactions contemplated by and carry out its obligations under this Agreement. The execution and delivery by such Seller of this Agreement and the consummation by such Seller of the transactions contemplated by this Agreement have been duly authorized by all requisite limited liability company action on the part of such Seller. This Agreement has been duly executed and delivered by such Seller. Assuming due authorization, execution and delivery by the other parties hereto, this Agreement constitutes the legal, valid and binding obligation of such Seller, enforceable against it in accordance with its terms, subject in each case to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, rehabilitation, liquidation, fraudulent conveyance, preferential transfer or similar Laws now or hereafter in effect relating to or affecting creditors’ rights and remedies generally and subject, as to enforceability, to the effect of general equitable principles (regardless of whether enforcement is sought in a Proceeding in equity or at law).
Section 3.2    SNC Interests; Cottontail Interests. Such Seller is the record and beneficial owner of the number of SNC Interests or Cottontail Interests, as applicable, set forth opposite such Seller’s name on Section 3.2 of the Sellers’ Disclosure Schedule hereto, free and clear of all Liens other than transfer restrictions under applicable securities Laws.
Section 3.3    No Conflict. Provided that all consents, approvals, authorizations and other actions described in Section 3.4 have been obtained or taken, except as otherwise provided in this Article III and except as may result from any facts or circumstances relating to the identity of the Buyer or its Affiliates, the execution and delivery by such Seller of, and the consummation by such Seller of the transactions contemplated by this Agreement do not and will not (a) violate or conflict with the organizational or governing documents of such Seller, (b) subject to the Governmental Approvals referred to in Section 3.4, conflict with or violate in any material respect any Law or other Governmental Order applicable to such Seller or by which such Seller or any of its properties or assets is bound or subject, or (c) except as set forth in Section 3.3 of the Sellers’ Disclosure Schedule, result in any breach of, or constitute a default (or event which, with the giving of notice or lapse of time, or both, would constitute a default) under, or give to any Person any rights of termination, acceleration or cancellation of, or result in the creation of any Lien (other than Permitted Liens) on any of the assets or properties of such Seller pursuant to any Contract or any note, bond, loan or credit agreement, mortgage or indenture to which such Seller is a party or by which any of its properties or assets is bound or subject except, in the case of clause (b) and clause (c), as would not, individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect.
Section 3.4    Consents and Approvals. Except as may result from any facts or circumstances relating to the identity of the Buyer or its Affiliates and except as set forth in Section 3.4 of the Sellers’ Disclosure Schedule, the execution and delivery by such Seller of this Agreement does not, and the consummation by such Seller of the transactions contemplated by this Agreement will not, require any consent, approval, license, permit, order, qualification, authorization of, or registration or other action by, or any filing with or notification to, any Governmental Entity (each, a “Governmental Approval”) to be obtained or made by such Seller, except for any Governmental Approvals the failure to be obtained or made would not, individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect.
Section 3.5    Litigation. Except as set forth in Section 3.5 of the Sellers’ Disclosure Schedule, there are no Actions pending or, to the Knowledge of the Sellers, threatened against such Seller that, individually or in the aggregate, would reasonably be expected to have a Seller Material Adverse Effect.
Section 3.6    Brokers. Except as set forth in Section 3.6 of the Sellers’ Disclosure Schedule, for which fees and expenses Sellers are solely responsible, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller.
Section 3.7    Disclaimer. Except for the representations and warranties made by the Sellers in this Article III or by the Companies in Article IV, none of the Sellers, the Companies, their respective Affiliates and the Representatives of any of the foregoing makes any other representation or warranty of any kind or nature whatsoever, oral or written, express or implied, with respect to any Seller, any Company or any of their respective Affiliates or the Real Property, this Agreement or the transactions contemplated by this Agreement. Except for the representations and warranties made by the Sellers in this Article III or by the Companies in Article IV, (i) each Seller and each of the Companies (in each case on behalf of itself, its Affiliates and its and its Affiliates’ Representatives) disclaims any other representations or warranties, whether made by Seller, any Company, any of their respective Affiliates, any Representative of any of the foregoing, or any other Person, and (ii) each Seller and each of the Companies (in each case on behalf of itself, its Affiliates and its and its Affiliates’ Representatives) disclaims all liability and responsibility for any other representation, warranty, opinion, projection, forecast, advice, statement or information made, communicated or furnished (orally or in writing) to the Buyer or its Affiliates or Representatives of the Buyer or its Affiliates (including any opinion, projection, forecast, advice, statement or information that may have been or may be provided to the Buyer or its Affiliates or their respective Representatives by any Representative of Seller, the Companies or any of their Affiliates). For the avoidance of doubt, none of the Sellers, the Companies, their respective Affiliates or the Representatives of any of the foregoing makes any representations or warranties to the Buyer or any other Person regarding the probable success or profitability of the Property or the Companies (whether before or after Closing).
ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANIES
Except as Previously Disclosed, each Company represents and warrants, severally and not jointly, in each case solely with respect to such Company:
Section 4.1    Organization, Authority and Qualification of the Companies. Such Company is a limited liability company, duly organized and validly existing under the Laws of the State of Delaware. Such Company is in good standing under the Laws of the State of Delaware and has the requisite organizational power and authority to own, operate or lease the properties and assets now owned, operated and leased by it and to carry on its business as now being conducted. Such Company is duly qualified as a foreign organization to do business, and is in good standing (if applicable), in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, except where failures to so qualify or be in good standing would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The execution and delivery by such Company of this Agreement and the consummation by such Company of the transactions contemplated by this Agreement have been duly authorized by all requisite limited liability company action on the part of such Company. This Agreement has been duly executed and delivered by such Company. Assuming due authorization, execution and delivery by the other parties hereto, this Agreement constitutes the legal, valid and binding obligation of such Company, enforceable against it in accordance with its terms, subject in each case to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, rehabilitation, liquidation, fraudulent conveyance, preferential transfer or similar Laws now or hereafter in effect relating to or affecting creditors’ rights and remedies generally and subject, as to enforceability, to the effect of general equitable principles (regardless of whether enforcement is sought in a Proceeding in equity or at law).
Section 4.2    Capital Structure.
(a)    Section 4.2(a) of the Sellers’ Disclosure Schedule sets forth the record and beneficial holder of the outstanding SNC Interests or Cottontail Interests, as applicable. Except as set forth in the preceding sentence, no Capital Stock of such Company is issued, reserved for issuance or outstanding. All of the outstanding Common Units of such Company have been duly authorized and validly issued and were not issued in violation of any preemptive or subscription rights or similar rights, the Securities Act or applicable Law. Except as provided in such Company’s Operating Agreement, there are no options, calls, warrants or convertible or exchangeable securities, or conversion, preemptive, subscription or other rights, or agreements, arrangements or commitments, in any such case, obligating or which may obligate such Company to issue, sell, purchase, return or redeem any Capital Stock or securities convertible into or exchangeable for any Capital Stock. Such Company does not own any Capital Stock in any other Person. Except as disclosed on Section 4.2(a) of the Sellers’ Disclosure Schedule, neither the SNC Interests nor Cottontail Interests are subject to any voting trust agreement, registration rights agreements, pledge agreements, buy-sell agreements or other Contract, agreement, arrangement, commitment, option, proxy, pledge, right of first refusal or preemptive right, or understanding, including any Contract restricting or otherwise relating to the ownership, voting rights, distribution rights, or disposition thereof.
(b)    Except as set forth in Section 4.2(b) of the Sellers’ Disclosure Schedule, there is no: (i) outstanding subscription, option, call, convertible note, warrant or right (whether or not currently exercisable) to acquire any shares of or interest in such Company or other equity interests of such Company; (ii) outstanding security, instrument or obligation (including any share or award of restricted stock, restricted stock unit, deferred stock or deferred stock unit or similar award) that is or may become convertible into or exchangeable for any securities of such Company (or cash based on the value of such shares); (iii) Contract, promise or commitment under which such Company is or may become obligated to sell or otherwise issue any shares of or interests in or other securities of any of such Company, or (iv) to such Company’s Knowledge, any assertion or condition or circumstance that may reasonably be expected to give rise to or provide a basis for the assertion, of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of or interests in or other securities of such Company.
Section 4.3    No Conflict. Provided that all consents, approvals, authorizations and other actions described in Section 4.4 have been obtained or taken, except as otherwise provided in this Article IV and except as may result from any facts or circumstances relating to the identity of the Buyer or its Affiliates, the execution and delivery by such Company of, and the consummation by such Company of the transactions contemplated by, this Agreement do not and will not (a) violate or conflict with the organizational documents of such Company, (b) subject to the Governmental Approvals referred to in Section 4.4, conflict with or violate in any material respect any Law or other Governmental Order applicable to such Company or by which any of its properties or assets is bound or subject, or (c) except as set forth in Section 4.3 of the Sellers’ Disclosure Schedule, result in any breach of, or constitute a default (or event which, with the giving of notice or lapse of time, or both, would constitute a default) under, or give to any Person any rights of termination, acceleration or cancellation of, or result in the creation of any Lien (other than Permitted Liens) on any of the assets or properties of such Company pursuant to, any Material Agreement or any note, bond, loan or credit agreement, mortgage or indenture to which such Company is a party or by which any of its properties or assets is bound or subject, except, in the case of clauses (b) and (c), as would not, individually or in the aggregate, be material to the Companies taken as a whole.
Section 4.4    Consents and Approvals. Except as may result from any facts or circumstances relating to the identity of the Buyer or its Affiliates and except in connection, or in compliance, with the approvals, filings and notifications imposed by applicable Laws that are set forth in Section 4.4 of the Sellers’ Disclosure Schedule, the execution and delivery by such Company of this Agreement does not, and the consummation by such Company of the transactions contemplated by this Agreement will not, require any Governmental Approval to be obtained or made by such Company, except for any Governmental Approvals the failure to be obtained or made would not, individually or in the aggregate, be material to the Companies taken as a whole.
Section 4.5    Employment Matters.
(a)    None of the Companies has, or has previously had, any employees. The Companies’ past and current workforce at the Real Property has been and at all times continues to be comprised solely of those workers who have been supplied to it by SCO (such employees, the “Property Employees”).
(b)    SCO is party to a collective bargaining agreement set forth in Section 4.5(b) of the Sellers’ Disclosure Schedule, applicable to certain Property Employees who work at the facility located at 800 Cottontail Lane, Somerset, NJ 08873 (the “Collective Bargaining Agreement”).
(c)    Except as set forth on Section 4.5(c) of the Sellers’ Disclosure Schedule, with regard to the Property Employees, during the past three (3) years and currently (a) the Sellers and SCO have been and are currently in material compliance with all Laws and other obligations respecting employment and employment practices and terms and conditions of employment, including all minimum wage and overtime Laws and wage payment Laws, employee notification, leave, affirmative action, child labor, immigration, employment discrimination, disability rights or benefits Laws, and labor Laws, and have not received any notice of an investigation, charge, citation, penalty, or assessment from any Governmental Entity with respect to such labor and employment Laws, and have not, and are not, engaged in any unfair labor practice, (b) no charge or complaint or labor arbitration proceeding has been filed or pending against Seller or SCO regarding any labor and employment Laws, (c) there have been and there are currently no labor strike(s), dispute(s), slowdown(s), or work stoppage(s) pending or, to the Knowledge of the Sellers, threatened against or involving Seller or SCO, (d) neither Seller nor SCO has breached or is in breach of a collective bargaining agreement or other contract, agreement, arrangement or understanding with a union, labor organization, or other entity purporting to represent employees, and (e) no material claim, charge, or complaint regarding or on behalf of any Property Employee or related to any employment practice of Seller or SCO, whether internally or otherwise, has been asserted or is pending, or, to the Knowledge of the Companies, has been threatened against Seller or SCO. Seller and/or SCO have properly completed all reporting and verification requirements pursuant to Law relating to immigration control for all of the Property Employees including the Form I-9. Seller and/or SCO have retained for each current Property Employee the Form I-9 throughout such employee’s period of employment with SCO and have retained a Form I-9 for each former Property Employee for a period of one (1) year from the date of termination of such Property Employee or three (3) years from the date of hire, whichever is later. Neither Seller nor SCO have received any notice from any Governmental Entity that Seller and/or SCO are in violation of any Law pertaining to immigration control or that any current or former Property Employee is or was not legally authorized to be employed in the United States or is or was using an invalid social security number and there is no pending, or to the Knowledge of Seller or SCO threatened, charge or complaint under the Immigration Reform and Control Act of 1986 against Seller.
(d)    For purposes of this Agreement, “Employee Benefit Plan” means each employment, retirement, pension, deferred compensation, medical, dental, disability, life, severance, vacation, incentive bonus, equity‑based compensation, stock purchase plan or other compensation or benefit plan, program, agreement or arrangement (whether or not an “employee benefit plan” within the meaning of Section 3(3) of ERISA). Section 4.5(d) of the Sellers’ Disclosure Schedule contains a true and complete list of each material Employee Benefit Plan sponsored or maintained by SCO or its Affiliates as of the date hereof (other than the Companies) in which any Property Employee or any dependent of any Property Employee is eligible to participate or to which SCO or its Affiliates contributes or is obligated to contribute relating to such Property Employees or has any actual or contingent liability (each, whether or not material, a “Company Benefit Plan”). Except for the Multiemployer Plan, no Company Benefit Plan that is a pension plan (within the meaning of Section 3(2) of ERISA (whether or not subject to ERISA)) constitutes a “multiemployer plan” (within the meaning of Section 3(37) of ERISA) or otherwise is a defined benefit pension plan (including any plan subject to Title IV of ERISA).
(e)    Except as set forth on Section 4.5(e) of the of the Sellers’ Disclosure Schedule, the Companies do not have any actual or contingent liability or obligation with respect to the Property Employees, the Collective Bargaining Agreement, or any Employee Benefit Plan (including the Company Benefit Plans and Multiemployer Plan) (together, the “SCO Employee Liabilities”). All liability and obligations relating to the SCO Employee Liabilities with respect to the employment of Property Employees prior to the Closing Date will be retained and satisfied by SCO or its Affiliates (other than the Companies).
Section 4.6    Taxes.
(a)    All material Tax Returns required to be filed by the Companies or any Subsidiary have been duly and timely filed (taking into account any applicable extensions). All such Tax Returns were correct and complete in all material respects. All Taxes payable by the Companies or any Subsidiary, whether or not shown as due on such filed Tax Returns, other than Taxes being contested in good faith and for which appropriate reserves have been established on the Financial Statements, have been duly and timely paid or remitted (taking into account any applicable extensions), as appropriate.
(b)    None of the Companies (i) is subject to any unresolved Tax audits with respect to a material amount of Taxes nor (ii) has waived or extended, or requested a waiver or extension of, the statutes of limitations with respect to any material amount of Taxes due, which such extension or waiver remains outstanding.
(c)    There are no Liens for any material amounts of Taxes upon the assets of the Companies, except for Permitted Liens.
(d)    Each Company has been, since its formation, classified as either a partnership or an entity disregarded as separate from its owner for U.S. federal income Tax purposes.
(e)    Except as set forth in Section 4.6(e) of the Sellers’ Disclosure Schedule, none of the Companies has filed nor retained anyone to file notices of protests, or to commence actions to review real property Tax assessments, against the Real Property that remain outstanding.
(f)    None of the Companies has received written notice from a Governmental Entity of a claim or assessment with respect to the Taxes of or pertaining to such Company, which claim or assessment has not been satisfied in full. To the Knowledge of such Company, no Tax Return of such Company is currently the subject of an audit by any taxing authority. No written notice of such an audit has been received by such Company.
(g)    None of the Companies nor any Subsidiary has waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, which extension is still in effect.
(h)    No Company is a party to or bound by any tax-indemnity, tax-sharing, or tax-allocation agreement other than any such agreements that are customary commercial contracts entered into in the Ordinary Course and not primarily related to Taxes.
(i)    No Company is liable for the Taxes of any other Person as a transferee or successor, by contract, or otherwise.
(j)    Each Company has withheld and paid all Taxes required to have been withheld and paid by it in connection with any amounts paid or owing to any employee, independent contractor, creditor, member or other third party.
(k)    No Company has, or has had, a permanent establishment, as defined in any applicable Tax treaty or convention, nor any assets or employees, in any country other than the United States, or is otherwise subject to Tax in any jurisdiction outside of the United States.
(l)    No Company has received written notice from any Taxing Authority in a jurisdiction in which it does not file a Tax Return indicating that such Company is or may be subject to such jurisdiction and, to the Company’s Knowledge, no Company is required to file any Tax Returns in any such jurisdiction.
(m)    No Company or Subsidiary has requested any private letter rulings from the IRS or comparable rulings from other taxing authorities and have not entered into any “closing agreement” as described in Section 7121 of the Code or similar arrangement.
(n)    The parties agree that for purposes of this Agreement, the representations and warranties made in this Section 4.6 and in Section 4.21(g) are the only representations and warranties made by the Sellers with respect to matters relating to Taxes.
Section 4.7    Compliance With Laws; Permits; Certifications.
(a)    Such Company is not now and has not been at any time during the past two (2) years, in material violation of any Laws or Governmental Orders applicable to it or its assets, properties or business. Such Company does not have Knowledge of the issuance or proposed issuance of, any notice by any Governmental Entity of any material violation or alleged material violation of any Law or Governmental Order that remains unresolved.
(b)    Except as disclosed on Section 4.7(b) of the Sellers’ Disclosure Schedule, each material Permit held by the Companies, or issued and held in respect of the Companies, or required to be issued and held to carry on the business of the Companies as currently conducted is valid and in full force and effect and will not be terminated or impaired (or become terminated or impaired) as a result of the transactions contemplated by this Agreement or any Ancillary Agreement. No Company is in material default under and to the Company’s Knowledge, no condition exists that with notice or lapse of time or both would constitute a default or violation under, any Permit held by the Companies. The Sellers have delivered or made available to the Buyer true, correct and complete copies of the material Permits, excluding Ordinary Course construction related Permits.
(c)    Except as disclosed on Section 4.7(c) of the Sellers’ Disclosure Schedule, each Certification held by the Companies, or issued and held in respect of the Companies, or required to be issued and held to carry on the business of the Companies as currently conducted is valid and in full force and effect and will not be terminated or impaired (or become terminated or impaired) as a result of the transactions contemplated by this Agreement or any Ancillary Agreement. No Company is in material default under and to the Company’s Knowledge, no condition exists that with notice or lapse of time or both would constitute a default or violation under, any Certification held by the Companies. The Sellers have delivered or made available to the Buyer true, correct and complete copies of the material Certifications, including all Certifications relating to compliance with (i) (A) The Health Insurance Portability and Accountability Act of 1996, (B) The Federal Information Security Management Act of 2002, and (C) The Federal Risk and Authorization Management Program, and (ii) (A) ISO 27001 standards, and (B) The Payment Card Industry Data Security Standard. Section 4.7(c) of the Sellers’ Disclosure Schedule, as of the date hereof, also lists the most recent audit reports the Companies have obtained with respect to SOC-2 Controls.  The Sellers have delivered or made available to the Buyer true, correct and complete copies of such audit reports.
(d)    Notwithstanding anything to the contrary herein, this Section 4.7 shall not apply to any tax or environmental matters and the representations and warranties expressly set forth in Section 4.6 and Section 4.11 are the only representations or warranties given by any Seller or Company with respect to such matters.
Section 4.8    Litigation.
(a)    Except (i) as set forth in Section 4.8 of the Sellers’ Disclosure Schedule and (ii) for routine personal injury claims below $50,000 which are fully covered by the Companies’ insurance policies, (x) there are no material Actions pending or, to the Knowledge of the Companies, threatened against such Company, or any of its respective properties or assets; and (y) there are no material injunctions, judgments, orders, decrees or rulings to which any of the Companies is a party by which it is bound by, or with any Governmental Entity.
(b)    The Sellers have delivered to the Buyer true, correct and complete copies of all material pleadings relating to each Proceeding listed on Section 4.8 of the Sellers’ Disclosure Schedule, and each settlement of a material Action (other than settlements of claims specified in Section 4.8(a)(ii)) entered into by such Company (i) during the two (2) year period prior to the date of this Agreement or (ii) with respect to which any material obligation of any party thereto is outstanding.
Section 4.9    Material Agreements.
(a)    Section 4.9 of the Sellers’ Disclosure Schedule lists, as of the date hereof, each of the Material Agreements. Except as set forth on Section 4.9 of the Sellers’ Disclosure Schedule, there have not been any material amendments, modifications or supplements to the Material Agreements. Such Company or its Affiliates, or the Representatives of any of the foregoing, have delivered or made available to the Buyer true and complete copies of all of such Company’s Material Agreements.
(b)    Except for Material Agreements that expire in accordance with their terms, each Material Agreement set forth on Section 4.9 of the Sellers’ Disclosure Schedule or required to be so disclosed pursuant to Section 4.9(a) is a valid and binding Contract of the applicable Company that is a party thereto and is in full force and effect, and, neither such Company nor, to the Knowledge of such Company, any other party thereto, is in material default or material breach under the terms of any such Material Agreement. There is no event, occurrence, condition, or act (including the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements) that, with the giving of notice or the passage of time, would constitute a material default or material event of default under any such Material Agreement by such Company or, to the Knowledge of such Company, any of the other parties thereto.
(c)    As of the date hereof, such Company has not received any written notice (i) terminating or threatening to terminate any Material Agreement or (ii) of intent not to renew a Material Agreement.
Section 4.10    Existing Debt; Indebtedness; Selling Expenses. Section 4.10 of the Sellers’ Disclosure Schedule sets forth the aggregate principal amount of Existing Debt as of the close of business of the Business Day immediately preceding the date hereof. As of the date hereof and before giving effect to the transactions contemplated hereby, except for Existing Debt, none of the Companies has any Indebtedness. Immediately after giving effect to the payoff of the Existing Debt at the Closing, the Companies will have no Indebtedness. After the Closing and after payment of the invoices for Selling Expenses provided by the Sellers to the Buyer pursuant to Section 2.3(c), the Companies will have no unpaid Selling Expenses.
Section 4.11    Environmental Matters. Except as set forth in Section 4.11 of the Sellers’ Disclosure Schedule:
(a)    Each Company is, and since January 1, 2012, has been in compliance in all material respects with all applicable Environmental Laws and has not received written notice from any Governmental Entity that any of their properties are in material violation of or subject to obligations for investigation or remediation of any Release of Hazardous Substances affecting such properties under any Environmental Laws.
(b)    Each Company possesses and has possessed since January 1, 2012 all material Permits required under Environmental Laws (“Environmental Permits”) for its operations or the occupancy of their properties, and is, and has since January 1, 2012, been in compliance in all material respects with all terms and conditions of such Environmental Permits. The Sellers have delivered or made available to the Buyer or its environmental consultant true, correct and complete copies of the current Environmental Permits.
(c)    There are no material claims, actions, suits or Proceedings pending or, to the Companies’ Knowledge, threatened in writing against the Companies arising under or pursuant to Environmental Laws. None of the Companies have received a written request for information pursuant to Environmental Law relating to any actual or potential material liability arising under or pursuant to Environmental Law, excluding any such matters that have been fully resolved with no further obligations on the behalf of such Company.
(d)    No Company is subject to any outstanding notice of violation or potential liability, judgment, order, injunction or decree of any court or other Governmental Entity, in each case relating to actual or alleged material violations of or material liabilities arising under or pursuant to Environmental Laws.
(e)    No Company has treated, stored, disposed or arranged for the treatment, storage or disposal of, or transported, released, or exposed any Person to, any Hazardous Substance, or owned or operated any property or facility where there has been any Release of any Hazardous Substance, in each case, which could reasonably be expected to result in material liabilities pursuant to any Environmental Laws and no Company has owned any real property other than the Real Property.
(f)    No Company has entered into any agreement, (i) with respect to the sale of any assets or businesses or (ii) with respect to any alleged or actual liability under Environmental Laws, pursuant to which it has provided an indemnity or retained material liability with respect to any other Person relating to any Environmental Laws, excluding any such agreement as to which the indemnity or retention of liability has expired or been terminated and as to which there are no current or pending claims against any of the Companies.
(g)    To such Companies’ Knowledge, the environmental reports delivered by Sellers to the Buyer with respect to the Real Property set forth in Section 4.11(g) of the Sellers’ Disclosure Schedule are true and complete copies of such environmental reports and none of the Companies has, in the past five (5) years, received written notice from any Governmental Entity that the Property is in material violation of any Laws or regulations related to Hazardous Substances.
(h)    Sellers and the Companies have made available to the Buyer or its environmental consultant complete and correct copies of all material environmental audits, assessments, reports, analyses, tests or monitoring, environmental management plans and all other documents materially bearing on the environmental condition of the properties which have been requested by Buyer or its environmental consultant and which are in their possession.
(i)    The representations and warranties set forth in this Section 4.11 are the sole and exclusive representations of Seller with respect to Environmental Laws, Hazardous Substances or environmental matters.
Section 4.12    Real Property.
(a)    Real Property.
(i)    Section 4.12(a)(i) of the Sellers’ Disclosure Schedule sets forth (A) a complete and accurate list of all Real Property owned by the Companies, (B) the name of the record title owner of each Real Property, (C) the street address and the legal description of each Real Property and (D) all fee title insurance policies in effect for each Real Property. SNC has good, valid and marketable fee simple title to, and enjoys peaceful, undisturbed possession of the North Carolina Property, free and clear of all Liens except Permitted Liens. 800 Cottontail has good, valid and marketable fee simple title to, and enjoys peaceful, undisturbed possession of the New Jersey Property, free and clear of all Liens except Permitted Liens. There are no outstanding options, rights of first refusal, or rights of first offer to acquire or lease any Real Property or any portion thereof and no Person is entitled to occupancy or possession of the Real Property other than the Companies and tenants under Leases.
(ii)    The current use of each Real Property is in accordance with the certificates of occupancy and the terms of any material Permits relating thereto and there are no contractual or legal restrictions that preclude or restrict and no facts known to Seller that would prevent any Real Property from being occupied and used by Buyer after Closing in the same manner as occupied and used by the Companies and their Affiliates immediately prior to the Closing.
(iii)    To The Companies’ Knowledge, the Real Property and the use and operation thereof in the conduct of the business of the Companies and their Affiliates do not (A) constitute a nonconforming use or structure under, and are not in breach or violation of, or default under, any applicable building, zoning, subdivision or other land use or similar Law, or (B) otherwise materially violate any Law, covenant, condition, restriction, easement, license, permit or agreement. Sellers and the Companies have complied, and are now complying, in all material respects with all Laws applicable to the ownership and use of the Real Property. The Real Property is supplied with utility services necessary for the current use and operation thereof. There has been no material destruction, damage or casualty with respect to any Real Property.
(iv)    The Sellers have made available to the Buyer complete copies of the most recent zoning reports with respect to the Real Property within Sellers’ possession or control.
(b)    Leases.
(i)    Section 4.12(b)(i) of the Sellers’ Disclosure Schedule sets forth a true, correct and complete list of the Leases as of the date hereof and, except as set forth on Section 4.12(b)(i) of the Sellers’ Disclosure Schedule, as of the date hereof, there have not been any amendments, modifications or supplements to or assignments or subleasing of the Leases consented to by the Companies. The Leases listed on Section 4.12(b)(i) of the Sellers’ Disclosure Schedule represent the entire agreement between the parties thereto with respect to the applicable Real Property and all leases for space in or access to the Real Property in effect on the date hereof. The Sellers have delivered or made available to the Buyer true, correct and complete copies of the Leases. Subject to the foregoing, no representation is made as to (i) the possible assignments of any of the Leases not consented to by the Sellers or the Companies, or (ii) any subleases or underlettings under any of the Leases not consented to by the Sellers or the Companies.
(ii)    Except as set forth on Section 4.12(b)(ii) of the Sellers’ Disclosure Schedule, as of the date hereof, (A) all of the Leases are in full force and effect in accordance with their respective terms and constitute legally valid and binding obligations of the Companies and, to the Companies’ Knowledge, of the Tenants under such Leases, (B) no Tenant has paid Fixed Rent to the Companies relating to periods on or after the date hereof more than thirty (30) days in advance of the date same is due under its respective Lease (unless the same is prorated under Section 2.4) and no Tenant is entitled to (x) any free rent, rent concession, rent set off or abatement rights (other than any free rent periods provided for in such Lease), (y) any tenant improvement work not yet performed or (z) any consideration not yet given in connection with its tenancy or license, other than, in each case, with respect to the pro-rated items set forth in Section 2.4(h)(i)), and (C) neither the Companies nor, to the Companies’ Knowledge, any other party thereto is in material breach of or material default under any of the Leases and, to the Companies’ Knowledge, no event has occurred nor circumstance exists, which with notice or lapse of time, or both, would constitute a breach or default under any Lease. Except for the Leases, there are no other written or oral agreements binding upon the Real Property, any Company or the Buyer after the Closing granting any person the right to use or occupy space at the Real Property.
(iii)    A complete list of all brokerage commissions payable or that may become payable in connection with the Leases, and the only written agreements for the payment of leasing brokerage commissions in connection with the Leases where commissions remain payable or are contingently payable upon the occurrence of certain events, as of the date hereof, are those listed on Section 4.12(b)(iii) of the Sellers’ Disclosure Schedule or otherwise contained in or appended to the Leases (the “Brokerage Agreements”). Except as set forth on Section 4.12(b)(iii) of the Sellers’ Disclosure Schedule, there are no unpaid brokerage, leasing or other commissions, compensation or fees payable (or which may become payable) in connection with the Leases (other than with respect to the pro-rated items set forth in Section 2.4(h)). The Sellers have delivered or made available to the Buyer true and correct copies of the Brokerage Agreements.
(iv)    Section 4.12(b)(iv) of the Sellers’ Disclosure Schedule sets forth a true, correct and complete list of Tenant security deposits (“Security Deposits”) as of the date hereof. Except as set forth on Section 4.12(b)(iv) of the Sellers’ Disclosure Schedule, none of the Security Deposits has been applied by Seller or the Companies to the obligations of a Tenant.
(c)    Condemnation. There are no existing, pending or, to the Knowledge of Sellers, contemplated condemnation, eminent domain or similar proceeding, with respect to the Real Property or any portion thereof or interest therein and the Sellers shall promptly deliver to Buyer copies of any notices received after the date of this Agreement from any Governmental Entity with respect to a condemnation, eminent domain or similar proceedings.
Section 4.13    Brokers. Except as set forth in Section 4.13 of the Sellers’ Disclosure Schedule, for which fees and expenses the Sellers are solely responsible, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller.
Section 4.14    Affiliate Transactions.
(a)    Section 4.14(a) of the Sellers’ Disclosure Schedule contains a complete list of (a) all Intercompany Agreements in effect as of the date hereof, (b) all amounts owed, as of the date hereof, between any director, executive officer or employee of such Company, or Seller or any of their Affiliates, on the one hand, and such Company or any of its Subsidiaries, on the other hand, and (c) all material transactions and services provided since January 1, 2016 between any director, executive officer or employee of any of such Company, or the Sellers or any of their Affiliates, on the one hand, and such Company or any of its Subsidiaries, on the other hand, in each case of clauses (a), (b) and (c), other than (i) amounts and obligations owed or paid in respect of, or in connection with, service to such Company as an employee, officer, or director, and (ii) distributions of earnings made or to be made by a Company to the Sellers or any of its their Affiliates.
(b)    Except as set forth on Section 4.14(b) of the Sellers’ Disclosure Schedule, no (i) Affiliate of the Companies or (ii) entity in which any such Affiliate owns a beneficial interest (other than a publicly held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than five percent (5%) of the stock of which is beneficially owned by such member, officer or director), is a party to any contract or business arrangement with, or relating to, such Company (other than employment contracts or employment related contracts entered into in the Ordinary Course) or owns, or has any interest in, any asset or property material to the business of the Companies.
Section 4.15    Insurance. Section 4.15 of the Sellers’ Disclosure Schedule lists, as of the date hereof, all insurance policies and fidelity bonds covering the assets, business, operations, employees, officers, directors and managers, as applicable, of such Company and its Subsidiaries (collectively, the “Policies”). Section 4.15 of the Sellers’ Disclosure Schedule also sets forth a list and description of all claims made by such Company or any of its Subsidiaries under the Policies (or any other insurance policies which were in effect) within the two (2) years preceding the date of this Agreement, other than claims that were ultimately handled pursuant to the insurance policies of a third party. With respect to each Policy, the Companies have delivered to Buyer a true and complete copy of each such Policy (including all amendments thereto) and a true and complete copy of each material document (including all amendments thereto) prepared in connection with each such Policy. All Policies are in full force and effect and there is no claim by such Company or any of its Subsidiaries pending under any of such Policies as to which coverage has been denied or disputed by the issuers or underwriters of such policies or bonds of any of the Policies. Current and historical limits of liability under the Policies have not been exhausted and are not impaired. All premiums due and payable under the Policies have been paid, and neither the Companies, nor any Subsidiary of any Company, has any liability due for any retrospective premium adjustment, audit premium adjustment, experience based liability or loss sharing cost adjustment under any of the Policies. Such Company and its Subsidiaries have complied in all material respects with the terms and conditions of all of the Policies. To the Knowledge of such Company, as of the date hereof there is no threatened termination of, or premium increase with respect to, any of the Policies, and the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements will not result in any inability to assess claims that were incurred prior to the Closing under any of the Policies.
Section 4.16    Financial Statements. The Companies have delivered to the Buyer the Financial Statements, true, complete and correct copies of which are attached as Section 4.16 of the Sellers’ Disclosure Schedule. The Financial Statements (i) have been prepared in accordance with GAAP (subject in the case of unaudited statements to normal adjustments and the absence of notes), (ii) reflect the consistent application of accounting principles throughout the periods involved (except as otherwise noted therein), (iii) are derived from the books and records (including the general ledgers) of the Companies and their Subsidiaries, and (iv) other than normal adjustments which are not reflected on the Financial Statements, fairly present in all material respects the financial position of the Companies at the dates thereof and the results of the operations, changes in stockholders’ equity and cash flows of the Companies for the periods indicated. Except as disclosed on Section 4.16 of the Sellers’ Disclosure Schedule, no financial statements of any Person other than the Companies and their Subsidiaries are required by GAAP to be included in the financial statements of the Companies.
Section 4.17    Undisclosed Liabilities. There are no liabilities or obligations of such Company or any of its Subsidiaries of a nature required by GAAP to be reflected or reserved against on the balance sheet of such Company other than (a) liabilities reflected or reserved for in the Balance Sheet as of the Balance Sheet Date, (b) liabilities specifically disclosed on Section 4.17 of the Sellers’ Disclosure Schedule, (c) liabilities incurred since the Balance Sheet Date in the Ordinary Course, (d) liabilities incurred in connection with the transactions contemplated by this Agreement, (e) liabilities in the form of contractual obligations required to be performed under the Material Agreements disclosed on the Sellers’ Disclosure Schedule and (f) liabilities and obligations related to (i) entering into Leases and (ii) the Construction Work.
Section 4.18    Tangible Personal Property; Assets. The assets owned or leased by each Company (including personal and tangible, and excluding intangible property), or that each otherwise has or will have the right to use (including personal and tangible, and excluding intangible property), constitute all of the tangible assets held for use or used in connection with the Companies’ businesses other than the Seller Marks and other personal property of SCO and are sufficient to conduct the businesses of the Companies as presently conducted. Each Company has good and valid title to all of its tangible properties and assets in each case, free and clear of all Liens except (i) as specifically disclosed on Section 4.18 of the Sellers’ Disclosure Schedule, and (ii) for Permitted Liens. Except pursuant to this Agreement, no Company is a party to any Contract or obligation whereby there has been granted to any Person an absolute or contingent right to purchase, obtain or acquire any rights in any of the assets, properties or operations of such Company.
Section 4.19    Warranties. Except as set forth on Section 4.19 of the Sellers’ Disclosure Schedule, as of the date hereof, there is no pending claim for product liability, warranty or other similar claims by any third party (whether based on contract or tort and whether relating to personal injury, including death, property damage or economic loss) arising from: (a) services rendered by the Companies as of the date hereof, or (b) the operation of the Companies’ businesses as of the date hereof.
Section 4.20    Certain Business Practices. No Company, and to the Knowledge of the Companies, no director, officer or employee the Companies or has: (a) used or promised any funds for unlawful contributions, gifts, entertainment or made other unlawful payments relating to political activity, (b) since December 31, 2011 through the date hereof, made any unlawful payment to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (c) paid, promised, accepted or received any unlawful payments, expenditures or gifts.
Section 4.21    Absence of Certain Changes. Except as disclosed on Section 4.21 of the Sellers’ Disclosure Schedule or as contemplated by this Agreement, since the Balance Sheet Date through the date hereof, such Company has conducted its business in the Ordinary Course and has not:
(a)    amended or modified its governing or organizational documents;
(b)    outside the Ordinary Course, directly or indirectly through SCO, changed any salaries or other compensation of, or paid any bonuses to, any director, manager, officer, employee of such Company, such Subsidiary, or SCO, as applicable, or entered into any employment, severance, or similar agreement with any director, manager, officer, or employee of such Company, Subsidiary, or SCO;
(c)    outside the Ordinary Course, entered into, terminated or materially modified, amended or extended, or waived, released or assigned any material rights or material claims under, any Material Agreement;
(d)    incurred, assumed, or guaranteed any Indebtedness;
(e)    granted any Lien other than a Permitted Lien;
(f)    issued or sold any Capital Stock in such Company, or made any other changes in such Company’s capital structure;
(g)    made any material change in any financial or Tax accounting methods or practices, except as required by an applicable Law or GAAP, or made, changed, revoked or modified any material Tax election, or changed its fiscal or Tax year;
(h)    directly or indirectly sold, leased, licensed, abandoned, mortgaged or otherwise encumbered or subjected to any Lien (other than a Permitted Lien) or otherwise disposed in whole or in part any of its material properties, assets or rights or any interest therein, except in the Ordinary Course;
(i)    entered into or amended the terms of any Lease, except for those Leases and amendments thereto listed on Section 4.12(b) of the Sellers’ Disclosure Schedules;
(j)    except in the Ordinary Course, (i) wrote-off as uncollectible any notes or Accounts Receivable except write-offs charged to reserves, (ii) wrote-off, wrote-up, or wrote-down any other material asset of the Companies or (iii) altered the customary time periods for collection of Accounts Receivable or payments of accounts payable;
(k)    paid, discharged, settled, or satisfied any claims, liabilities, or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) or any Action for Damages, in each case in excess of $250,000 individually or $500,000 in the aggregate, or commenced any lawsuit for Damages in excess of $250,000 individually or $500,000 in the aggregate, other than the payment, discharge, or satisfaction of (i) liabilities reflected or reserved against on the Balance Sheet, or (ii) liabilities incurred since the Balance Sheet Date in the Ordinary Course;
(l)    entered into any compromise or settlement of, or took any other action with respect to, any Proceeding, or investigation;
(m)    made any loan, advance, or capital contributions to or investment in any Person, except for deposits held by Tishman Construction Corporation of New Jersey or other vendors in the Ordinary Course;
(n)    incurred or committed to incur any Capital Expenditure or authorization or commitment with respect thereto that in the aggregate exceeds $500,000, except for expenditures made in connection with the Construction Work and other work the Companies perform at the request of Tenants;
(o)    entered into any new line of business outside of its existing lines of business;
(p)    terminated or closed any material facility, line of business, or operation;
(q)    caused or suffered any material damage, destruction, or other casualty loss (whether or not covered by insurance) affecting any Company or its assets;
(r)    directly or indirectly acquired or agreed to acquire (i) by merging or consolidating with, purchasing a substantial equity interest in or a substantial portion of the assets of, making an investment in or loan or capital contribution to or in any other manner, any Person thereof or (ii) any assets that are otherwise material to the Companies outside of the Ordinary Course;
(s)    created any Subsidiary;
(t)    entered into any new line of business outside of its existing lines of business;
(u)    terminated or closed any material facility, line of business, or operation;
(v)    directly or indirectly acquired or agreed to acquire by merging or consolidating with, purchasing a substantial equity interest in or a substantial portion of the assets of, making an investment in or loan or capital contribution to or in any other manner, any Person thereof;
(w)    made any loan, advance, or capital contributions to or investment in any Person;
(x)    created any Subsidiary;
(y)    adopted or entered into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization; or
(z)    committed, agreed to, or contracted to do any of the foregoing.
Section 4.22    Relationships. To the Companies’ Knowledge, as of the date hereof, the relationships of the Companies with their respective suppliers and vendors are good commercial working relationships. Except as disclosed on Section 4.22 of the Sellers’ Disclosure Schedule, as of the date hereof, none of the Companies’, suppliers or vendors has canceled, terminated, or otherwise materially altered or notified in writing any Company of any intention or otherwise, to the Companies’ Knowledge, threatened to cancel, terminate, or materially alter its relationship with such Company effective prior to, as of, or within one year after, the Closing. As of the date hereof, there has not been any change in relations with suppliers or vendors of any Company as a result of the transactions contemplated by this Agreement or the Ancillary Agreements.
Section 4.23    Privacy. To the Companies’ Knowledge, as of the date hereof, no security breach of any Personal Data that is collected, used or held for use by any Company has occurred. The Companies are, and at all times have been, in compliance in all material respects with all applicable federal, state, local and foreign laws, rules and regulations pertaining to (i) data security, cyber security, and (ii) the collection, storage, use, access, disclosure, processing, security, and transfer of Personal Data (referred to collectively in this Agreement as “Data Activities”). Notwithstanding the foregoing, no representation or warranty is made with respect to Personal Data that is collected, used or held by Tenants.
Section 4.24    Business Continuity. Each of the Companies currently maintains a plan with respect to business continuity and disaster recovery activities which has been made available to Buyer.
Section 4.25    Intellectual Property.
(a)    Section 4.25(a) of the Sellers’ Disclosure sets forth all registered Intellectual Property Rights owned by the Companies. Except as set forth on Section 4.25(a) of the Sellers’ Disclosure (i) the Companies own or have the right to use all Intellectual Property Rights used by the Companies in, and that are necessary for or otherwise material to, the business of the Companies as currently conducted and (ii) the Companies have not received, in the thirty-six (36) months preceding the date hereof, any written charge, complaint, claim, demand or notice challenging the validity or enforceability of or the Companies’ ownership or right to use any material Intellectual Property Rights.
(b)    The conduct of the business of the Companies as currently conducted does not infringe upon any Intellectual Property Rights of any other person. The Companies have not received, in the thirty six (36) months preceding the date hereof, any written charge, complaint, claim, demand or notice alleging any such infringement of the Intellectual Property Rights of any other Person by the Companies. To the Companies’ Knowledge, no other Person has infringed any Intellectual Property Rights of the Companies during the thirty-six (36) months preceding the date hereof.  This Section 4.25(b) is the only representation or warranty of the Companies regarding any infringement or other violation of Intellectual Property Rights.
(c)    The Companies have taken commercially reasonable steps to: (i) secure, maintain and protect the ownership, enforceability and validity of the Intellectual Property Rights owned or purported to be owned by the Companies (if any) and (ii) maintain the confidentiality of all trade secrets or other proprietary information that the Companies hold, or purport to hold, as a trade secret in connection with the business of the Companies. All Persons responsible for the invention, development, creation or discovery of any Intellectual Property Rights owned or purported to be owned by the Companies (if any) have assigned all right, title and interest in and to such Intellectual Property Rights to the Companies through a valid, enforceable assignment. No Person has created or contributed to any Intellectual Property Rights owned or purported to be owned by the Companies without assigning such Intellectual Property Rights to the Companies.
(d)    Except as identified for each instance in Section 4.25(d) of the Sellers’ Disclosure Schedule, the Companies do not own, use or possess any Open Source Technology that is or has been included, incorporated or embedded in, linked to or combined or distributed with any material proprietary software of the Companies in a manner that has resulted in the loss of rights in or dedication to the public of such material proprietary software.  All use and distribution of any Open Source Technology by or through the Companies are in compliance in all material respects with all license agreements applicable thereto. As of the date hereof, the Companies are not under any obligation to contribute or license any of their material proprietary software or source code, or to disclose any of their material proprietary software, as the result of its use of Open Source Technology.
(e)    No representation in this Section 4.25 is made with respect to Intellectual Property Rights of Tenants.
Section 4.26    Disclaimer. Except for the representations and warranties made by the Sellers in Article III or by the Companies in this Article IV, none of the Sellers, the Companies, their respective Affiliates and the Representatives of any of the foregoing makes any other representation or warranty of any kind or nature whatsoever, oral or written, express or implied, with respect to any Seller, any Company or any of their respective Affiliates or the Property, this Agreement or the transactions contemplated by this Agreement. Except for the representations and warranties made by the Sellers in Article III or by the Companies in this Article IV, (i) each Seller and each of the Companies (in each case on behalf of itself, its Affiliates and its and its Affiliates’ Representatives) disclaims any other representations or warranties, whether made by Seller, any Company, any of their respective Affiliates, any Representative of any of the foregoing, or any other Person, and (ii) each Seller and each of the Companies (in each case on behalf of itself, its Affiliates and its and its Affiliates’ Representatives) disclaims all liability and responsibility for any other representation, warranty, opinion, projection, forecast, advice, statement or information made, communicated or furnished (orally or in writing) to the Buyer or its Affiliates or Representatives of the Buyer or its Affiliates (including any opinion, projection, forecast, advice, statement or information that may have been or may be provided to the Buyer or its Affiliates or their respective Representatives by any Representative of Seller, the Company or any of their Affiliates). For the avoidance of doubt, none of the Sellers, the Companies, their respective Affiliates or the Representatives of any of the foregoing makes any representations or warranties to the Buyer or any other Person regarding the probable success or profitability of the Property or the Companies (whether before or after Closing).
ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER
The Buyer represents and warrants to each Seller:
Section 5.1    Organization and Authority of the Buyer. The Buyer is a limited partnership duly formed and validly existing under the Laws of the State of Maryland. The Buyer is in good standing under the Laws of the State of Maryland. The Buyer has all requisite limited partnership organizational power and authority to enter into, consummate the transactions contemplated by and carry out its obligations under this Agreement. The execution and delivery by the Buyer of this Agreement and the consummation by the Buyer of the transactions contemplated by this Agreement have been duly authorized by all requisite limited partnership organizational action on the part of the Buyer. This Agreement has been duly executed and delivered by the Buyer. Assuming due authorization, execution and delivery by the other parties hereto, this Agreement constitutes, the legal, valid and binding obligation of the Buyer, enforceable against it in accordance with its terms, subject in each case to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, rehabilitation, liquidation, fraudulent conveyance, preferential transfer or similar Laws now or hereafter in effect relating to or affecting creditors’ rights and remedies generally and subject, as to enforceability, to the effect of general equitable principles (regardless of whether enforcement is sought in a Proceeding in equity or at law).
Section 5.2    No Conflict. Provided that all consents, approvals, authorizations and other actions described in Section 5.3 have been obtained or taken, except as otherwise provided in this Article V and except as may result from any facts or circumstances relating to the identity of the Sellers or the Subsidiaries, the execution and delivery by the Buyer of, and the consummation by the Buyer of the transactions contemplated by, this Agreement does not or will not (a) violate or conflict with the organizational documents of the Buyer, (b) subject to the Governmental Approvals, referred to in Section 5.3, conflict with or violate in any material respect any Law or other Governmental Order applicable to the Buyer by which it or any of its properties or assets is bound or subject or (c) result in any breach of, or constitute a default (or event which, with the giving of notice or lapse of time, or both, would constitute a default) under, or give to any Person any rights of termination, acceleration or cancellation of, or result in the creation of any Lien (other than Permitted Liens) on any of the assets or properties of the Buyer pursuant to, any Material Agreement or any note, bond, loan or credit agreement, mortgage or indenture to which the Buyer is a party or by which the Buyer or any of its properties or assets is bound or subject, except as in the case of clauses (b) and (c), as would not individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.
Section 5.3    Consents and Approvals. Except as may result from any facts or circumstances relating to the identity of the Sellers or their respective Affiliates, the execution and delivery by the Buyer of this Agreement does not, and the consummation by the Buyer of the transactions contemplated by this Agreement will not, require any Governmental Approval to be obtained or made by the Buyer or any of its Affiliates, except for any Governmental Approvals the failure of which to be obtained or made would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.
Section 5.4    Available Funds. The Buyer has available to it, and will have at the Closing, sufficient and immediately available funds in cash or cash equivalents to enable it to consummate the transactions contemplated hereby, including payment of the Cash Purchase Price, and payment of all fees and expenses in connection with the transactions contemplated hereby.
Section 5.5    Securities Laws Matters. The SNC Interests and the Cottontail Interests are being acquired by the Buyer for its own account and without a view to the public distribution or sale thereof or any interest in either of them. The Buyer understands and agrees that it may not sell, transfer, assign, pledge or otherwise dispose of any of the SNC Interests or the Cottontail Interests other than pursuant to a registered offering in compliance with, or in a transaction exempt from, the registration requirements of the Securities Act and applicable state and foreign securities Laws.
Section 5.6    Litigation. There are no Actions pending or, to the Knowledge of the Buyer, threatened in writing against the Buyer or its Affiliates that, individually or in the aggregate, would reasonably be expected to have a Buyer Material Adverse Effect.
Section 5.7    Regulatory Status. The Buyer has all authorizations, licenses, qualifications and registrations or other equivalent forms of approval (as applicable) in each jurisdiction in which either of the Companies operates, in each case as may be required pursuant to applicable Law to consummate the transactions contemplated hereby and to conduct the operations of the Companies as currently conducted.
Section 5.8    Brokers. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Buyer.
Section 5.9    Solvency. Assuming the representations and warranties of the Companies contained in this Agreement are true and correct in all material respects, at and immediately after the date hereof, and after giving effect to the Closing and the other transactions contemplated hereby, none of the Buyer and the Companies will (a) be insolvent (either because its financial condition is such that the sum of its debts is greater than the fair value of its assets or because the fair salable value of its assets is less than the amount required to pay its probable liability on its existing debts as they mature), (b) have less than adequate capital with which to engage in its business or (c) have incurred debts (and does not immediately plan to incur debt) beyond its ability to pay as they become due.
Section 5.10    Non-Reliance of the Buyer. WITHOUT IN ANY WAY LIMITING THE REPRESENTATIONS AND WARRANTIES IN ARTICLE III AND ARTICLE IV, THE BUYER ACKNOWLEDGES AND AGREES THAT (I) IT HAS MADE ITS OWN INQUIRY AND INVESTIGATION INTO AND HAS HAD, AMONG OTHER THINGS, FULL ACCESS TO THE DATA ROOM AND HAS RECEIVED THE SELLERS’ DISCLOSURE SCHEDULE, AND, BASED THEREON, HAS FORMED AN INDEPENDENT JUDGMENT CONCERNING THE BUSINESS, OPERATIONS, ASSETS, LIABILITIES AND FINANCIAL CONDITION OF EACH COMPANY, THE PROPERTY AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AND (II) IT HAS BEEN FURNISHED WITH, OR GIVEN ADEQUATE ACCESS TO, SUCH INFORMATION ABOUT EACH COMPANY, THE PROPERTY AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS IT HAS REQUESTED. THE BUYER FURTHER ACKNOWLEDGES AND AGREES THAT (A) THE REPRESENTATIONS AND WARRANTIES OF THE SELLERS IN ARTICLE III AND THE COMPANIES IN ARTICLE IV (AS QUALIFIED BY THE SELLERS’ DISCLOSURE SCHEDULE AND THE INFORMATION SPECIFIED IN THE DEFINITION OF “PREVIOUSLY DISCLOSED”) CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES OF THE SELLERS AND THE COMPANIES TO BUYER IN CONNECTION WITH THIS AGREEMENT, AND THAT, EXCEPT AS SET FORTH IN ARTICLE III OR ARTICLE IV, ALL OTHER REPRESENTATIONS AND WARRANTIES OF ANY KIND OR NATURE EXPRESS OR IMPLIED ARE SPECIFICALLY DISCLAIMED BY EACH SELLER AND EACH OF THE COMPANIES, AND (B) BUYER HAS NOT RELIED UPON ANY OTHER REPRESENTATIONS OR OTHER INFORMATION MADE OR SUPPLIED BY OR ON BEHALF OF ANY SELLER, ANY OF THE COMPANIES, ANY OF THEIR RESPECTIVE AFFILIATES ANY REPRESENTATIVE OF ANY OF THE FOREGOING, INCLUDING ANY INFORMATION PROVIDED BY OR THROUGH THEIR AFFILIATES OR ANY OF THEIR OR THEIR AFFILIATES’ RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES OR REPRESENTATIVES, OR IN THE DATA ROOM OR ANY OTHER DUE DILIGENCE INFORMATION, AND THAT BUYER WILL NOT HAVE ANY RIGHT OR REMEDY ARISING OUT OF ANY SUCH REPRESENTATION OR OTHER INFORMATION.
ARTICLE VI

COVENANTS
Section 6.1    Access to Books and Records. Until the later of the seventh (7th) anniversary of the Closing and such time as the information and access described below is no longer reasonably required by any Seller (provided, that the Buyer shall give 30 days’ notice to each Seller prior to destroying any records to permit each Seller, at its expense, to examine, duplicate or repossess such books and records), the Buyer shall afford promptly to each Seller and its Representatives access to the books, records, officers, employees, auditors and other advisors of any Company and its Subsidiaries and the Real Property to the extent reasonably required by the Sellers (including on behalf of any of their direct or indirect owners) for any lawful business purpose, including litigation, disputes, compliance, financial reporting (including financial audits of historical information), regulatory, Tax and accounting matters, and the Buyer shall cooperate fully with each Seller and its Representatives to furnish such books and records and make available such officers, employees, auditors and other advisors; provided, that such access does not unreasonably interfere with the conduct of the business of the Buyer or any Company.
Section 6.2    Public Announcements. The initial press release concerning this Agreement and the transactions contemplated hereby will be substantially in the form heretofore agreed among the parties hereto. None of the Buyer, Sellers, any Affiliate or Representative of the Buyer or any Affiliate or Representative of any Seller shall issue or cause the publication of any other press release or public announcement or otherwise communicate with any news media in respect of this Agreement or the transactions contemplated by this Agreement without the prior written consent of each other party hereto (which consent shall not be unreasonably withheld, conditioned or delayed), except as may be required by Law or the requirements of any applicable stock exchange (based upon the reasonable advice of counsel, which may be in-house counsel); provided, that Affiliates of Sellers who are also Affiliates of Kelso & Company (“Kelso Affiliates”) may disclose information concerning the transactions contemplated hereby to limited partners in funds managed by Kelso Affiliates.
Section 6.3    Confidentiality.
(a)    The Sellers (on behalf of Sentinel Data Centers, LLC) and the Buyer (on behalf of CyrusOne LLC) acknowledge and agree that (i) the terms of each of (x) that certain Confidentiality and Non-Disclosure Agreement, dated as of January 12, 2017, by and between Sentinel Data Centers, LLC and CyrusOne LLC (the “Seller Confidentiality Agreement”) and (y) that certain Confidentiality and Non-Disclosure Agreement, dated as of January 12, 2017, by and between the same parties (the “Buyer Confidentiality Agreement”), shall terminate effective as of the Closing, and (ii) neither the execution of this Agreement or any other agreement contemplated hereby nor the consummation of the transactions contemplated hereby or thereby shall be deemed to constitute a breach of the terms set forth in Section 19 of the Buyer Confidentiality Agreement and, to the extent of any conflict between such terms and the terms of this Agreement or of any other agreement contemplated hereby, the terms of this Agreement or such other agreement shall control over those set forth in Section 19 of the Buyer Confidentiality Agreement. Notwithstanding the foregoing, for a period of two (2) years from the Closing Date, the Buyer shall, and shall cause each Company and each other Affiliate of the Buyer, and shall direct the Representatives of any of the foregoing to, keep confidential all nonpublic information in such Person’s possession regarding any Seller and its Affiliates, other than such information relating to the Companies or the Real Property; provided that the Buyer will not be required to maintain as confidential any information (i) that becomes generally available to the public other than as a result of a disclosure by the Buyer, any Company, any other Affiliate of the Buyer or any Representative of any of the foregoing in violation of this Agreement, (ii) as may be required to be disclosed pursuant to the terms of a Governmental Order, under applicable Law or by any regulatory authority or which otherwise has regulatory or supervisory authority over the Buyer, their Affiliates or any of their respective Representatives or in the course of inspections, examinations or inquiries by a regulatory or self-regulatory authority that has requested or required the inspection of records; provided that the Buyer, Affiliate or Representative advises the Person to which such disclosure is made of the confidential nature of the information and, if permitted by Law, regulation and applicable supervisory authority, gives each Seller such advance notice as may be reasonably practicable under the circumstances, (iii) in response to any summons, subpoena or other legal process or formal or informal investigative demand issued to the Buyer or its Affiliates or any of their respective Representatives in the course of any litigation, investigation or administrative Proceeding; provided, however, that to the extent legally permitted and reasonably practicable under the circumstances, the Buyer, Affiliate or Representative shall notify each Seller in advance of such intended disclosure and reasonably cooperate with any Seller in its efforts to limit or restrict such disclosure, at the sole cost of such Seller, or (iv) in order to enforce its rights under this Agreement or otherwise in connection with any litigation to which the Buyer or any of its Affiliates is a party. If this Agreement is, for any reason, terminated prior to the Closing, the Seller Confidentiality Agreement and the Buyer Confidentiality Agreement shall continue in full force and effect in accordance with its terms.
(b)    For a period of two (2) years from the Closing Date, each Seller shall, and shall cause each of its respective Affiliates (including without limitation SCO and Sentinel Data Centers, LLC) and shall direct its Representatives to, keep confidential all nonpublic information in its possession regarding any Company, the Real Property, or CyrusOne LLC and its Affiliates; provided, that no Seller will be required to maintain as confidential any information (i) that becomes generally available to the public other than as a result of a disclosure by any Seller or its Affiliates in violation of this Agreement, (ii) as may be required to be disclosed pursuant to the terms of a Governmental Order, under applicable Law or by any regulatory authority or which otherwise has regulatory or supervisory authority over such Seller or its Affiliates or in the course of inspections, examinations or inquiries by a regulatory or self-regulatory authority that has requested or required the inspection of records; provided that such Seller or such Affiliate advises the person to which such disclosure is made of the confidential nature of the information and, if permitted by Law, regulation and applicable supervisory authority, gives the Buyer such notice as may be reasonably practicable under the circumstances, (iii) in response to any summons, subpoena or other legal process or formal or informal investigative demand issued to such Seller or its Affiliates in the course of any litigation, investigation or administrative Proceeding; provided, however, that to the extent legally permitted and reasonably practicable under the circumstances, such Seller or any such Affiliate shall notify the Buyer in advance of such intended disclosure and reasonably cooperate with the Buyer in its efforts to limit or restrict such disclosure, at the sole cost of the Buyer, or (iv) in order to enforce its rights under this Agreement or otherwise in connection with any litigation to which such Seller or any of its Affiliates is a party; provided, further, that nothing in this Agreement shall restrict, or be deemed to restrict, any Seller’s right to disclose any information to its direct or indirect members, limited partners or other holders of equity or other economic interests in the Ordinary Course.
Section 6.4    Affiliate Guaranties. With respect to any guaranty of the obligations of any of the Companies issued by any Affiliate of the Companies (other than any other Company) in favor of Existing Lender or otherwise, or any keepwell, subscription agreement, net worth maintenance agreement, letter of credit, reimbursement obligation, surety bond or letter of comfort with respect to any of the Companies imposing any obligations on any Affiliate of the Companies (other than any other Company) (including those set forth in Section 6.4 of the Sellers’ Disclosure Schedule) (collectively, “Affiliate Guaranties”), such agreements shall be terminated at the Closing pursuant to written instruments acceptable to Seller, provided, solely with respect to the Affiliate Guaranty listed on Section 6.4 of the Sellers’ Disclosure Schedule, if such agreement is not terminated at the Closing, the Buyer shall use, and from and after the Closing shall cause each Company to use, reasonable best efforts to arrange as soon as reasonably practicable for the release, effective as of the Closing (or as promptly thereafter as possible), of the applicable Affiliate of the Companies from its obligations to the beneficiary under such Affiliate Guaranty, including by offering such beneficiary a guaranty of the Buyer or any of its Affiliates of like character and on terms (financial and otherwise) no less favorable to such beneficiary, provided that, if the Buyer is unable to obtain such release prior to the Closing, the Buyer shall indemnify and hold harmless the applicable Affiliate of the Companies with respect to such Affiliate Guaranty to the extent that such Affiliate incurs any obligation or liability in connection therewith from and after the Closing (in any event, such that, from and after the Closing no such Affiliate of the Companies shall have any obligation or liability whatsoever arising from or in connection with the Affiliate Guaranties except for obligations or liabilities, if any, for which such Affiliate will be fully indemnified by the Buyer). In addition, Buyer shall deliver at Closing a replacement of the existing letter of credit identified in clause (a) of the definition of Assumed Vendor Deposit Obligations and arrange for the termination of such existing letter of credit promptly following the Closing.
Section 6.5    Intercompany Agreements. All Intercompany Agreements, and all other arrangements, commitments, receivables, payables, claims, demands, rights, loans and Contracts between any Seller or any of its Affiliates (other than any Company), on the one hand, and any Company, on the other hand, shall automatically without any action by any Person terminate effective as of the Closing (other than (i) those Intercompany Agreements set forth in Section 6.5 of the Sellers’ Disclosure Schedule, (ii) this Agreement, and (iii) any agreement entered into in connection with this Agreement, each of which shall continue to be in effect following the Closing until its expiration or termination in accordance with its terms), without any further right, obligation or liability of any Person thereunder.
Section 6.6    Employment Matters.
(a)    Effective as of the Closing Date, the Buyer shall cause CBRE or one of CBRE’s Affiliates (such entity, the “Employer”) to, make written offers of employment to each Property Employee set forth on Section 6.6(a) of Sellers’ Disclosure Schedule (such Property Employees, the “CBA Employees”) on terms and conditions the same or similar to those provided in the Collective Bargaining Agreement, with employment commencing on the Closing Date. All offers of employment by the Employer to the CBA Employees will be contingent on the CBA Employees successfully completing any criminal background checks and drug testing required by Employer. If any CBA Employee does not successfully complete the criminal background checks or drug testing required by the Employer, Buyer shall cause the Employer to contact the Union to provide a substitute applicant for that position; provided, that the substitute applicant will be subject to full employment vetting by the Employer, to the extent permitted by applicable Law. If the Union fails to provide an applicant acceptable to the Employer in a timely manner, the Employer may fill that position with one of its own employees or through hiring from the Employer.
(b)    Prior to and effective as of the Closing Date, the Employer may make written offers of employment to each Property Employee set forth on Section 6.6(b) of Sellers’ Disclosure Schedule (any Property Employee who accepts the offer of employment and commences employment with the Employer, “Transferred Employee”).
(c)    It is understood and agreed that such offers of employment will be subject to the Property Employees passing the Employer’s standard background checks, to the extent permitted by applicable Law.
(d)    Buyer shall require the Employer to use best efforts to negotiate and enter into a collective bargaining agreement prior to the Closing Date with the International Union of Operating Engineers, Local 68-68A-68B affiliated with the AFL-CIO, located at 11 Fairfield Place, West Caldwell, NJ 07006 (the “Union”) covering the CBA Employees.
(e)    The Sellers (severally in accordance with their Pro Rata Portions) shall be responsible for all liabilities in respect of claims made by any Property Employee for notice, retention, severance, retrenchment or other termination pay or benefits relating to (i) the transactions contemplated under this Agreement, (ii) not receiving an offer of employment from the Employer (except for the CBA Employees who do not receive an offer as required by the first sentence of Section 6.6(a)), and/or (iii) not agreeing to be transferred to the Employer under Section 6.6(a).
Section 6.7    Conduct of the Business of the Companies. During the period from the date of this Agreement through the Closing, except as (a) as required by applicable Law or any Material Agreement, Lease, Financing documents or in connection with construction of the Phase III premises at the New Jersey Property, (b) set forth in Section 6.7 of the Seller Disclosure Schedule, or (c) consented to in writing by the Buyer (such consent not to be unreasonably withheld, conditioned or delayed), each Company shall, and the Sellers will use commercially reasonable efforts to cause the Companies to, use commercially reasonable efforts to (i) conduct their operations in the Ordinary Course, (ii) preserve intact its business organization, (iii) pay its Indebtedness and trade and other accounts payable substantially when and as the same will become due and payable and perform and observe, in all material respects, its duties and obligations under all Material Agreements, and (iv) maintain its relationships and goodwill with lessors, lessees, suppliers, vendors and employees and others having business relationships with it. From the date hereof until the Closing Date, except as consented to in writing by the Buyer (which consent shall not be unreasonably withheld, conditioned or delayed) or as is specifically contemplated by this Agreement, the Companies shall not take any action specified in Section 4.21.
Section 6.8    Control of the Companies’ Business. Nothing contained in this Agreement is intended to give the Buyer, directly or indirectly, the right to control or direct the operations of either Company or the Real Property prior to the Closing. Prior to the Closing, the Companies shall exercise, consistent with the terms and provisions of this Agreement, complete control and supervision over its operations and the Real Property.
Section 6.9    Further Assurances. From time to time, as and when requested by any party to this Agreement, the other parties will execute and deliver, or cause to be executed and delivered, all such documents and instruments and will take, or cause to be taken, all such further or other actions, as the requesting party may reasonably deem necessary to consummate the transactions contemplated by this Agreement, in any such case, at the requesting party’s sole cost and expense.
Section 6.10    Exclusive Dealing. During the period from the date of this Agreement to the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Sellers and their Affiliates will not, nor shall they permit the Companies, or any Representatives of any of the foregoing (including advisors, agents, attorneys, employees or consultants) to, take any action to, directly or indirectly, encourage, initiate, solicit, or engage in discussions or negotiations with, or provide any information to any Person, other than the Buyer (and its Affiliates and representatives), concerning any purchase of any Capital Stock or any merger, sale or all or substantially all assets, contribution, recapitalization, investment in, or similar transaction involving any the Companies.
Section 6.11    No Indebtedness. At or prior to the Closing, the Sellers shall cause, or shall have caused, the Companies to satisfy all outstanding Indebtedness (other than Indebtedness to be satisfied by the Closing Indebtedness Payments).
Section 6.12    Efforts to Cause the Closing to Occur. The Companies will, and the Sellers will cause the Companies to, use commercially reasonable efforts to, and the Buyer will cooperate and use commercially reasonable efforts to, take, or cause to be taken, all appropriate actions (and to make, or cause to be made, all filings necessary, proper or advisable under applicable Laws) to consummate and make effective the transactions contemplated by this Agreement, including their respective reasonable efforts to obtain, prior to the Closing, all Permits and consents of parties to contracts with the Companies, as applicable, as are necessary for the consummation of the transactions contemplated by this Agreement and to fulfill the conditions to the transactions contemplated by this Agreement. Notwithstanding any other provision of this Agreement, in no event will any party hereto or any of its Affiliates (including the Companies before or after the Closing) be required to (a) enter into or offer to enter into any divestiture, hold-separate, business limitation, or similar agreement or undertaking in connection with this Agreement or the transactions contemplated by this Agreement or (b) make any payment in connection with any consent or approval or condition to Closing set forth in any section of Article VII that is necessary or advisable for the Sellers or the Companies to obtain or satisfy in order to consummate the transactions contemplated by this Agreement.
Section 6.13    Review of the Companies. Prior to the Closing, the Sellers will, and will cause the Companies to, permit the Buyer, directly or through its Affiliates or Representatives, to review (during normal business hours, upon reasonable notice, and without interfering in the operations of the Companies’ business) the properties, books, and records of the Companies and their financial and legal conditions to the extent the Buyer reasonably deems it necessary or advisable to familiarize itself with such properties and other matters. The Sellers will, and will cause the Companies to, permit the Buyer and their Representatives to have, after the date of execution of this Agreement, reasonable access (during normal business hours, upon reasonable notice, and without interfering in the operations of the Companies’ business) to the premises and to all the books and records of the Companies and to cause the officers of the Companies to furnish the Buyer with such financial and operating data and other information with respect to the business, properties, assets and liabilities of the Companies as the Buyer may from time to time reasonably request. The Sellers will, and will cause the Companies to, deliver or cause to be delivered to the Buyer such additional instruments, documents, certificates, and opinions, in each case in the possession of the Companies, as the Buyer may reasonably request for the purpose of (a) verifying the information set forth in this Agreement or on any Section of the Sellers’ Disclosure Schedule attached to this Agreement and (b) consummating or evidencing the transactions contemplated by this Agreement. Notwithstanding the foregoing, nothing in this Section 6.13 shall be deemed to require the Sellers or the Companies to make available to the Buyer, and the Buyer acknowledges and agrees that following the Closing the Sellers may retain, any information that (i) is subject to an attorney client privilege, (ii) is subject to a confidentiality agreement or (iii) relates to the discussions and negotiations between the parties hereto, or to this Agreement or the transactions contemplated hereby.
Section 6.14    Update of Disclosure Schedules; Knowledge of Breach. The Companies and the Sellers shall have the right, but not the obligation, from time to time prior to the Closing to supplement or amend the Sellers’ Disclosure Schedules with respect to any matter hereafter arising or discovered which if existing or known at the date of this Agreement would have been required to be set forth or described in such Sellers’ Disclosure Schedules and also with respect to events or conditions arising after the date hereof and prior to the Closing. Any such supplemental or amended disclosure shall not be deemed to have cured any breach of any representation or warranty made in this Agreement for purposes of the indemnification provided for in Article X hereof, and shall not be deemed to have cured any such breach of representation or warranty for purposes of determining whether or not the conditions set forth in Section 7.1(a) have been satisfied. If prior to the Closing the Buyer shall have reason to believe that any breach of a representation or warranty of the Companies or the Sellers has occurred (other than through notice from the Companies or the Sellers), the Buyer shall promptly so notify the Sellers.
Section 6.15    PCAOB Audit. Following the date hereof, the Sellers shall (a) reasonably assist and cooperate with, and make available to the Buyer and its Representatives, all information, records, data and working papers in their possession, and shall direct their Representatives to make available all information, records, data and working papers in their possession, and shall permit access (during normal business hours, upon reasonable notice, and without interfering in the operations of the Sellers’ business) to their personnel, as may be reasonably required in connection with the preparation of audited financial statements of the Companies as of and for the fiscal period ending December 31, 2016 (or any sub-period thereof) and any stub period required for 2017, which audit the Buyer shall have conducted in accordance with the auditing standards of the Public Company Accounting Oversight Board and any other potential required SEC Reports of the Buyer, (b) request the auditors of the Companies to provide at the Buyer’s expense reasonable assistance and cooperation to Buyer, including without limitation, by requesting such auditors provide auditor’s comfort letters, including as to customary negative assurances, consents and other customary letters reasonably requested by the Buyer or potential financing sources of the Buyer, in each case by no later than forty (40) days following the Closing, and (c) reasonably cooperate with any due diligence investigation of potential financing sources of Buyer. The Buyer shall promptly upon any Sellers’ request reimburse any documented costs and expenses incurred by such Seller in connection with the foregoing.
Section 6.16    Resignations. The Companies shall deliver to the Buyer written resignations, effective as of the Closing Date, of the officers and directors of the Companies set forth on Section 6.16 of the Sellers’ Disclosure Schedule at or prior to the Closing, which resignations shall include irrevocable waivers of all rights to, and releases of all claims for, indemnification under the Operating Agreements of the Companies that are applicable to such officers or directors.
Section 6.17    Seller Marks. No later than sixty (60) days following the Closing Date, the Buyer shall cause the Companies to change their names and cause their certificates of incorporation (or equivalent organizational documents), as applicable, to be amended to remove any reference to “Sentinel” or any other name, trademark or service mark owned by Sellers or any of their Affiliates, including any names and marks confusingly similar thereto (the “Seller Marks”).  Following the Closing, the Buyer shall cause the Companies to, as soon as practicable, but in no event later than one hundred and twenty (120) days following the Closing Date, cease to make any use of any Seller Marks. Any use by the Companies of any of the Seller Marks as permitted in this Section 6.17 is subject to their use of the Seller Marks in a form and manner consistent with the applicable Company’s use of such Seller Mark as of the Closing Date. The Buyer and its Affiliates shall cause the Companies to not use the Seller Marks in a manner that may reflect negatively on such name and marks or on Sellers or their Affiliates. Buyer and its Affiliates shall indemnify and hold harmless Sellers and any of their Affiliates for any damages arising from or relating to the use by Buyer or any of its Affiliates (including the Companies) of the Seller Marks pursuant to this Section 6.17. Following the Closing, Buyer shall cause the Companies to cease to hold themselves out as having any affiliation with Sellers or any of their Affiliates. The Buyer hereby acknowledges and agrees that effective as of immediately prior to the Closing, the Companies shall (and hereby do) assign to the Sellers all their right, title and interest in the website and associated domains and social media addresses set forth in Section 6.17 of the Sellers’ Disclosure Schedule.
Section 6.18    Title Insurance; Condemnation; Casualty.
(a)    Prior to Closing, Sellers shall use commercially reasonable efforts to assist Buyer in obtaining, at Closing, policies of owner’s title insurance with respect to each of the North Carolina Property and the New Jersey Property. In connection therewith, Sellers shall deliver to the Title Company a title affidavit and indemnities in such form and from such persons as Chicago Title Insurance Company (through John Caruso) (“Sellers’ Title Company”) agrees to accept in order to cause Chicago Title Insurance Company to issue fee title insurance policies in the form of the pro formas attached to Section 6.18(a) of the Sellers’ Disclosure Schedule (the “Title Pro-Formas”), including as are requested in order to delete the “gap” exception; provided, however, that Buyer shall pay all fees, costs, expenses and premiums with respect to any such title policies and provided, further, that the obligations of Sellers with respect to causing the issuance of title policies are qualified by Section 6.18(b) and Section 6.18(c) below. It is understood that in no event shall Sellers or their Affiliates be required to deliver at Closing title affidavits or indemnities in excess of those required by Sellers’ Title Company.
(b)    Title Objections. If any update to the Survey or the Title Commitments (each a “Title Update”) shall reveal or disclose any new items which are not Permitted Liens and Buyer, in its reasonable discretion, objects to such items (each, a “Title Objection”), then Buyer (or Buyer’s counsel) shall notify Sellers (or Sellers’ counsel) of such Title Objections in writing within five (5) days of Buyer’s receipt thereof. If Buyer does not notify Sellers in writing of any Title Objection within such time period, then Buyer shall be deemed to have accepted the state of title to the Real Property reflected in the applicable Title Update and to have waived any claims against Sellers which it might otherwise have raised with respect to such Title Update and, thereafter, the same shall be deemed to be Permitted Liens for all purposes of this Agreement.
(c)    Elimination of Liens. If any Title Objections which are not Permitted Liens appear in any Title Update, then Sellers shall be obligated to cause to be released, satisfied and otherwise discharged of record all such Title Objections which are: (i) a mortgage, deed of trust, security agreement, financing statement, or any other instrument which evidences or secures indebtedness of the Companies, (ii) a mechanics’ lien (other than a mechanics’ lien against a Tenant or a mechanics’ lien filed in connection with the Construction Work), (the items described in the preceding subclauses (i) and (ii), collectively, “Monetary Encumbrances”) or (3) any other lien which can be satisfied by the payment of a liquidated sum not in excess of $3,000,000, in the aggregate of all such other liens. In lieu of eliminating any Title Objections which are not Permitted Liens which Sellers may elect, or be required, pursuant to the express terms hereof, to eliminate under this Agreement, Sellers may deposit with the Title Company such amount of money as may be reasonably determined by the Title Company as being sufficient to induce the Title Company, without the payment of any additional premium by Buyer, to omit such Title Objections which are not Permitted Liens from Buyer’s title insurance policy. If, as of the Closing Date, there are any Title Objections (which are not Permitted Liens or are not otherwise omitted from Buyer’s title insurance policy), then Buyer shall have the right (as its sole and exclusive remedy with respect to such matters) either to: (i) terminate this Agreement by delivering notice thereof to Sellers, or (ii) waive, in writing, its objection thereto and consummate the Closing, in which event such Title Objections shall thereupon constitute Permitted Liens for all purposes of this Agreement.
(d)    Condemnation. If, prior to the Closing, any portion of the Property is taken by condemnation, eminent domain or similar proceeding, in the event the Closing occurs, Buyer shall be entitled to all awards and shall have the right to receive all such awards in connection with such condemnation, eminent domain or similar proceeding.
(e)    Casualty. If prior to the Closing, the Property is damaged by fire, vandalism, acts of God or other casualty or cause, Sellers shall provide prompt notice to Buyer of any such occurrence. Notwithstanding the foregoing, in the event that the Closing occurs, Seller shall assign to Buyer any applicable insurance proceeds and the right to receive the same, less any amounts incurred by Sellers or the Companies in connection with prosecuting the insurance claim and/or restoration of the damaged Property, and the amount payable to the Sellers’ Representative under Section 2.3(d) shall be reduced by the amount equal to any deductible under the applicable insurance policy.
Section 6.19    Tenant Estoppels. In connection with meeting the Minimum Estoppel Requirement, Sellers shall send to the Tenants (other than Tenants under Carrier License Agreements) an estoppel in the form attached hereto as Exhibit E and shall request Tenants execute such estoppels. In no event shall Sellers be obligated to (a) make any payments or otherwise pay any consideration to any person, (b) amend or modify any Lease or Contract or settle any claims with a Tenant or (c) be required to take any action against a Tenant in connection with meeting the Minimum Estoppel Requirement.
ARTICLE VII

CONDITIONS TO CLOSING
Section 7.1    Conditions to Obligations of the Buyer at the Closing. The obligations of the Buyer to consummate the Closing are subject to the satisfaction of the following conditions. Any condition specified in this Section 7.1 may be waived by the Buyer to the extent permitted under applicable Law; provided, however, that no such waiver shall be effective against the Buyer unless it is set forth in writing signed by the Buyer.
(a)    Representations, Warranties and Covenants of the Companies and the Sellers. (i) Each of the Fundamental Reps of the Companies and the Sellers made in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing (as if made anew at and as of the Closing); (ii) each other representation of the Companies and the Sellers (without giving effect to any “materiality”, “Seller Material Adverse Effect” or “Company Material Adverse Effect” qualifications) shall be true and correct in all respects as of the date of this Agreement and as of the Closing (as if made anew at and as of the Closing), except for such failures to be true and correct as would not have a Seller Material Adverse Effect or Company Material Adverse Effect; (iii) the Sellers shall, and shall have caused the Companies to, have performed and complied in all material respects with all terms, agreements and covenants contained in this Agreement required to be performed or complied with by the Sellers or the Companies on or before the Closing Date; and (iv) the Sellers’ Representative shall have delivered to the Buyer a certificate dated the Closing Date, confirming the satisfaction of the conditions contained in Section 7.1(a).
(b)    Officer’s Certificate. The Companies shall have delivered to the Buyer a certificate from an officer of each Company, dated as of the Closing Date, certifying that (i) true and complete copies of the organizational and governing documents of such Company are attached to the certificate; (ii) such organizational and governing documents have been in full force and effect in the form attached from and after the date of the adoption of the resolutions referred to in clause (iii) below and no amendment to such organizational and governing documents has occurred since the date of the last amendment annexed thereto, if any; and (iii) the resolutions adopted by the manager and members of each Company authorizing the execution, delivery and performance of this Agreement, the Ancillary Agreements, and the consummation of all other transactions contemplated by this Agreement, attached to the certificate, were duly adopted by unanimous written consent, remain in full force and effect, and have not been amended, rescinded or modified, except to the extent attached thereto.
(c)    No Injunction. No provision of any applicable Law and any Governmental Order shall be in effect that shall prohibit or enjoin the consummation of the Closing.
(d)    No Proceedings. No Proceeding challenging this Agreement, the Ancillary Agreements or the transactions contemplated by this Agreement or the Ancillary Agreements or seeking to prohibit, alter, prevent, or materially delay the Closing or seeking Damages incident to this Agreement, the Ancillary Agreements or the transactions contemplated by this Agreement or the Ancillary Agreements, shall have been instituted by any Person before any Governmental Entity, be pending and be reasonably likely to succeed.
(e)    No Material Adverse Effect. Since the date hereof, no Company Material Adverse Effect shall have occurred.
(f)    Good Standing Certificates. The Sellers shall have caused the Companies to have delivered to the Buyer a certificate of good standing for each Company from the Secretary of State of Delaware and from each other jurisdiction in which such Company is qualified to do business, in each case, as of a date within ten (10) Business Days of the Closing Date.
(g)    Tenant Estoppels. Subject to the terms of Section 6.19, on or prior to the Closing Date, Sellers shall deliver to Buyer Acceptable Tenant Estoppels from Tenants whose individual Fixed Rents comprise, in the aggregate, at least seventy percent (70%) of the total Fixed Rents under all Leases, including the Required Tenants and at least two (2) of the four (4) Additional Tenants (the “Minimum Estoppel Requirement”), provided, that solely for the purposes of this Section 7.1(g), the term “Fixed Rents” shall not include any sums due under the agreements classified as “Carrier License Agreements” in Section 4.12 of Sellers’ Disclosure Schedule.
(h)    Title Insurance; Title to Real Property. At the Closing, the Real Property shall only be subject to Permitted Liens and Sellers shall deliver to the Title Company the title affidavits and indemnities required pursuant to Section 6.18. At the Closing, the Title Company shall be unconditionally committed to issue to Buyer policies of owner’s title insurance in the form of the Title Pro-Formas (which may be modified to include additional Permitted Liens to the extent permitted by Section 6.18), dated the Closing Date and naming Buyer or the applicable Company as the insured, in each case showing Buyer or the applicable Company (or its nominee or assignee, as applicable) to be the owner in fee simple of the North Carolina Property or the New Jersey Property, as applicable, subject to no exceptions other than Permitted Liens. Sellers shall reasonably cooperate with the Buyer in Buyer obtaining title endorsements at Closing, but such endorsements (other than the form of non-imputation endorsements attached to the Title Pro-Formas) shall not be a condition to Closing and Sellers shall not be required to incur any costs or provide an indemnity in connection with Buyer obtaining such endorsements other than the non-imputation endorsements.
(i)    Other Deliveries. The items contemplated by Section 2.6(a) shall have been delivered.
(j)    Seller Guarantee. Each Seller Guarantee shall have been delivered to the Buyer, duly executed by the applicable Seller Guarantor.
Section 7.2    Conditions to Obligations of the Sellers at the Closing. The obligations of the Sellers to consummate the Closing are subject to the satisfaction of the following conditions. Any condition specified in this Section 7.2 may be waived by the Sellers’ Representative (on behalf of the Sellers) to the extent permitted under applicable Law; provided, however, that no such waiver shall be effective against the Sellers unless it is set forth in writing signed by the Sellers’ Representative.
(a)    Representations, Warranties and Covenants of the Buyer. (i) Each of the Fundamental Reps of the Buyer made in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing (as if made anew at and as of the Closing); (ii) each other representation of the Buyer (without giving effect to any “materiality” or “Buyer Material Adverse Effect” qualifications) shall be true and correct in all respects as of the date of this Agreement and as of the Closing (as if made anew at and as of the Closing), except for such failures to be true and correct as would not have a Buyer Material Adverse Effect; (iii) the Buyer shall have performed and complied in all material respects with all terms, agreements and covenants contained in this Agreement required to be performed or complied with by the Buyer on or before the Closing Date; and (iv) the Buyer shall have delivered to the Sellers a certificate dated the Closing Date, confirming the satisfaction of the conditions contained in this Section 7.2(a).
(b)    No Injunction. No provision of any applicable Law and any Governmental Order shall be in effect that shall prohibit or enjoin the consummation of the Closing.
(c)    No Proceedings. No Proceeding challenging this Agreement, the Ancillary Agreements or the transactions contemplated by this Agreement or the Ancillary Agreements or seeking to prohibit, alter, prevent, or materially delay the Closing or seeking Damages incident to this Agreement, the Ancillary Agreements or the transactions contemplated by this Agreement or the Ancillary Agreements, shall have been instituted by any Person before any Governmental Entity, be pending and be reasonably likely to succeed.
(d)    Other Deliveries. The items contemplated by Section 2.6(b) shall have been delivered.
ARTICLE VIII

CERTAIN TAX MATTERS
Section 8.1    Treatment of Transaction. The parties acknowledge and agree that, for United States federal income tax purposes, the transactions contemplated hereby will be treated, (a) with respect to the Sellers, as a sale by the NJ Sellers of all of their Sold Interests, and a sale by the NC Seller of all of the assets of SNC and, (b) with respect to the Buyer, as a purchase of the assets of the Companies. The Sellers covenant and agree to ensure that an election pursuant to Code Section 754 is or will be in effect as to each of the Companies with respect to the U.S. federal income Tax period that includes the Closing Date
Section 8.2    Transaction Consideration; Allocation.
(a)    The Buyer and the Sellers shall endeavor to agree in accordance with Section 8.2(b) on an allocation of the total consideration (as determined for federal income tax purposes) for the Sold Interests among the assets of the Companies (the “Allocation”) for purposes of Subchapter K and Section 1060 of the Code. If the parties agree to the Allocation, then, except as may be required by a “determination” (within the meaning of Section 1313(a) of the Code or any similar state or local tax provision), neither the Buyer nor the Sellers (nor any of their respective affiliates) shall file any Tax Return or take a position with a Taxing Authority that is inconsistent with the Allocation, including any amendments thereto.
(b)    The Buyer shall present a draft of the Allocation (the “Proposed Allocation”) to the Sellers’ Representative for review as soon as reasonably practicable after the Closing Date. Unless the Sellers’ Representative raise an objection as provided in this Section 8.2(b), at the close of business on the 21st day after delivery of the Proposed Allocation, the Proposed Allocation shall become binding upon the Buyer and the Sellers and shall be the Allocation. The Sellers’ Representative shall raise any objection to the Proposed Allocation in writing within 20 days of the delivery of the Proposed Allocation. The Buyer and the Sellers’ Representative shall negotiate in good faith to resolve any differences for 10 days after delivery of any objection by the Sellers’ Representative. If the Buyer and the Sellers’ Representative reach written agreement amending the Proposed Allocation, the Proposed Allocation, as amended by such written agreement, shall become binding upon the Buyer and the Sellers and shall be the Allocation. If the Buyer and the Sellers’ Representative cannot mutually agree on the appropriate allocation within the 10 day time limit set forth in this Section 8.2(b), then the Buyer and each of the Sellers may report the allocation of consideration among the assets of the Companies in its sole discretion.
(c)    In the event that there is any adjustment to the aggregate consideration for the Sold Interests, the Sellers shall revise any agreed upon Allocation to reflect any such adjustment using the principles applied in the agreed upon Allocation and taking into account the Company to which such adjustments relate, and such allocation, as revised, shall be the Allocation.
(d)    In the event that the Allocation is disputed by any Taxing Authority, the party receiving notice of such dispute shall promptly notify and consult with the other party and keep the other party apprised of material developments concerning resolution of such dispute. The party receiving notice of such dispute shall control any Proceeding resulting from such dispute by any Taxing Authority regarding the Allocation; provided, however, Buyer and Sellers’ Representative shall each have the right to participate in such Proceeding at its sole cost and expense, and no such Proceeding shall be settled without the consent of Buyer and Sellers’ Representative (such consent not to be unreasonably withheld, conditioned, or delayed).
Section 8.3    Transfer Taxes. Any and all transfer, documentary, sales, use, registration and stamp Tax, excise Tax, stock transfer Tax, and other similar Taxes, and any penalties or interest with respect thereto, with respect to the transactions contemplated by this Agreement (collectively, “Transfer Taxes”) shall be paid 50% by the applicable Sellers who own the Real Property that is the subject of such Transfer Tax (severally in accordance with their Pro Rata Portions, “Seller Transfer Taxes”), on the one hand, and 50% by Buyer (collectively, the “Buyer Transfer Taxes”), on the other hand, when due, and Buyer and the Sellers and their respective Affiliates shall cooperate to prepare and execute and file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes.
Section 8.4    Tax Returns.
(a)    The Sellers’ Representative shall timely prepare and file or cause to be prepared and filed all Tax Returns of the Companies and their Subsidiaries for all periods ending on or before the Closing Date. Such Tax Returns shall be prepared in a manner consistent with prior practice of the Companies and their Subsidiaries except as otherwise required by Law or regulation or otherwise agreed to in writing by the Buyer. Prior to the filing of any such Tax Return that was not filed before the Closing Date, the Sellers’ Representative shall provide the Buyer with a substantially final draft of such Tax Return at least fifteen (15) Business Days prior to the due date for such Tax Return. The Buyer shall notify the Sellers’ Representative of any objections that the Buyer may have to any items set forth in any such draft Tax Return within five (5) days, and the Buyer and the Sellers’ Representative shall agree to consult and resolve in good faith any such objection. If the Buyer and the Sellers’ Representative are unable to reach such agreement within five (5) days after receipt by the Sellers’ Representative of such notice, the disputed items shall be resolved by the Accounting Referee and any determination by the Accounting Referee shall be final and binding on the parties. The Accounting Referee shall resolve any disputed items within five (5) days of having the item referred to it pursuant to such procedures as it may require. The costs, fees and expenses of the Accounting Referee shall be borne equally by the Buyer and the Sellers’ Representative. For the avoidance of doubt, the Sellers may use each Company’s existing Tax preparation firm, or any other Tax preparation firm selected by them. The Buyer shall reasonably cooperate with the Sellers’ preparation of such Tax Returns and the execution of such Tax Returns by the Companies, as applicable.
(b)    The Buyer shall timely prepare and file or cause to be prepared and filed all Tax Returns of the Companies and their Subsidiaries relating to Straddle Periods (“Straddle Period Tax Returns”). Such Straddle Period Tax Returns shall be prepared or completed in a manner consistent with prior practice of the Companies and their Subsidiaries except as otherwise required by Law or regulation or otherwise agreed to in writing by the Sellers’ Representative. Prior to the filing of any such Straddle Period Tax Return the Buyer shall provide the Sellers’ Representative with a substantially final draft of such Straddle Period Tax Return at least fifteen (15) Business Days prior to the due date for such Straddle Period Tax Return. The Sellers’ Representative shall notify the Buyer of any objections that the Sellers’ Representative may have to any items set forth in any such draft Straddle Period Tax Return within five (5) days, and the Buyer and the Sellers’ Representative shall agree to consult and resolve in good faith any such objection. If the Buyer and the Sellers’ Representative are unable to reach such agreement within five (5) days after receipt by the Buyer of such notice, such Tax Return shall be filed in the manner prepared by the Buyer.
(c)    For purposes of this Agreement, in the case of any Straddle Period, Taxes of either Company or any of their Subsidiaries allocable to the portion of such Straddle Period ending on the Closing Date shall (i) in the case of any Taxes other than Taxes based upon or related to income, gains or receipts (including sales and use taxes), or employment or payroll Taxes, be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days in the Straddle Period ending on the Closing Date and the denominator of which is the number of days in the entire Straddle Period and (ii) in the case of any Tax based upon or related to income, gains or receipts (including sales and use taxes), or employment or payroll Taxes, be deemed equal to the amount which would be payable if the relevant Straddle Period ended on the Closing Date. Any exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the period ending on the Closing Date and the period after the Closing Date in proportion to the number of days in each period. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with reasonable prior practice of the Companies.
(d)    Except as otherwise provided in this Agreement, the Buyer shall not, and shall not permit its Affiliates to, take any action including the filing of any amended Tax Returns, related to any Pre-Closing Tax Period (including the pre-Closing portion of any Straddle Period) without the prior written consent of the Sellers, which consent shall not be unreasonably withheld conditioned or delayed, except to the extent required by applicable Law or otherwise contemplated by Section 8.5.
(e)    The provisions of this Section 8.4 shall survive the Closing.
Section 8.5    Tax Proceedings.
(a)    Following the Closing, the Buyer, on the one hand, and the Sellers, on the other hand (each, the “Recipient,” and together, the “Contest Parties”), shall notify the other Contest Party within ten (10) Business Days of receipt by the Recipient of written notice of any Tax Proceeding in respect of the Real Property or any Company or Subsidiary of any Company relating to any Pre-Closing Tax Period. In addition to the foregoing, each Contest Party shall promptly provide to the other Contest Party copies of all written notices and other documents received from the applicable Governmental Entity (provided that the Contest Party receiving such notice or other document may redact from such copies information not reasonably related to or necessary for prosecuting such Tax Proceeding).
(b)    The Sellers shall, at their expense, control the defense and settlement of all Tax Proceedings in respect of the Real Property or any Company relating to any Pre-Closing Tax Period (other than with respect to a Straddle Period, which is addressed is Section 8.5(c)); provided, however, that the Sellers shall (i) consult in good faith with the Buyer before taking any action in connection with such Tax Proceeding that might adversely affect the Buyer or the Companies, (ii) conduct such Tax Proceeding diligently and in good faith, and (iii) not settle, discharge, compromise, or otherwise dispose (collectively, “dispose”) of such Tax Proceeding if such disposition would result in, or otherwise involve, any liability for Taxes of the Buyer or the Companies without obtaining the prior written consent of the Buyer, which consent shall not be unreasonably withheld, conditioned or delayed.
(c)    The Buyer shall, at its expense, control the defense and settlement of all Tax Proceedings in respect of the Real Property or any Company relating to any Straddle Period; provided, however, that the Buyer shall (i) consult in good faith with the Sellers before taking any action in connection with such Tax Proceeding that might adversely affect the Sellers, (ii) conduct such Tax Proceeding diligently and in good faith, and (iii) not dispose of such Tax Proceeding if such disposition would result in, or otherwise involve, any liability for Taxes of the Sellers without obtaining the prior written consent of the Sellers, which consent shall not be unreasonably withheld, conditioned or delayed.
(d)    Any refunds or savings in the payment of Taxes resulting from such Tax Proceedings applicable to the period prior to the date of the Closing shall belong to and be the property of the Sellers, and any refunds or savings in the payment of taxes applicable to the period from and after the date of the Closing shall belong to and be the property of the Buyer; provided, however, with respect to any Tenants who were in occupancy of the Real Property during the period for which any Tax refunds or savings are applicable and continued to be in occupancy of the Real Property for any period from and after the Closing Date, if any such refund creates an obligation to reimburse any such Tenants for any rents or additional rents paid or to be paid, that portion of such refund equal to the amount of such required reimbursement (after deduction of allocable expenses as may be provided in the Lease to such Tenant) shall be paid to the Companies and the Buyer shall cause the Companies, at the Buyer’s election, either (i) to disburse the same to such Tenants or (ii) to credit the Tenants the same against the next installments of such Tenant’s Additional Rents. All reasonable attorneys’ fees and other expenses incurred in obtaining such refunds or savings shall be apportioned between the Sellers and the Buyer in proportion to the gross amount of such refunds or savings payable to the Sellers and the Buyer, respectively (without regarding to any amounts reimbursable to Tenants).
(e)    The provisions of this Section 8.5 shall survive the Closing.
Section 8.6    Cash Purchase Price Adjustment. Any adjustments made to the aggregate consideration received by the Sellers or any payments made or received by the Sellers pursuant to this Agreement shall, to the extent permitted by applicable Law be treated as adjustments to the Cash Purchase Price for all applicable Tax purposes.
ARTICLE IX

GENERAL PROVISIONS
Section 9.1    Fees and Expenses. Whether or not the transactions contemplated by this Agreement are consummated, each party hereto shall pay its own fees and expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the transactions contemplated hereby, including attorneys’ fees and consultants’ fees incurred by each party in the performance of its obligations hereunder. In addition, the Buyer shall pay (i) all costs associated with its due diligence, including, without limitation, the cost of appraisals, architectural, engineering, credit and environmental reports, (ii) all Buyer Transfer Taxes applicable to the transactions contemplated hereby, (iii) the premium for any title insurance purchased by the Buyer and all endorsements and extended coverage relating to any such title insurance, (iv) all survey costs, (v) the costs of title search and examination with respect to the Real Property, (vi) all fees, costs and expenses in connection with obtaining any financing the Buyer may elect to obtain (including any fees, financing costs, mortgage and recordation Taxes and intangible taxes in connection therewith) and (vii) all fees, costs and expenses in connection with any applications for permits or approvals from any Governmental Entity.
Section 9.2    Notices. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand, sent by facsimile (subject to confirmation of receipt) or email (subject to confirmation of receipt by return email), or sent by reputable overnight courier service, and shall be deemed given, if delivered by hand, when so delivered, or if sent by facsimile, when received, or if sent by overnight courier service, one (1) Business Day after delivery to such service, as follows:
(a)    if to the Buyer or, following the Closing, any Company, to:
CyrusOne LP
1649 W. Frankford Rd
Carrollton, TX, 75007
Attn:     General Counsel
Email:    generalcounsel@cyrusone.com
with a copy to:
DLA Piper LLP (US)
200 S. Biscayne Blvd, Suite 2500
Miami, FL 33131
Attn:     Joseph B. Alexander, Jr., Esq.
Email:      joe.alexander@dlapiper.com
(b)    if to NC Seller or SPF or, prior to the Closing, any Company, to:
c/o Sentinel Data Centers, LLC
120 W. 45th Street, Suite 2610
New York, New York 10036
Attn:     Todd Aaron
    Joshua Rabina
Email:    taaron@sentineldatacenters.com
    jrabina@sentineldatacenters.com
Fax No.:    (212) 937-4636
with a copy to:
c/o Kelso & Company
320 Park Ave., 24th Floor
New York, New York 10022
Attn:     Jim Connors
Email:    jconnors@kelso.com
Fax No.:    (212) 223-2379
and:
Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036
Attn:    David L. Nagler, Esq.
    Thomas W. Greenberg, Esq.
Email:    david.nagler@skadden.com
    thomas.greenberg@skadden.com
Fax No.:    (212) 735-2000
if to RS, to:
c/o Russo Development, LLC
570 Commerce Boulevard
Carlstadt, N.J. 07072
Attn:    Edward Russo
Email:    erusso@russodevelopment.com
Fax No.:    (201) 487-6440
with a copy to:

Russo Development, LLC
570 Commerce Boulevard
Carlstadt, N.J. 07072
Attn:    Richard G. Berger, Esq.
Email:    rberger@russodevelopment.com
Fax No.:    (201) 487-6440
Any party hereto may change the address to which notices and other communications are to be delivered or sent by giving the other parties notice in the manner herein set forth.
Section 9.3    Interpretation. When a reference is made in this Agreement to an Article, a Section, a clause, an Exhibit or a Schedule, that reference is to an Article, a Section or a clause of, or an Exhibit or a Schedule to, this Agreement unless otherwise indicated. Any information which is reasonably apparent on its face that relates to another section of the Sellers’ Disclosure Schedule shall also be deemed to be disclosed with respect to such other section. Disclosure of any item in the Sellers’ Disclosure Schedule will not be deemed an admission that such item represents a material item, fact, exception of fact, event or circumstance or that occurrence or non-occurrence of any change or effect related to such item would result in a Company Material Adverse Effect or a Buyer Material Adverse Effect. The table of contents and headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. Whenever the singular is used herein, the same will include the plural, and whenever the plural is used herein, the same will include the singular, where appropriate. All Exhibits, Schedules and the Sellers’ Disclosure Schedule annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized term used in any Exhibit, Schedule or section of the Sellers’ Disclosure Schedule but not otherwise defined therein will have the meaning given to such term in this Agreement. Any reference to “days” means calendar days unless Business Days are expressly specified. If any action under this Agreement is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. This Agreement is to be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted. References to any statute, listing rule, rule, standard, regulation or other Law will be deemed to include a reference to the corresponding rules and regulations, if any, and each of them as amended, modified, supplemented, consolidated, replaced or rewritten from time to time. References to any section of any statute, listing rule, rule, standard, regulation or other Law will be deemed to include any successor to such section. References to “$” or “dollars” are references to United States dollars.
Section 9.4    Entire Agreement; Third-Party Beneficiaries. Except as otherwise expressly provided in this Agreement and any agreement entered into at the Closing in connection with the transactions contemplated hereby constitute the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, between or on behalf of any Seller and/or its Affiliates, on the one hand, and the Buyer and/or its Affiliates, on the other hand, with respect to the subject matter of this Agreement, including (i) the Seller Confidentiality Agreement and (ii) the Buyer Confidentiality Agreement. This Agreement is for the sole benefit of the parties to this Agreement and their permitted successors and assigns and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
Section 9.5    Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State.
Section 9.6    Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by either of the parties without the prior written consent of the other party, and any such assignment that is not consented to shall be null and void; provided, that (a) each party hereto may freely assign any of its rights (but not its obligations) under this Agreement to any Affiliate; and (b) the Buyer and its Affiliates may assign their rights (but not its obligations) under this Agreement to any of its financing sources as collateral security. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.
Section 9.7    Enforcement. All disputes arising out of, relating to or in connection with this Agreement, including any question regarding its validity or termination, shall be heard and determined exclusively in the Chancery Court of the State of Delaware. Consistent with the preceding sentence, the parties hereto hereby (i) submit to the exclusive jurisdiction of the Chancery Court of the State of Delaware for the purpose of any dispute arising out of, relating to or in connection with this Agreement brought by any party, (ii) agree that service of process will be validly effected by sending notice in accordance with Section 9.2, and (iii) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such dispute, any claim that it is not subject personally to the jurisdiction of the above-mentioned court, that its property is exempt or immune from attachment or execution, that the dispute is brought in an inconvenient forum, that the venue of the dispute is improper or that this Agreement or the transactions contemplated hereby may not be enforced in or by the above-named court.
Section 9.8    Severability; Amendment and Waiver.
(a)    Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.
(b)    This Agreement may be amended, and the terms hereof may be waived, only by a written instrument signed by each of the parties or, in the case of a waiver, by the party waiving compliance.
(c)    No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege.
Section 9.9    Specific Performance.
(a)    The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by either party in accordance with their specific terms or were otherwise breached (including any failure to take any action required to consummate the transactions contemplated hereby). It is accordingly agreed that each party hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by the other party and to enforce specifically the terms and provisions of this Agreement. Without limiting the generality of the foregoing, the Sellers shall be entitled to obtain any injunction, specific performance or other equitable relief requiring the Buyer to cause amounts required to be paid by it hereunder to be funded and paid in accordance with the terms of this Agreement and otherwise to consummate the transactions contemplated by this Agreement. The foregoing rights are in addition to and without limitation of any other remedy to which a party hereto may be entitled at law or in equity (including, without limitation, a party’s right to sue for Damages for breach of this Agreement). Each party further agrees not to assert that a remedy of specific performance is unenforceable, invalid, contrary to law or inequitable for any reason, nor to assert that a remedy of monetary Damages would provide an adequate remedy. Each party hereby waives (A) any defenses in any action for specific performance, including the defense that a remedy at law would be adequate and (B) any requirement under any law to post a bond or other security as a prerequisite to obtaining equitable relief. Notwithstanding anything to the contrary in this Agreement, all expenses of any party incurred in connection with any action brought by a party relating to the terms and provisions of this Agreement provided for in the foregoing sentence shall be paid by the substantially non-prevailing party.
(b)    the Buyer and each of the Sellers further agree that (a) by seeking any remedy provided for in this Section 9.9, a party shall not in any respect waive its right to seek any other form of relief that may be available to such party under this Agreement and (b) nothing contained in this Section 9.9 shall require any party to institute any action for (or limit any party’s right to institute any action for) specific performance under this Section 9.9 before exercising any other right under this Agreement.
Section 9.10    No Recordation. In no event shall this Agreement or any document or other memorandum related to the subject matter of this Agreement be recorded without the consent of each Seller. The Buyer also agrees not to file any lis pendens or other instrument against the Real Property or any portion thereof in connection herewith.
Section 9.11    Time is of the Essence. The Buyer and the Sellers each agree that time is of the essence with respect to the obligations of the Buyer and the Sellers under this Agreement.
Section 9.12    Counterparts. This Agreement may be executed in one or more counterparts and when executed will be deemed to be an original but all of which taken together will constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or other means of electronic transmission shall be as effective as delivery of a manually executed counterpart of any such agreement.
Section 9.13    Waiver of Jury Trial. EACH PARTY TO THIS AGREEMENT ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.
Section 9.14    Representation. Each of the parties agrees that Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”) may serve as counsel to the Sellers and their respective Affiliates in connection with any matters related to this Agreement and the transactions contemplated hereby, including any litigation, claim or obligation arising out of or relating to this Agreement or the transactions contemplated hereby, notwithstanding any representation by Skadden prior to the Closing Date of either of the Companies and/or any of its Affiliates. Each of the Sellers, the Buyer and the Companies hereby (a) waives any claim it has or may have that Skadden has a conflict of interest or is otherwise prohibited from engaging in such representation and (b) agrees that, in the event that a dispute arises after the Closing between the Buyer, either of the Companies or any of their Affiliates, on the one hand, and any of the Sellers and their respective Affiliates, on the other hand, Skadden may represent such Seller or such Affiliate of a Seller in such dispute even though the interests of such Person(s) may be directly adverse to the Companies or any of their Affiliates and even though Skadden may have represented the Companies or any of their Affiliates in a matter substantially related to such dispute, and even though Skadden may be handling ongoing matters for the Buyer, the Companies or any of their respective Affiliates. Each of the parties also further agrees that, as to all communications among Skadden and the Companies, their Affiliates and/or their respective Representatives that relate in any way to the transactions contemplated by this Agreement or the transactions contemplated hereby (the “Privileged Communications”), the attorney-client privilege and the expectation of client confidence belongs to the Sellers and may be controlled by the Sellers and shall not pass to or be claimed by the Buyer, the Companies or any of their respective Affiliates. The Privileged Communications are the property of the Sellers, and from and after the Closing none of the Buyer, the Companies and their respective Affiliates will seek to obtain such communications, whether by seeking a waiver of the attorney-client privilege or through other means. As to any such Privileged Communications, the Buyer and the Companies, on behalf of themselves and their respective Affiliates and their and their Affiliates’ respective successors and assigns, further agree that no such party may use or rely on any of the Privileged Communications in any action against or involving any of the parties after the Closing. The Privileged Communications may be used by the Sellers and their respective Affiliates (other than the Companies) in connection with any dispute that relates in any way to this Agreement or the transactions contemplated hereby. Notwithstanding the foregoing, in the event that a dispute arises between the Buyer, the Companies or any of its Affiliates and a third party, other than a party to this Agreement or any Affiliate thereof, after the Closing, the Companies and their Affiliates may assert the attorney-client privilege to prevent disclosure of confidential communications by Skadden to such third party; provided that neither the Companies nor any of their Affiliates may waive such privilege without the prior written consent of each Seller.
Section 9.15    Releases.
(a)    Release of Sellers and Seller Released Parties. Effective as of the Closing Date, each of the Buyer, for itself and on behalf of its Affiliates, the Companies, and each of its and their respective successors, heirs and executors (each, a “Buyer Releasor”), hereby irrevocably, knowingly and voluntarily releases, discharges and forever waives and relinquishes all claims, demands, liabilities, defenses, affirmative defenses, setoffs, counterclaims, actions and causes of action of whatever kind or nature, whether known or unknown, which any Buyer Releasor has, may have or might have or may assert now or in the future, against any Seller or any Seller Released Party arising out of, based upon or resulting from any contract, transaction, event, circumstance, action, failure to act or occurrence of any sort or type, whether known or unknown, and which occurred, existed, was taken permitted or begun prior to the Closing Date; provided, that nothing contained in this Section 9.15(a) shall release, discharge, waive or otherwise affect the rights or obligations of any party to the extent set forth in this Agreement or any Ancillary Agreement. The Buyer shall, and shall cause each Buyer Releasor to, refrain from, directly or indirectly, asserting any claim or demand or commencing, instituting or maintaining, or causing to be commenced, any legal or arbitral Proceeding of any kind against any Seller or any Seller Released Party based upon any matter released pursuant to the first sentence of this Section 9.15(a). The parties hereby acknowledge and agree that the execution of this Agreement shall not constitute an acknowledgment of or an admission by any Buyer Releasor, any Seller or any Seller Released Party of the existence of any such claims or of liability for any matter or precedent upon which any liability may be asserted.
(b)    Release of the Companies. Effective as of the Closing Date, each Seller, for itself and on behalf of its Affiliates, including without limitation SCO and Sentinel Data Centers, LLC, and each of its and their respective successors, heirs and executors (each, a “Seller Releasor”), hereby irrevocably, knowingly and voluntarily releases, discharges and forever waives and relinquishes all claims, demands, liabilities, defenses, affirmative defenses, setoffs, counterclaims, actions and causes of action of whatever kind or nature, whether known or unknown, which any Seller Releasor has, may have or might have or may assert now or in the future, against the Companies arising out of, based upon or resulting from any contract, transaction, event, circumstance, action, failure to act or occurrence of any sort or type, whether known or unknown, and which occurred, existed, was taken permitted or begun prior to the Closing Date; provided, that nothing contained in this Section 9.15(b) shall release, discharge, waive or otherwise affect the rights or obligations of any party to the extent set forth in this Agreement, any Ancillary Agreement, or any assignment and assumption agreement pursuant to which Sentinel Data Centers, LLC will have assigned, between the date hereof and the Closing, to either of the Companies the Contracts set forth in Section 6.7 of the Sellers’ Disclosure Schedule. The Seller Releasors shall refrain from, directly or indirectly, asserting any claim or demand or commencing, instituting or maintaining, or causing to be commenced, any legal or arbitral Proceeding of any kind against the Companies based upon any matter released pursuant to the first sentence of this Section 9.15(b). The parties hereby acknowledge and agree that the execution of this Agreement shall not constitute an acknowledgment of or an admission by any party of the existence of any such claims or of liability for any matter or precedent upon which any liability may be asserted.
Section 9.16    Sellers’ Representative.
(a)    Each Seller hereby appoints Todd M. Aaron and Joshua Rabina (collectively, the “Sellers’ Representative”) as agent, proxy, attorney-in-fact and representative of such Seller for all purposes of this Agreement, and each of them hereby agrees to serve in such capacity. Each decision, act, consent or instruction by the Sellers’ Representative on behalf of the Sellers pursuant to this Agreement shall constitute a decision, act, consent or instruction of all of the Sellers and shall be final, binding and conclusive upon all of the Sellers. The grant of authority provided for herein (i) is coupled with an interest and shall be irrevocable and survive the death, incompetency, bankruptcy or liquidation of any Seller and (ii) shall survive the Closing. In furtherance of the foregoing, the Sellers’ Representative shall have the power and authority to take all such actions on behalf of each Seller as the Sellers’ Representative may deem to be in the best interests of the Sellers or otherwise appropriate with respect to the matters related to or arising from this Agreement and the transactions contemplated hereby. Such powers shall include:
(i)    the right to receive, for the benefit of the Sellers, the Cash Purchase Price and any other amounts payable hereunder, including any prorations as determined by the Closing Statement;
(ii)    the right to execute and deliver all notices, certificates, consents and other documents contemplated by or relating to this Agreement and the transactions contemplated hereby;
(iii)    the right to make all determinations and issue such notices and other communications as contemplated by Section 2.4 in connection with all matters involving prorations, credits or adjustments to be made in connection with the Closing;
(iv)    the right to take or refrain from taking any actions (whether by negotiation, settlement, litigation or otherwise) to resolve or settle all matters and disputes arising out of or related to this Agreement and the performance or enforcement of the obligations, duties and rights pursuant to this Agreement;
(v)    the right to engage attorneys, accountants, financial and other advisors and other Representatives necessary or appropriate, in the sole discretion of the Sellers’ Representative, in the performance of its duties under this Agreement;
(vi)    the right to amend or waive the terms of this Agreement in accordance with Section 9.8;
(vii)    the right to take all actions necessary or appropriate in the judgment of the Sellers’ Representative for the accomplishment of the foregoing.
(b)    Notwithstanding anything to the contrary contained herein, (i) the Seller’s Representative shall have no duties or responsibilities under this Agreement except for those expressly set forth herein, (ii) no implied covenants, functions, responsibilities, duties, obligations or liabilities on behalf of any Seller shall otherwise exist against or with respect to the Sellers’ Representative in its capacity as agent, proxy, attorney-in-fact and representative of such Seller and (iii) neither the Sellers’ Representative nor any of its successors, assigns, or Representatives shall have any personal liability in its capacity as agent, proxy, attorney-in-fact and representative of the Sellers with respect to this Agreement or the transactions contemplated hereby. Without limiting the foregoing, each of the Sellers acknowledges and agrees that the Sellers’ Representative shall have no liability to, and shall not be liable for any losses of, any other party hereto or any Affiliate thereof or any Representative of any of the foregoing in connection with any obligations of the Sellers’ Representative under this Agreement or otherwise in respect of the transactions contemplated hereby. The Sellers shall (based on their respective portions of the Cash Purchase Price payable hereunder), but not jointly, indemnify and hold harmless the Sellers’ Representative from any and all losses, and reimburse all documented out-of-pocket fees and expenses, incurred by the Sellers’ Representative in connection with its role as their agent, proxy, attorney-in-fact and representative under this Agreement or the transactions contemplated hereby.
ARTICLE X

INDEMNIFICATION
Section 10.1    Survival. The representations and warranties of the parties contained in this Agreement or in any certificates delivered pursuant to this Agreement will survive the Closing until April 30, 2018; provided, that the Fundamental Reps shall survive the Closing until sixty (60) days past the expiration of the statute of limitations applicable to the matters covered thereby. Notwithstanding the preceding sentence, if written notice of the breach of any representation, warranty, covenant or other agreement giving rise to a right of indemnity has been given in accordance with Section 10.3 or Section 10.6(b) to the party against whom such indemnification may be sought prior to the expiration of such representation or warranty, then such representation, warranty, covenant or other agreement shall survive as to such breach, and such breach only until such time as it is finally resolved. All covenants and other agreements of the parties contained in this Agreement that by their terms apply to or are to be performed in whole or in part after the Closing will survive the Closing until fully performed in in accordance with their terms (provided that (i) all covenants and agreements set forth in Section 10.2(c) and Section 10.2(d) will survive the Closing until sixty (60) days past the expiration of the statute of limitations applicable to the matters covered thereby and (ii) all covenants and agreements set forth in Section 10.2(e) will survive the Closing until April 30, 2019 and Sellers shall have no obligation to indemnify pursuant to such provision thereafter, except as to any claim made prior to such date for Damages resulting from an Action initiated prior to such date by a Governmental Entity against any Purchaser Indemnified Party in respect of the matter set forth on Section 10.2(e) of the Sellers’ Disclosure Schedule); any claims in respect of a breach of any other covenants and other agreements contained in this Agreement shall survive the Closing until April 30, 2018.
Section 10.2    Indemnification by Sellers. Subject to the terms and conditions of this Article X, each Seller shall severally ((i) with respect to any claim under Section 10.2(a) solely to the extent resulting from the failure of any representation or warranty made by such Seller or Section 10.2(b) solely to the extent resulting from a breach of covenant or agreement by such Seller, and (ii) with respect to any other claim under this Section 10.2, based on such Seller’s Pro Rata Portion with respect to the Company to which the applicable indemnification claim relates) and not jointly, indemnify, defend, and hold harmless the Buyer and its equity owners, directors, managers, officers, employees, and Affiliates, and, after the Closing, the Companies and their Subsidiaries (collectively, all of the foregoing the “Purchaser Indemnified Parties”) against any and all Damages actually incurred or suffered by the Purchaser Indemnified Parties to the extent resulting from:
(a)    any failure of any representation or warranty made by the Companies or the Sellers in this Agreement or any certificate delivered pursuant to this Agreement to be true and correct as of the date hereof and as of the Closing; provided, that no Seller shall be required to indemnify, defend or hold harmless any Purchaser Indemnified Party with respect to a breach of any representation or warranty made by another Seller pursuant to Article III;
(b)    any breach of any covenant or agreement to be performed by the Companies or the Sellers pursuant to this Agreement; provided, that no Seller shall be required to indemnify, defend or hold harmless any Purchaser Indemnified Party with respect to a breach of any covenant or agreement made or to be performed by another Seller pursuant to this Agreement;
(c)    any Pre-Closing Taxes or unpaid Selling Expenses;
(d)    NJ Seller will indemnify the Purchaser Indemnified Parties and hold them harmless against the imposition of any liability related to the Engineers’ Union Local 68 Pension Fund (the “Multiemployer Plan”) (including any withdrawal liability related to Multiemployer Plan) related to the services provided by the CBA Employees prior to the Closing Date; or
(e)    the environmental matter described on Section 10.2(e) of the Sellers’ Disclosure Schedule.
Section 10.3    Time Limitations. The Purchaser Indemnified Parties shall have no right to recover any amounts pursuant to Section 10.2, unless on or before the relevant survival date specified in Section 10.1 (the “Survival Date”), the Buyer notifies the Sellers’ Representative in writing in accordance with Section 10.7 of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by the Buyer.
Section 10.4    Limitations on Indemnification of the Purchaser Indemnified Parties.
(a)    The Purchaser Indemnified Parties shall have no right to recover any amounts pursuant to Section 10.2(a) (i) for any single claim or aggregated claims arising out of substantially the same events or circumstances unless the amount of such claim or aggregated claims arising out of substantially the same events or circumstances exceeds Ten Thousand dollars ($10,000) (the “De Minimis”), and (ii) until the total amount of such Damages incurred by the Purchaser Indemnified Parties under Section 10.2(a) and Section 10.2(e), in the aggregate, exceeds Three Million Six Hundred Seventy Five Thousand dollars ($3,675,000) (the “Deductible”), at which point the Purchaser Indemnified Parties will be entitled to recover all Damages in excess of such Deductible incurred or suffered by them; provided, however, that the De Minimis and the Deductible shall not apply to (i) claims pursuant to Section 10.2(a) based on the breach of a Fundamental Rep, (ii) claims pursuant to Section 10.2(b), Section 10.2(c), Section 10.2(d) and Section 10.2(e) and (iii) claims based on fraud.
(b)    The Purchaser Indemnified Parties shall have no right to recover any amounts pursuant to Section 10.2(e) until the total amount of such Damages incurred by the Purchaser Indemnified Parties under Section 10.2(e), in the aggregate, exceeds One Hundred Thousand dollars ($100,000) (the “Environmental Special Indemnity Deductible”), in which case the Purchaser Indemnified Parties will be entitled to recover all Damages in excess of the Environmental Special Indemnity Deductible incurred or suffered by them to the extent indemnifiable pursuant to Section 10.2(e). For the avoidance of doubt, (x) the Environmental Special Indemnity Deductible shall apply only to claims pursuant to Section 10.2(e) and (y) notwithstanding the foregoing, any Damages resulting from the environmental matter described on Section 10.2(e) of the Sellers’ Disclosure Schedule shall count towards both the Environmental Special Indemnity Deductible and the Deductible.
(c)    The aggregate liability of the Sellers for Damages under Section 10.2 shall be limited to Seven Million Three Hundred Fifty Thousand dollars ($7,350,000) (the “Cap”); provided, however, the Cap shall not apply to (i) claims pursuant to Section 10.2(a) based on the breach of a Fundamental Rep and (ii) claims based on fraud; provided, further, that any amounts paid by Sellers in respect of a claim specified in the preceding proviso shall count towards the Cap, i.e., be taken into account in determining whether a Seller is liable in respect of a claim that is subject to the Cap. Notwithstanding anything to the contrary herein, the aggregate liability of each Seller under this Agreement shall not exceed the portion of the Cash Purchase Price actually received by such Seller.
(d)    Payments by an Indemnifying Party pursuant to Section 10.2 in respect of any Damages shall be limited to the amount of any liability or Damages that remains after deducting therefrom any insurance proceeds actually received by the Indemnified Party, any indemnity, contribution or other similar payment actually received by the Indemnified Party (or the Companies) and any Tax benefits actually realized by any Indemnified Party in respect of any such claim. The Indemnified Party shall use its commercially reasonable efforts (which shall not include instituting litigation) to recover under any applicable insurance policies or indemnity, contribution or other similar agreements for any Damages.
(e)    Notwithstanding anything to the contrary in this Agreement, including this Article X, (but subject to the proviso of this sentence) the Purchaser Indemnified Parties shall have no right to recover any Damages or other amounts in respect of Taxes pursuant to Section 10.2 to the extent such Taxes are incurred as a result of any action taken by any Purchaser Indemnified Party (other than, for the avoidance of doubt, any action taken by the Companies prior to the Closing); provided, however, that notwithstanding the foregoing, nothing in this sentence shall limit the Purchaser Indemnified Parties' ability to recover any Taxes or other Damages, whenever or however incurred, that result from a breach of Section 4.6(d).
Section 10.5    Subrogation and Rights. The Sellers (a) expressly waive any rights of indemnification of the Sellers against Companies for acts, circumstances, and events that give rise to indemnification obligations of the Sellers arising under this Article X (other than Section 10.2(e)), and (b) agree and acknowledge that they will have no right of contribution from, or right of subrogation against, Companies in the event they are required to take, or refrain from taking, any action, whether by the payment of money or otherwise, as a result of this Article X (other than Section 10.2(e)). Notwithstanding the forgoing, the parties hereto agree that (i) with respect to any claims by any Purchaser Indemnified Party pursuant to Section 10.2(e) against any Seller that are paid by such Seller, such Seller shall be subrogated to, and be entitled to benefits of, all rights, claims and remedies of any Company against any other Person, including Linde, LLC and its Affiliates, and (ii) the Buyer will, and will cause all Purchaser Indemnified Parties to, fully cooperate (including by assigning any relevant rights, claims and remedies) in the Seller’s enforcement of any such rights, claims and remedies against such other Person.
Section 10.6    Indemnification by Buyer.
(a)    Subject to the terms and conditions of this Article X, the Buyer will indemnify, defend, and hold harmless the Sellers and its equity owners, directors, managers, officers, employees, and Affiliates (collectively, the “Seller Indemnified Parties”) against any and all Damages actually incurred or suffered by the Seller Indemnified Parties to the extent resulting from: (i) any failure of any representation or warranty made by the Buyer in this Agreement or any certificate delivered pursuant to this Agreement to be true and correct as of the date hereof and as of the Closing; and (ii) any breach of any covenant or agreement to be performed by the Buyer pursuant to this Agreement.
(b)    The Seller Indemnified Parties shall have no right to recover any amounts pursuant to Section 10.6(a)(i) or (a)(ii) unless on or before the Survival Date, the Sellers’ Representative notifies the Buyer in writing in accordance with Section 10.7 of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by the Sellers’ Representative.
(c)    The Seller Indemnified Parties shall have no right to recover any amounts pursuant to Section 10.6(a)(i) (i) for any single claim or aggregated claims arising out of substantially the same events or circumstances unless the amount of such claim or aggregated claims arising out of substantially the same events or circumstances exceeds the De Minimis and (ii) until the total amount of such Damages incurred by the Seller Indemnified Parties under Section 10.6(a)(i), in the aggregate, exceeds the Deductible, at which point the Seller Indemnified Parties will be entitled to recover all Damages in excess of the Deductible incurred or suffered by them; provided, however, that the De Minimis and the Deductible shall not apply to (i) claims pursuant to Section 10.6(a)(i) based on the breach of a Fundamental Rep, (ii) claims based on fraud, and (iii) claims pursuant to Section 10.6(a)(ii), including for breach of the covenant to pay the Cash Purchase Price as set forth in this Agreement.
(d)    The aggregate liability of the Buyer for Damages under Section 10.6(a) shall not exceed the Cap; provided, however, that the Cap shall not apply to (i) claims pursuant to Section 10.6(a)(i) based on the breach of a Fundamental Rep and (ii) claims based on fraud; provided, further, that any amounts paid by the Buyer in respect of a claim specified in the preceding proviso shall count towards the Cap, i.e., be taken into account in determining whether the Buyer is liable in respect of a claim that is subject to the Cap. Notwithstanding anything to the contrary herein, the aggregate liability of the Buyer under this Agreement shall not exceed the Cash Purchase Price.
Section 10.7    Indemnification Procedures.
(a)    Except as otherwise provided in Article VIII with respect to certain Tax matters, if any Person who or which is entitled to seek indemnification under Section 10.2 or 10.6 (an “Indemnified Party”) receives notice of the assertion or commencement of any Third Party Claim against such Indemnified Party with respect to which the Person against whom or which such indemnification is being sought (an “Indemnifying Party”) is obligated to provide indemnification under this Agreement, the Indemnified Party will give such Indemnifying Party reasonably prompt written notice thereof; provided, however, that if the Indemnified Party receives a complaint, petition, or any other pleading in connection with a Third Party Claim which requires the filing of an answer or other responsive pleading, the Indemnified Party shall furnish the Indemnifying Party with a copy of such pleading at least ten (10) Business Days prior to the date a responsive pleading thereto is required to be filed (or promptly upon receipt by the Indemnified Party, if the Indemnified Party receives such complaint, petition or other pleading within such ten day period). Such notice by the Indemnified Party will describe the Third Party Claim in reasonable detail, will include copies of all available material written evidence thereof, and will indicate the estimated amount, if reasonably practicable, of the Damages that have been or may be sustained by the Indemnified Party. The Indemnifying Party will have the right to participate in the defense of such Third Party Claim at the Indemnifying Party’s expense, or at its option (subject to the limitations set forth in this Section 10.7(a)) to assume the defense of thereof by appointing a recognized and reputable counsel to be the lead counsel in connection with such defense; provided that:
(i)    The Indemnifying Party must give the Indemnified Party written notice of its election to assume control of the defense of the Third Party Claim within ten (10) Business Days of the Indemnifying Party’s receipt of notice of the Third Party Claim. However, if the Indemnifying Party disputes any liability in connection with such matter, the Indemnifying Party may give the Indemnified Party written notice of its disclaimer of liability within ten (10) days of the Indemnifying Party’s receipt of notice of the Third Party Claim.
(ii)    The Indemnified Party shall be entitled to participate in the defense of the Third Party Claim and to employ a reputable counsel of its choice for such purpose; provided that the fees and expenses of such separate counsel shall be borne by the Indemnified Party, except that the Indemnifying Party shall pay (i) any reasonable fees and expenses of such separate counsel that are incurred prior to the date the Indemnifying Party effectively assumes control of such defense and (ii) the fees and expenses of such separate counsel if the Indemnified Party has been advised by counsel that a reasonable likelihood exists of a conflict of interest between the Indemnifying Party and the Indemnified Party.
(iii)    The Indemnifying Party shall not be entitled to assume control of the defense of the Third Party Claim (unless otherwise agreed to in writing by the Indemnified Party) and shall pay, except where the Indemnifying Party disclaims liability, the reasonable fees and expenses of counsel retained by the Indemnified Party if (A) the Third Party Claim relates to or arises in connection with any criminal or quasi-criminal proceeding, action, indictment, allegation or investigation, (B) the Third Party Claim seeks injunctive or other equitable relief applicable to the Indemnified Party, or (C) the Indemnifying Party fails to take reasonable steps necessary to defend diligently the Third Party Claim within ten (10) Business Days after receiving written notice from the Indemnified Party that the Indemnified Party reasonably believes (upon having received advice from reputable counsel) that the Indemnifying Party has failed to take such steps.
(iv)    If the Indemnifying Party has assumed the control and defense of a Third Party Claim, without the prior written consent of the Indemnified Party, the Indemnifying Party will not enter into any settlement of any Third Party Claim that would lead to loss, liability, or create any financial or other obligation on the part of the Indemnified Party for which the Indemnified Party is not entitled to indemnification hereunder, or which provides for injunctive or other non-monetary relief applicable to the Indemnified Party, or does not include an unconditional release of all Indemnified Parties. If the Indemnified Party has assumed the control and defense of a Third Party Claim and the Indemnifying Party disputes its liability with respect thereto, without the prior written consent of the Indemnifying Party, the Indemnified Party will not enter into any settlement of any Third Party Claim that would lead to loss, liability, or create any financial or other obligation on the part of the Indemnifying Party for which the Indemnifying Party is not entitled to indemnification hereunder, or which provides for injunctive or other non-monetary relief applicable to the Indemnifying Party, or does not include an unconditional release of all Indemnified Parties.
(b)    Any claim by an Indemnified Party on account of Damages that does not result from a Third Party Claim (a “Direct Claim”) will be asserted by giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) Business Days after the Indemnified Party becomes aware of such Direct Claim. Such notice by the Indemnified Party will describe the Direct Claim in reasonable detail, will include copies of all available material written evidence thereof, and will indicate the estimated amount, if reasonably practicable, of Damages that has been or may be sustained by the Indemnified Party. The Indemnifying Party will have a period of five (5) Business Days within which to respond in writing to such Direct Claim. If the Indemnifying Party does not so respond within such five (5) Business Day period, the Indemnifying Party will be deemed to have rejected such claim, in which event the Indemnified Party will be free to pursue such remedies as may be available to the Indemnified Party at the Indemnifying Party’s expense pursuant to the terms and subject to the provisions of this Agreement.
(c)    A failure to give timely notice or to include any specified information in any notice as provided in Section 10.7(a) or (b) will not affect the rights or obligations of any party, except and only to the extent that, as a result of such failure, any party that was entitled to receive such notice was deprived of its right to recover any payment under its applicable insurance coverage or was otherwise materially prejudiced as a result of such failure.
Section 10.8    Other Indemnification Provisions.
(a)    Exclusive Remedy. Other than (i) claims for fraud and (ii) matters governed by Section 2.4 (to which matters this Article X shall not apply), the indemnification provisions of this Article X shall be the sole and exclusive remedy of the Indemnified Parties and their respective Affiliates with respect to claims under, or otherwise relating to the transactions that are the subject of, this Agreement, whether sounding in contract, tort or otherwise, and whether asserted against the Companies, their respective officers, directors or employees, the Sellers or any other Person. Each of the parties hereto, on behalf of itself and its equity owners, directors, managers, officers, employees, and Affiliates, agrees not to bring any actions or proceedings, at Law, equity or otherwise, against any other party or its and its equity owners, directors, managers, officers, employees, and Affiliates, in respect of any breach or alleged breach of any representation, warranty, covenant and agreement in this Agreement, except pursuant to the express provisions of this Article X. Notwithstanding the foregoing restrictions, each Party to this Agreement shall be entitled to bring an action for injunctive or other equitable relief to enforce the terms of this Agreement, including specific performance, and no limitation or condition of liability provided in this Article X shall apply to any claim arising from fraud or criminal misconduct by a Party.
(b)    Purchaser Knowledge. The right to indemnification or other remedy based upon the representations, warranties, covenants and agreements shall not be affected by any investigation (including any environmental investigation or assessment) conducted or any knowledge acquired or capable of being acquired at any time prior to the Closing, with respect to the accuracy or inaccuracy of or compliance with any such representations, warranties, covenants and agreements, except to the extent the Sellers prove that the Buyer had actual knowledge prior to the Closing (without imputation from others) of a breach of a representation or warranty, other than in respect of the matters described in Section 10.2(c), Section 10.2(d) and Section 10.2(e).
(c)    Materiality Scrape. For purposes of calculating the amount of any Damages, but not for purposes of determining whether a breach of a representation or warranty has occurred, any and all references qualified by concepts of “materiality” or “Material Adverse Effect” shall be disregarded.
(d)    Consequential Damages. In no event shall any Indemnifying Party be liable under this Agreement for punitive damages, except to the extent such Damages are awarded in a Third Party Claim to a third party that is not an Affiliate of the applicable Indemnified Party.
(e)    Prorations. In no event shall any Indemnifying Party be liable under this Agreement for any liability or other amount (including any Damages associated with any such liability or amount) to the extent such liability or other amount was taken into account in preparing the Proration Statements in Section 2.4.
(f)    Additional Conditions Related to Indemnification Pursuant to Section 10.2(e). With respect to the environmental matter described in Section 10.2(e) of the Sellers’ Disclosure Schedule, to the extent Buyer intends to undertake action subject to indemnification, Buyer shall provide reasonable advance notice to Sellers’ Representative regarding such action in writing, which notice shall include sufficient detail regarding the planned action and the projected cost of the planned action to allow Sellers’ Representative to evaluate such proposed action. Buyer shall provide Sellers’ Representative with a reasonable opportunity to comment on Buyer’s proposed action. Buyer shall promptly provide copies to Sellers’ Representative of all notices, correspondence, draft reports, submissions, work plans, and final reports and shall give Sellers’ Representative a reasonable opportunity to comment on any submissions Buyer intends to deliver or submit to the appropriate regulatory body prior to said submission, to the extent that Buyer believes it is legally required to submit reports or correspondence to a regulatory agency, and Buyer shall allow Sellers’ Representative to participate in any meetings (in person or by other means) relating to such matter with governmental officials. For purposes of clarification, Sellers’ Representative’s participation (or decision not to participate) in any action Buyer may take with respect to the environmental matter described in Section 10.2(e) of the Sellers’ Disclosure Schedule, as set forth in this section or otherwise, shall not be construed or interpreted as a waiver of Sellers’ rights under this Agreement, including the limitations in this Agreement with respect to indemnification for the environmental matter described in Section 10.2(e) of the Sellers’ Disclosure Schedule.
Section 10.9    Escrow; Representation and Warranty Policy.
(a)    Escrow Release. The escrow period shall terminate on the Escrow Release Date (the “Escrow Period”); provided, however, that any portion of the Indemnity Escrow Amount that is necessary to satisfy any unsatisfied or unresolved claims delivered to the Sellers’ Representative in writing prior to termination of the Escrow Period and pursuant to the terms of this Article X, shall not be payable to the Sellers pursuant to Section 2.7 until all such claims have been resolved; provided, further, that the Special Indemnity Escrow Amount shall not be payable to the Sellers pursuant to Section 2.7 until the first anniversary of the termination of the Escrow Period; provided, further, that any portion of the Special Indemnity Escrow Amount that is necessary to satisfy any unsatisfied or unresolved claims delivered to the Sellers’ Representative in writing prior to the first anniversary of the termination of the Escrow Period shall not be payable to the Sellers pursuant to Section 2.7 until all such claims have been resolved.
(b)    Representation and Warranty Policy. At or prior to the Closing, the Buyer shall be entitled to obtain, at the Buyer’s expense a buy side representation and warranty insurance policy (the “Representation and Warranty Policy”). The Buyer shall cause any such Representation and Warranty Policy to include an express waiver by the insurer(s) that issue such policy of any and all rights of subrogation which such insurer(s) might have under such or otherwise to any claims of the Buyer against the Sellers or their Affiliates, or any of their respective Representatives (all of which shall be express third party beneficiaries of such waiver) under this Agreement, it being agreed that such waiver of subrogation may include an exception for fraud. Notwithstanding anything to the contrary contained in this Agreement, nothing in this Agreement shall limit the Buyer’s (or any of its Affiliates’) ability to make a claim under the Representation and Warranty Policy. The Sellers and the Companies shall reasonably cooperate with the Buyer in the procurement of the Representation and Warranty Policy, provided that neither the Companies nor the Sellers shall be obligated to make any commitments, or to incur any fees, expenses or liability in connection therewith. The parties acknowledge and agree, (i) the Buyer’s failure to obtain the Representation and Warranty Policy shall not be deemed to give rise to the failure of any condition to the Closing be satisfied, and (ii) none of the Sellers shall have any liability with respect to the procurement (or its failure) of the Representation and Warranty Policy or with respect to any Purchaser Indemnified Party to recover any amounts thereunder.
(c)    Notwithstanding anything to the contrary herein, (i) except for claims pursuant to Section 10.2(a) based on the breach of a Fundamental Rep, any claim against a Seller under Section 10.2 shall be satisfied exclusively from the funds in the Escrow Account and/or the Representation and Warranty Policy, (ii) whether or not the Escrow Account and/or the coverage limit of the Representation and Warranty Policy are exhausted, no Purchaser Indemnified Party shall have any right to recover any amounts from any Seller, provided that, notwithstanding the foregoing, the Purchaser Indemnified Parties shall be entitled to recover directly from the Sellers amounts that are payable in respect of (x) claims pursuant to Section 10.2(a) based on the breach of a Fundamental Rep, (y) claims based on fraud and (z) claims pursuant to Section 10.2(c), Section 10.2(d) or Section 10.2(e) (but in each case subject to the Cap) in each case of (x), (y) and (z), to the extent the Escrow Account and the coverage limit of the Representation and Warranty Policy are exhausted, and (iii) the Special Indemnity Escrow Amount shall be solely available for the satisfaction of claims pursuant to Section 10.2(c), Section 10.2(d) or Section 10.2(e) (but in each case subject to the Cap) and no Purchaser Indemnified Party shall have any right to recover any amounts from the Special Indemnity Escrow Amount with respect to any other claims.
ARTICLE XI

TERMINATION
Section 11.1    Termination. This Agreement may be terminated at any time prior to the Closing:
(a)    by the written consent of the Buyer and the Sellers’ Representative;
(b)    by the Buyer, if there has been a breach by any Company or any Seller of any covenant, representation, or warranty contained in this Agreement that would prevent or has prevented the satisfaction of any condition to the obligations of the Buyer, as applicable, at the Closing, and such breach has not been waived by the Buyer, as applicable, or, cannot be or has not been cured by the Companies or the Seller by the Outside Date (as defined below);
(c)    by the Sellers’ Representative, if there has been a breach by the Buyer of any covenant, representation, or warranty contained in this Agreement that would prevent or has prevented the satisfaction of any condition to the obligation of the Sellers at the Closing, and such breach has not been waived by the Sellers’ Representative or, cannot be or has not been cured by the Buyer, as applicable, by the Outside Date; or
(d)    the Buyer or the Sellers’ Representative if the transactions contemplated hereby have not been consummated by the sixtieth (60th) day following the date hereof (“Outside Date”); provided, however, that (i) the Buyer or the Sellers’ Representative, as applicable, will not be entitled to terminate this Agreement pursuant to this Section 11.1(d) if the Buyer’s breach of this Agreement, on the one hand, or the Companies’ or any Seller’s breach of this Agreement, on the other hand, has prevented the consummation of the transactions contemplated by this Agreement.
(e)    by the Buyer if (i) all conditions set forth in Section 7.2 have been satisfied or, to the extent permitted under applicable Law and the terms and conditions of this Agreement, waived (other than those conditions that by their nature have to be satisfied at the Closing) and (ii) the Buyer has notified the Sellers in writing that it is ready, willing and able to consummate the transactions contemplated by this Agreement and the Sellers fail to consummate the transactions contemplated by this Agreement within five (5) Business Days following such notification; and
(f)    by the Sellers’ Representative if (i) all conditions set forth in Section 7.1 have been satisfied or, to the extent permitted under applicable Law and the terms and conditions of this Agreement, waived (other than those conditions that by their nature have to be satisfied at the Closing) and (ii) the Sellers’ Representative has notified the Buyer in writing that the Sellers are ready, willing and able to consummate the transactions contemplated by this Agreement and the Buyer fails to consummate the transactions contemplated by this Agreement within five (5) Business Days following such notification.
Section 11.2    Effect of Termination. If this Agreement is terminated pursuant to Section 11.1, written notice thereof shall forthwith be given by the terminating party to the other parties hereto, and this Agreement will thereupon terminate and become void and have no force or effect, and the transactions contemplated hereby shall be abandoned without further action by the parties hereto, except that this Article XI and Article IX shall survive such termination; provided, however, that (a) the Buyer will not be released from liability hereunder if this Agreement is terminated and the transactions abandoned by reason of (i) failure of the Buyer to have performed its material obligations under this Agreement or (ii) any material misrepresentation made by the Buyer of any matter set forth in this Agreement and (b) the Companies and the Sellers will not be released from liability hereunder if this Agreement is terminated and the transactions abandoned by reason of (i) failure of any of the Companies or any Seller to have performed its or his material obligations under this Agreement or (ii) any material misrepresentation made by the Companies or any Seller of any matter set forth in this Agreement. Nothing in this Section 11.2 will relieve any party to this Agreement of liability for breach of any provision of this Agreement which specifically survives termination hereunder, subject to the express terms and limitations set forth in this Agreement, or fraud.
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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their duly authorized officers, all as of the date first written above.
SENTINEL PROPERTIES – DURHAM, LLC

By    /s/ Todd Aaron
    Name: Todd Aaron
    Title: Co-President

RUSSO-SOMERSET, LLC

By    /s/ Edward Russo
    Name: Edward Russo
    Title: Manager

SENTINEL PROPERTIES - FRANKLIN, LLC

By    /s/ Joshua B. Rabina
    Name: Joshua B. Rabina
    Title: Co-President

SENTINEL NC-1, LLC

By    /s/ Todd Aaron
    Name: Todd Aaron
    Title: Co-President

800 COTTONTAIL, LLC

By    /s/ Joshua B. Rabina
    Name: Joshua B. Rabina
    Title: Co-President

Signature Page to
Transaction Agreement

CYRUSONE LP
By: CyrusOne GP, its general partner
By: CyrusOne Inc., its trustee

By    /s/ Gary J. Wojtaszek
    Name: Gary J. Wojtaszek
Title: President and Chief Executive Officer

Signature Page to
Transaction Agreement